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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2003

REGISTRATION STATEMENT NO. 333-108380

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VCAMPUS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	8299 (Primary Standard Industrial Classification Code Number)	54-1290319 (I.R.S. Employer Identification No.)
1850 Centennial Park Drive, Suite 200 Reston, Virginia 20191 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Narasimhan P. Kannan
Chairman and Chief Executive Officer
VCampus Corporation
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(703) 893-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin A. Prakke, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000
Fax (919) 781-4865

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	1,052,144 shares	$1.39	$1,462,480.16	$118.32

(1)
Excludes a total of 2,595,212 shares for which the Registrant has previously paid the registration fee, consisting of the shares listed for registration in the fee table in the original registration statement on Form S-1 (No. 333-108380) filed with the commission on August 29, 2003. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(2)
Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock on the Nasdaq SmallCap Market on December 8, 2003, in accordance with Rule 457.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        In accordance with Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus which will also cover the 1,169,874 shares of common stock (as adjusted for the 1-for-10 reverse stock split effected in July 2002) registered under the Registrant's earlier Registration Statement No. 333-91548.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2003

The information in this prospectus is not complete. It might change. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

4,817,230 SHARES

VCAMPUS CORPORATION

COMMON STOCK

        This is a resale prospectus for the resale of up to 4,817,230 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "VCMP." On December 8, 2003, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.39 per share.

        The selling stockholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is                        , 2003.

PROSPECTUS SUMMARY

About VCampus

        VCampus Corporation is a provider of outsourced e-learning services. We manage and host Internet-based learning environments for corporations, government agencies, institutions of higher education, and associations. Our services cover a broad range of e-learning programs, from enrollment and payment to course development and delivery, as well as tracking of students' progress and reporting of results. VCampus was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 and our telephone number at that address is (703) 893-7800.

        We have incurred significant losses since our inception in 1984, including net losses attributable to common stockholders of $14.0 million, $6.6 million and $7.1 million for the years ended December 31, 2000, 2001 and 2002. We also incurred a net loss attributable to common stockholders of approximately $4.9 million for the nine months ended September 30, 2003. As of September 30, 2003, we had an accumulated deficit of $89.1 million. We expect losses from operations to continue until our online revenue stream matures.

        Through our proprietary software we provide customers with comprehensive services on an outsourced, or hosted, basis. We believe that its outsourced hosting approach to web-based e-learning services provides significant business advantages to our customers. We charge customers a relatively low upfront fee to establish a customized virtual campus, or "vcampus", and then charge customers on either a subscription or usage basis for the service on an ongoing basis. We believe this model creates a consistent revenue stream, as well as a "backlog" of revenue for VCampus related to online tuition arrangements. VCampus recognizes online tuition revenue that is guaranteed by commitments on a straight-line basis over the life of a contract. Thus a "backlog" of revenue is created through contracts that include committed revenues (or subscription basis contracts) that are worked off as the contract is fulfilled. We believe that these factors, particularly when combined with the relatively high switching costs customers incur to change e-learning service providers, provide a solid revenue base for VCampus.

        Our goal is to be the leading service provider of integrated e-learning services by helping customers improve their performance and achieve their goals. Our primary target markets are the government, corporate training and higher education distance learning markets. As a result of the significant reduction in revenues and market capitalizations of many companies in the telecommunications market over the past few years (i.e., the Dow Jones U.S. Telecommunications Market Index lost 64% of its value between February 2000 and December 2002), we experienced high customer turnover due to heavy exposure to telecommunications customers who either went out of business or eliminated or serious curtailed their e-learning spending. Since 2001, we have intentionally broadened our customer base to reduce the vulnerability to a downturn in any one particular market. In 2002, our online tuition revenues were balanced fairly equally among the government, corporate training and higher education distance learning segments.

        Our primary marketing goals are to identify and attract organizations that offer large potential relationships with VCampus. We are targeting industries and organizations that require mandatory training, reach a large potential audience and are well served by our e-learning services. Primary market segments targeted by us include the federal government, the healthcare, insurance, financial services/banking, pharmaceuticals and manufacturing industries, and institutes of higher education offering extensive adult distance learning.

        We currently offer approximately 3,600 online courses. To date we have delivered more than 2.7 million courses to more than 740,000 desktops/users.

The Offering

        The shares being offered for resale under this prospectus consist entirely of outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us	None
Shares of common stock which may be sold by the selling stockholders	4,817,230(1)
Use of proceeds	We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.
Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.
Nasdaq SmallCap Market Trading Symbol	VCMP

(1)
Includes: (a) 64,285 shares of common stock issuable upon conversion of the principal amount of convertible promissory notes; (b) 10,285 shares of common stock issuable upon conversion of the interest estimated to accrue on the convertible promissory notes until maturity; and (c) 1,437,723 shares of common stock issuable upon exercise of warrants.

RISK FACTORS

        You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

        If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

        We have incurred losses and anticipate future losses, which could have an adverse impact on your investment.     We have incurred significant losses since our inception in 1984, including net losses attributable to common stockholders of $14.0 million, $6.6 million and $7.1 million for the years ended December 31, 2000, 2001 and 2002. We also incurred a net loss attributable to common stockholders of approximately $4.9 million for the nine months ended September 30, 2003. As of September 30, 2003, we had an accumulated deficit of $89.1 million, stockholders' equity of $2.6 million and a working capital deficit of $0.2 million. We expect losses from operations to continue until our online revenue stream matures. For these and other reasons, we cannot assure you that we will ever operate profitably, which could have an adverse impact on your investment.

        If we do not have the resources to meet our business objective, we might not survive or be successful.    Our key objective is to be the leading service provider of integrated e-learning solutions. Pursuing this objective may significantly strain our administrative, operational and financial resources. We cannot assure you that we will have the operational, financial and other resources to the extent required to meet our online business objective, which means we might not survive or be successful.

        Failure to raise additional capital, as and when needed, could prevent us from executing our business strategy and could prevent us from maintaining compliance with Nasdaq listing standards.    If we are not able to generate sufficient cash for ongoing operations, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

  •
  to build our core online business;

  •
  to fund our operating expenses; and

  •
  to maintain compliance with Nasdaq listing requirements.

        We cannot assure you that additional funds will be available if and when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

        Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced, or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we have issued in the past and may issue in the future do have and could have rights, preferences or privileges senior to your rights as a holder of our common stock.

        If we fail to maintain compliance with our Nasdaq SmallCap Market listing, the value and liquidity of your shares could be impaired.    Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. In February 2002, Nasdaq notified us that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. In June 2002, we implemented a 1-for-10 reverse stock split in an effort to regain compliance with the minimum bid price requirement. After effecting the reverse stock split, Nasdaq notified us that we had regained compliance with the minimum bid price requirement. On December 8, 2003, the closing sale price of our common stock was $1.39 per share. Nevertheless, we may be unable to maintain our bid price above the minimum bid price requirement required for continued listing on the Nasdaq SmallCap Market. In addition, if we continue to experience losses from our operations or if we are unable to raise additional funds as needed, we may not be able to maintain compliance with the minimum $2.5 million stockholders' equity requirement for continued listing on the Nasdaq SmallCap Market. At September 30, 2003, our stockholders' equity was $2.6 million.

        The Nasdaq SmallCap Market and the Nasdaq Over-the-Counter Bulletin Board are significantly less active markets than the Nasdaq National Market. You could find it more difficult to dispose of your shares of our common stock than if our common stock were listed on the Nasdaq National Market.

        If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares, and the price at which you could sell your shares, of our common stock could be adversely affected. At September 30, 2003, VCampus had total equity of slightly less than $2.6 million, which barely meets the minimum Nasdaq SmallCap Market listing requirement of $2.5 million.

        If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to retain existing and obtain new customers. The ability to continue and form new strategic relationships may be negatively impacted. As a result, delisting could result in a negative impact our customer base and revenue, and, consequently, a negative impact on your investment.

        The large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock.    A large number of shares of common stock already outstanding, along with shares issuable upon exercise of options or warrants or conversion of preferred stock and convertible notes, is eligible for resale, which may adversely affect the market price of our common stock. As of November 15, 2003, we had 5,158,412 shares of common stock outstanding, another 64,285 shares were issuable upon conversion of convertible notes and another 2,786,986 shares upon exercise of outstanding warrants and options. Substantially all of the shares subject to outstanding warrants and options will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 or Rule 144 promulgated thereunder. Some of the shares that are or will be eligible for future sale have been or will be issued at discounts to the market price of our common stock on the date of issuance. In June 2003, we issued approximately 3,000,000 shares of common stock and warrants to purchase a total of 20% of that number in connection with the conversion of all of the outstanding shares of preferred stock. Resales or the prospect of resales of these shares may have an adverse effect on the market price of our common stock.

        Our substantial dependence on third-party relationships could impair our ability to achieve our business objectives and serve our customers.    We rely on maintaining and developing relationships with customers, academic and government institutions and businesses that provide content for our products and services and with companies that provide the Internet and related telecommunications services used to distribute our products and services to customers.

        We have relationships with a number of customers, academic institutions and businesses that provide us with course content for our online products and services. Some of the agreements we have entered into with these content providers limit our use of their course content, some do not cover use of any future course content and most may be terminated by either party upon breach or bankruptcy. Our ASP-based business model is not compatible with the business models of certain content providers which may lead them to terminate the future licensing of existing and new course content to us or fail to make this content available to us at commercially reasonable rates or terms necessary for success under our business model. Given our plans to introduce additional online courses in the future, we will need to license new course content from existing and prospective content providers. However we might not be able to maintain and modify, if necessary, our existing agreements with content providers, or successfully negotiate agreements with prospective content providers. If the fees we pay to acquire or distribute content increase, our operating costs and results of operations could be adversely affected. We might not be able to license course content at commercially reasonable rates or at all.

        We depend heavily on third-party providers of Internet and related telecommunications services. In order to reach customers, our products and services have to be compatible with the web browsers they typically use. Our customers have access to us through their arrangements with Internet service providers.

        For the customers, academic and government institutions and businesses that provide content for our products and services, the companies that provide the Internet and related telecommunications services used to distribute our products and services to customers, and the web-site operators that provide links to our company web-sites, we cannot assure you that:

  •
  they regard their relationships with us as important to their own businesses and operations;

  •
  they will not reassess their commitment to our products or services at any time in the future;

  •
  they will not develop their own competitive products or services;

  •
  the products or services by which they provide access or links to our products or services will achieve market acceptance or commercial success; or

  •
  our relationships with them will result in successful product or service offerings or generate significant revenues.

        If one or more of these entities fail to achieve or maintain market acceptance or commercial success, or if one or more of the entities that do succeed decide to end their relationship with us, we might not be able to generate sufficient revenues to be successful and your investment would be impaired.

        We operate in a highly competitive industry and may not be able to compete effectively.    The market for educational and training products and services is highly competitive and we expect that competition will continue to intensify. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for online educational and training products and services in the near future.

        A number of our existing competitors, as well as a number of potential new competitors (including some of our strategic partners), have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In the past few years, a number of our customers have demanded upgrades to our technology platform. Our relatively limited capital resources might not afford us a full opportunity to meet these demands. Recently, we have noticed that some of the more widely available online course offerings, particularly those targeted to the corporate training market, are increasingly competing primarily on price, which commoditization drives down margins for all competitors in our industry. In competing against us, our strategic partners could use information obtained from us to gain an additional competitive advantage over us. Our current and potential competitors might develop products and services that are superior to ours or that achieve greater market acceptance than ours. We might not compete effectively and competitive pressures might prevent us from acquiring and maintaining the customer base necessary for us to be successful.

        As the revenue potential for online delivery of educational and training courses continues to grow, the market is likely to attract a number of large, well capitalized competitors seeking to diversify their revenue streams into this market. Not only will some of these potential competitors be well capitalized and be willing to operate in the market at a loss to build market share, they may also acquire and/or substantially fund our other competitors which could weaken demand for our products and make it more difficult for us to reach or even prevent us from reaching profitability.

        The loss of services of any member of our key personnel could prevent us from adequately executing on our business strategy.    Our future success depends on the continued contributions of our key senior management personnel, consisting of Narasimhan Kannan, Chief Executive Officer, Christopher Nelson, Chief Financial Officer, Daniel Neal, Chief of Strategic Partnerships, and Ron Freedman, Senior Vice President of Worldwide Sales and Marketing, some of whom have worked together for only a short period of time. We do not maintain "key man" life insurance on any of our executive officers. The loss of services of any of our key management personnel, whether through resignation or other causes, or the inability to attract qualified personnel as needed, could prevent us from adequately executing on our business strategy.

        Our results of operations have fluctuated significantly from period to period, and a failure to meet the expectations of investors or the financial community at large could result in a decline in our stock price.    Our expense levels are based in part on our expectations as to future revenues. Quarterly sales and operating results generally depend on the online revenues and development and other revenues, which are difficult to forecast. In addition, past results have shown our business to be subject to a material adverse seasonality associated with the large number of holidays in the calendar fourth quarter. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall would have an immediate adverse impact on our business and financial condition.

        Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

  •
  demand for online education;

  •
  the budgeting cycles of customers, particularly in the government sector;

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  seasonality of revenues corresponding to academic calendars;

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  capital expenditures and other costs relating to the expansion of operations;

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  the introduction of new products or services by us or our competitors;

  •
  the mix of the products and services sold and the channels through which those products and services are sold;

  •
  pricing or accounting changes; and

  •
  general economic conditions.

        As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on us. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline.

        We rely on significant customers, and if we fail to maintain and develop relationships with such customers, we might not generate revenues necessary to achieve our business objectives.    A significant portion of our revenues is generated by a limited number of customers. We expect that we will continue to depend on large contracts with a limited number of significant customers through the near future. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. Most of our customers have no obligation to purchase additional products or services from us. Furthermore, the GSA (General Services Administration of the United States) terminated its VCampus contract in April 2003. This termination decision was reached to enable GSA to comply with a request from the OPM (Office of Personnel Management) and the OMB (Office of Management and Budget) that GSA consolidate its e-learning with e-learning campus hosted by a competitor. Revenues from the terminated GSA contract represented 4.5% and 9.8% of our total revenues in 2001 and 2002, respectively. As of the date of this report, no other federal government customers of VCampus have indicated that they intend to move their business to this government- approved competitor; however, VCampus could face similar loss of government customers due to the attempts by OPM and OMB to centralize the federal government's e-learning purchases with this competitor. Consequently, if we fail to maintain and develop relationships with significant customers, we might not be able to generate revenues necessary to achieve our business objectives.

        System failures and capacity constraints could interfere with our efforts to attract customers and attain market acceptance of our products and services.    A key element of our strategy is to generate a high volume of online traffic to our products and services. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract customers and attain market acceptance of our products and services. Any system failure that causes interruptions in the availability or increases response time of our products and services would result in less usage of our products and services and, especially if sustained or repeated, would reduce the attractiveness of our products and services. An increase in the volume of use of our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure, which could lead to slower response time. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonably terms would reduce the attractiveness of our products and services. We also depend on web browsers and Internet service providers for access to their products and services, and users may experience difficulties due to system failures unrelated to our systems, products and services.

        If the security of information stored in and transmitted through computer systems of VCampus and its end-users is not adequately secured, we could incur significant liability and potential customers might be deterred from using our products and services.    We include in our products certain security protocols that operate in conjunction with encryption and authentication technology. Despite these technologies, our products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and the computer systems of end-users, which may result in significant liability for us and may also deter potential customers. For example, computer "hackers" could remove or alter portions of our online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require us to make significant expenditures of capital and other resources and may cause interruptions, delays or cessation of service to our customers and to us. Moreover, our security and privacy concerns and those of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and our customer base and revenues in particular. We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, these limitations might not be enforceable. We maintain liability insurance to protect against these risks however this insurance may be inadequate or may not apply in certain situations.

        We might not be successful in responding to the undeveloped and rapidly changing market for our products and services.    The market for our products and services is rapidly evolving in response to recent developments relating to online technology. The market is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Our future success will depend in significant part on our ability to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of the marketplace and competitive product offerings, and we cannot assure that we will be successful in developing, integrating or marketing such products or services. In addition, our new product releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence.

        We might not be able to adequately protect our intellectual property rights.    We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

        We have had certain trademark applications denied and may have more denied in the future. We will continue to evaluate the need for registration of additional marks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect our proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon us. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Our means of protecting our proprietary rights might not be adequate and our competitors might independently develop similar technology, duplicate our products or services or design around patents or other intellectual property rights we have. In addition, distributing our products through online networks makes our software more susceptible than other software to unauthorized copying and use. For example, online delivery of our courseware makes it difficult to ensure that others comply with contractual restrictions, if any, as to the parties who may access such courseware. If, as a result of changing legal interpretations of liability for unauthorized use of our software or otherwise, users were to become less sensitive to avoiding copyright infringement, we might not be able to realize on the full value of our intellectual property rights.

        Government regulation of business conducted on the Internet could decrease the demand for our products and services or increase our cost of doing business.    There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet and/or online delivery of course content. Some of the issues that these laws and regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. The applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could decrease online demand for our products and services or increase our costs.

        We could issue preferred stock and take other actions that might discourage third parties from acquiring us.     Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. We recently converted all outstanding shares of our preferred stock into common stock. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could decrease the market value of our common stock.

        Certain provisions of our certificate of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of VCampus. Some of them eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to undertake certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of VCampus. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of VCampus. Certain of these measures may be adopted without any further vote or action by the stockholders, although we have no present plans to adopt any such measures. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of VCampus, impede a merger, consolidation or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of VCampus.

        We might not be able to use net operating loss carryforwards.    As of December 31, 2002, we had net operating loss carryforwards for federal income tax purposes of approximately $56 million, which will expire at various dates through 2022. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

        We do not presently anticipate paying cash dividends on our common stock.    We intend to retain all earnings, if any, for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock contains restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future, which could deter some investors from seeking to acquire our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

  •
  our history of losses and negative operating cash flows

  •
  we face uncertainties and risk relating to our Nasdaq SmallCap Market listing

  •
  the large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock

  •
  our future capital needs and the uncertainty of additional funding

  •
  our potential inability to compete effectively

  •
  a developing market, rapid technological changes and new products

  •
  our dependence on significant clients

  •
  our substantial dependence on courseware and third-party courseware providers

  •
  our substantial dependence on third-party relationships

  •
  changes in accounting methods or estimates underlying these methods

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering the shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

        The shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of November 15, 2003, and as adjusted to give effect to the sale of the shares offered hereunder.

					Beneficial Ownership After Offering(2)
	Beneficial Ownership Prior to Offering		Number of Shares to be Sold in the Offering(1)
Name					Number of Shares	Percent of Class
Barry K. Fingerhut (3)	2,211,333		1,593,442		644,258	11.9%
Dolphin Offshore Partners, L.P.	665,823		542,349		123,474	2.3%
Hambrecht & Quist Guaranty Finance, LLC	418,766		327,483		91,283	1.8%
Brooke Fingerhut	119,300		98,835		20,465	*
ComVest Venture Partners, LP	199,021		125,136		73,885	1.4%
IDT Venture Capital Corporation	61,787		52,679		9,108	*
Paul Packer	34,066		23,716		10,350	*
Andrew Fingerhut	13,097		11,729		1,368	*
Fingerhut, Marocco & Senchak (4)	59,816		50,852		8,964	*
Cabernet Partners, L.P.	42,900	(5)	25,750		17,150	*
Richard M. Dearnley	50,687		43,188		7,499	*
Christopher L. Nelson (6)	39,350		3,750		35,600	*
Dearnley Brothers Fund (7)	33,798		28,798		5,000	*
David Holzer	17,029		2,930	(8)	14,099	*
Michael Gruber	8,680		5,269		3,411
Bradley Zipper	10,814		9,220		1,594	*
Lance Zipper	15,494		2,929	(8)	12,565	*
Hermes Investment Group, Inc.	363,025		260,500		102,525	2.0%
Walter F. Harrison, III	125,000		125,000		0	—
Irwin Leiber	61,031		52,125		8,906	*
Woodland Partners (9)	61,461		52,125		9,336	*
Woodland Venture Fund (9)	105,111		104,250		861	*
Seneca Ventures (9)	78,986		78,125		861	*
Brookwood Partners, LP (9)	26,000		26,000		0	—
Bedford Oak Partners, L.P.	288,200		270,000		18,200	*
Victoria Transport Group	26,986		26,125		861	*
Norman Fields	53,125		88,610		3,125	—
Brean Murray & Co, Inc. Profit Sharing Trust	43,780		44,305		18,780	*
Corsair Capital Partners LP	125,000		221,525		0	—
Michael Nicolais	112,665		199,665		0	—
Senvest International, LLC	75,000		132,915		0	—
Senvest Master Fund, LP	25,000		44,305		0	—
Brean Murray & Co., Inc. (10)	53,761		143,597		17,875	*

Total	5,566,076		4,817,230		1,261,403	24.3%

*
Indicates less than 1%

(1)
Includes shares of common stock issuable upon: (a) conversion of the principal amount of interest estimated to accrue on convertible promissory notes; and (b) the exercise of warrants. Consists of 1,169,874 shares registered under our earlier registration statement No. 333-91548 and 3,647,356 shares registered under our registration statement of which this combined prospectus is a part. The share numbers have been adjusted to give effect to the 1-for-10 reverse stock split of our common stock in July 2002.

(2)
Assumes the sale of all the shares offered hereby. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(3)
Mr. Fingerhut is our largest beneficial stockholder and a former director. He resigned from the Board of Directors in 2001.

(4)
Mr. Fingerhut controls this selling shareholder.

(5)
Includes 10,000 shares of common stock held by Robert A. Berlacher and his wife and 3,000 shares of common stock beneficially held by their children. Mr. Berlacher is the general partner and controlling shareholder of Cabernet Partners, L.P.

(6)
Mr. Nelson is our Chief Financial Officer.

(7)
Richard M. Dearnley controls this selling shareholder.

(8)
These shares were issued as placement agent fees in connection with preferred stock financings completed in November 2002 and February 2003.

(9)
This selling stockholder is controlled by Barry Rubenstein

(10)
Shares to be sold by this selling stockholder consist of: (a) a warrant, not exercisable until March 31, 2004, to purchase a total of 27,711 shares of common stock at $2.00 per share (b) a warrant to purchase up to a total of 80,000 shares of common stock at $2.59 per share; and (c) 35,886 shares of common stock, such securities collectively issued as a commission for placement agent services provided to us in connection with our $1,000,000 private placement completed in September and October 2003.

DIVIDEND POLICY

        We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any preferred stock that we could issue in the future and any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

        Our common stock is currently listed on the Nasdaq SmallCap Market under the symbol "VCMP." For each full fiscal quarter since the beginning of 2001, the high and low bid quotations for our common stock, adjusted to reflect the ten-for-one reverse stock split which occurred in July 2002 and as reported by Nasdaq, were as follows:

	High	Low
2001
First quarter	$27.50	$5.30
Second quarter	$22.50	$6.30
Third quarter	$17.00	$5.00
Fourth quarter	$8.50	$2.10
2002
First quarter	$7.70	$2.40
Second quarter	$6.50	$2.20
Third quarter	$3.90	$2.06
Fourth quarter	$5.50	$2.25
2003
First quarter	$4.04	$2.29
Second quarter	$3.81	$2.24
Third quarter	$3.19	$1.25
Fourth quarter (through December 8)	$2.68	$1.20

        The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

        On December 8, 2003, the high and low sales prices of our common stock, as reported by Nasdaq, were $1.39 and $1.39, respectively. As of August 6, 2003, the number of record holders of our common stock was 139 and we believe that the number of beneficial owners was approximately 1,200.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The consolidated statement of operations data set forth below with respect to the years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001 and 2002 are derived from, and are referenced to, the audited consolidated financial statements of VCampus included elsewhere in this prospectus. The consolidated statement of operations data set forth below with respect to the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998, 1999 and 2000 are derived from financial statements not included in this prospectus.

        Certain revenues and corresponding expenses included in these selected and supplementary financial data have been reclassified from the presentation in prior periods. The reclassification is a result of responding to comments received from the Division of Corporation Finance of the SEC (the "Staff") in connection with the Staff's review of this registration statement.

        While this reclassification causes revenues and expenses reported herein to be lower than previously reported, it has no impact on previously reported assets, liabilities or net loss.

        The effect of this reclassification was to reduce Revenues, and Sales and Marketing Expenses by $275,528 for the year ended December 31, 2002; $163,479 for the year ended December 21, 2001; and $137,162 for the year ended December 31, 2000.

        The unaudited nine-month financial information is derived from our financial records and includes all adjustments (consisting only of normal recurring adjustments) necessary to present our consolidated financial position for the respective periods.

        Please be advised that historical results are not necessarily indicative of the results to be expected in the future.

						Nine Months Ended September 30,
Statement of Operations Data: In thousands except per share data
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Net revenues:
Online tuition revenues	$1,549	$3,835	$4,928	$5,782	$5,330	$4,179	$4,191
Virtual campus software revenues	112	216	115	72	—
Online development and other revenues	926	977	1,022	687	496	381	412
Product sales revenues	3,348	1,222	414	45	—
Other service revenues	2,445	305	175	122	100	76	88
Instructor-led training revenues	6,303	4,992	2,665	102	—

Total net revenues	14,683	11,547	9,319	6,810	5,926	4,636	4,691
Costs and expenses:
Cost of revenues	8,869	5,749	3,296	1,093	1,462	1,087	1,409
Sales and marketing	5,304	4,286	6,105	4,554	2,689	2,010	1,691
Product development and operations	6,102	2,241	3,555	2,273	2,536	1,703	1,897
General and administrative	3,783	2,633	2,761	2,045	1,693	1,219	1,333
Depreciation and amortization	3,347	2,956	2,916	2,154	1,356	1,095	714
Compensation expense in connection with the acquisition of HTR, Inc	—	1,089	654	—	—
Reorganization and other non-recurring charges	5,585	360	2,261	188	192	192	173
Stock-based compensation	—	—	361	441	76	64	95

Total costs and expenses	32,990	19,314	21,909	12,748	10,004	7,370	7,312

Loss from operations	(18,307)	(7,767)	(12,590)	(5,938)	(4,078)	(2,734)	(2,621)
Other income (expense):
Gain (loss) on sale of subsidiaries	(907)	1	—	—	—
Other income	—	—	—	—	422	—	207
Interest income (expense)	(597)	(721)	166	5	(220)	(192)	(85)
Loss on debt extinguishments	—	—	—	—	(503)	(503)	—
Cumulative effect of accounting change	—	—	(461)	—	—

Net loss	$(19,811)	$(8,487)	$(12,885)	$(5,933)	$(4,379)	$(3,429)	$(2,449)

Dividends to preferred stockholders	(358)	(448)	(1,153)	(649)	(2,768)	(2,683)	(2,419)

Net loss attributable to common stockholders	$(20,169)	$(8,935)	$(14,038)	$(6,582)	$(7,147)	$(6,112)	$(4,918)

Net loss per share before cumulative effect of change in accounting principle	—	—	$(17.07)	—	—
Cumulative effect of change in accounting principle	—	—	(0.58)	—	—

Net loss per share	$(52.70)	$(19.10)	$(17.65)	$(5.23)	$(4.79)	$(4.11)	$(1.72)

Net loss per share — assuming dilution	$(52.70)	$(19.10)	$(17.65)	$(5.23)	$(4.79)	$(4.11)	$(1.72)

						Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Balance Sheet Data:
Working capital deficit	$(4,631)	$(5,155)	$(2,036)	$(885)	$(828)	$(330)	$(161)
Total assets	14,871	10,668	6,652	7,012	4,373	6,057	6,762
Total liabilities	9,051	8,646	3,620	4,198	2,725	3,613	4,167
Accumulated deficit	(47,697)	(56,632)	(70,585)	(77,060)	(84,207)	(83,172)	(89,125)
Total stockholders' equity	5,820	2,022	3,031	2,814	1,648	2,444	2,595

        Per share amounts for all periods presented have been adjusted to reflect the one-for-ten reverse stock split which occurred in July 2002.

SUPPLEMENTARY QUARTERLY FINANCIAL DATA

        Certain quarterly financial data regarding VCampus is set forth below (in thousands, except share data):

	Three Months Ended March 31, 2001	Three Months Ended June 30, 2001	Three Months Ended Sept. 30, 2001	Three Months Ended Dec. 31, 2001	Three Months Ended March 31, 2002	Three Months Ended June 30, 2002	Three Months Ended Sept. 30, 2002	Three Months Ended Dec. 31, 2002	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$1,768	$1,917	$1,641	$1,483	$1,409	$1,566	$1,661	$1,290	$1,645	$1,641	$1,406
Gross profit	$1,424	$1,547	$1,453	$1,292	$1,192	$1,211	$1,147	$915	$1,186	$1,071	$1,026
Net loss	$(2,011)	$(1,413)	$(1,176)	$(1,332)	$(1,439)	$(953)	$(1,037)	$(950)	$(1,037)	$(744)	$(718)
Dividends to preferred stockholders	$(135)	$(95)	$(97)	$(322)	$(72)	$(853)	$(1,758)	$(85)	$(579)	$(1,840)	$—
Net loss attributable to common stockholders	$(2,146)	$(1,509)	$(1,273)	$(1,654)	$(1,511)	$(1,807)	$(2,795)	$(1,035)	$(1,617)	$(2,583)	$(718)
Net loss per share (excluding dividends)	$(2.06)	$(1.18)	$(0.82)	$(0.93)	$(0.98)	$(0.65)	$(0.68)	$(0.62)	$(0.66)	$(0.31)	$(0.16)
Net loss per share to common stockholders	$(2.20)	$(1.26)	$(0.89)	$(1.16)	$(1.03)	$(1.23)	$(1.83)	$(0.68)	$(1.03)	$(1.09)	$(0.16)
Weighted average number of shares outstanding	975,590	1,193,624	1,426,955	1,430,434	1,469,885	1,471,789	1,523,790	1,528,552	1,576,321	2,375,442	4,600,251

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our consolidated financial statements and the notes and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

        From time to time, as used herein, the terms "we", "us", "our" or "VCampus" shall mean VCampus Corporation and its subsidiaries: Cognitive Training Associates, Inc., a Texas corporation; Hi-Tech Resources, Inc. (formerly known as HTR, Inc.), a Delaware corporation; and UOL Leasing, Inc., a Delaware corporation.

Overview

        Our revenues are derived from three primary sources:

  •
  online tuition revenues;

  •
  development revenues; and

  •
  other service revenues;

        Online tuition revenues are generated primarily from online tuition derived from corporate, government, and higher education customers. Development revenues consist primarily of fees paid to us for creating and developing new online courseware and web-enabling existing courseware. Other service revenues consist primarily of monthly fees generated by the maintenance of the CYBIS courseware under contract with the U.S. Army.

        During 1998, we changed our pricing model from a platform license fee for hosting services to an ASP service fees and subscription model based on course usage commitments. This pricing structure provides a lower cost of entry and generates a recurring revenue stream for us. While prior to 1997 licensing and support revenues have represented a substantial majority of our revenues, online related revenues currently comprise the vast majority of our total revenues and we believe that online related revenues will continue to be the primary source of our revenues in the future.

        On June 18, 2002, our Board of Directors approved a one-for-ten reverse stock split of our common stock. The reverse stock split became effective as of the opening of trading on July 8, 2002. Stockholders' equity has been restated to give retroactive recognition to the reverse stock split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to paid-in-capital. All references to common share and per-share amounts for all periods presented have been retroactively restated to reflect the stock split.

Critical Accounting Policies

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Our accounting policies, which are significantly affected by management's estimates and assumptions, are as follows:

Revenue Recognition

        We derive our revenues from the following sources—online tuition revenues, other service revenues and development and other revenues.

        Revenue is recognized in accordance with either SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended, or Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), as amended. Both SAB 101 and SOP 97-2 generally require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable: and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain sales, revenue recognized for any reporting period could be adversely affected. Development and other revenues earned under courseware conversion contracts are recognized based on the ratio that total costs incurred to date bear to the total estimated costs of the contract. Management's estimates of total costs to complete contracts may be revised in future periods resulting in adjustments to revenue and profit recognized in the period the revisions are made.

Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of those customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required in future periods.

Goodwill and Other Identifiable Intangibles

        Management assesses the recoverability of goodwill and other identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When management determines that the carrying value of goodwill or other identifiable intangibles is not recoverable, an impairment loss is recognized to the extent the carrying value of the asset exceeds its fair value. Fair value can be estimated using a number of techniques including quoted market prices, valuations by third parties and discounted cash flow analysis. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

        In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles," we ceased amortizing of goodwill and other indefinite-lived intangibles on January 1, 2002. In lieu of amortization, these assets are subject to an annual impairment review. We may determine through the impairment review process that goodwill or other indefinite-lived intangibles have been impaired, resulting in an impairment charge in the period the review is completed.

Reclassification of Revenues and Sales and Marketing Expenses

        This Registration Statement includes financial statements for the three- and nine-month periods ended September 30, 2003 reflecting a different classification of certain revenues and corresponding expenses from classifications in prior periods relating to our relationship with one of our largest customers. Amounts within the financial statements for 2000, 2001 and 2002 have been reclassified to conform to the new classification. The reclassification is a result of responding to comments we received from the Division of Corporation Finance of the SEC (the "Staff") in connection with the Staff's review of this Registration Statement.

        While this reclassification causes revenues and expenses reported herein to be lower than previously reported, it has no impact on our current or previously reported assets, liabilities or net loss.

        In 1996, we entered into an agreement with one of our largest higher education customers, pursuant to which we provide the technological platform and support for administering and delivering this customer's online degree program to its students. This customer pays us a fee for each student registered in the program. Upon achieving certain student registration milestones under the program, pursuant to the terms of our renewal of this customer contract in 2000, we thereafter contribute a fixed dollar amount per additional registration thereunder to a marketing and development fund jointly administered by us and our customer. The development fund's primary goal is to fund marketing and development to grow online revenues for both that customer in the form of course registration fees and us in additional online tuition fees. Our treatment for this arrangement had been to recognize as revenue the entire portion of the online tuition fees received from this customer and then deduct the entire portion of our contributions to the development fund as a marketing expense. Based in part upon a financial analysis performed by management regarding the relative benefits received by us and our customer from the development fund, and based in part on management's assessment of the market price for the services we provide to our customer, assuming such services are provided with and then without the involvement of the development fund, we have determined that we should treat 50% of the fund contributions as a reduction to revenue and the remaining 50% of the fund contributions as a sales and marketing expense. It is management's belief that the apportionment to revenues is appropriate based on our analysis.

        The effect of this was to reduce Revenues, and Sales and Marketing Expenses, by $271,590 and $198,400 for the nine-month periods ended September 30, 2003 and 2002, respectively, by $91,755 and $75,170 for the three-month periods ended September 30, 2003 and 2002, respectively and by $275,528, $163,479 and $137,162 for the years ended December 31, 2002, 2001 and 2000, respectively. This had no effect on our current or previously reported assets, liabilities, or net loss.

Results of Operations

        The following table sets forth certain statement of operations data as a percentage of total net revenues for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
Statement of Operations Data:
Revenues:
Online tuition revenues	52.9%	84.9%	90.0%	90.2%	89.3%
Virtual campus software revenues	1.2	1.1	0.0	0.0	0.0
Development and other revenues	11.0	10.1	8.3	8.2	8.8
Product sales revenues	4.4	0.7	0.0	0.0	0.0
Other service revenues	1.9	1.8	1.7	1.6	1.9
Instructor-led training revenues	28.6	1.5	0.0	0.0	0.0

Total net revenues	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of revenues	35.4	16.1	24.6	23.4	30.1
Sales and marketing	65.5	66.9	45.4	43.4	36.1
Product development and operations	38.1	33.4	42.8	36.7	40.4
General and administrative	29.6	30.0	28.6	26.3	28.4
Depreciation and amortization	31.3	31.6	22.9	23.6	15.2
Reorganization and other non-recurring charges and stock based compensation	35.2	9.2	4.5	5.5	5.7

Total costs and expenses	235.1	187.2	168.8	158.9	155.9

Loss from operations	(135.1)	(87.2)	(68.8)	(58.9)	(55.9)
Other income (expense):
Other income	—	—	7.1	0.0	4.4
Interest income (expense)	1.8	0.1	(3.7)	(4.1)	(1.8)
Loss on debt extinguishment	—	—	(8.5)	(10.9)	0.0
Cumulative effect of accounting changes	(4.9)	—	—	0.0	0.0

Net loss	(138.2)%	(87.1)%	(73.9)%	(73.9)%	(53.3)%

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Summary

        For the nine months ended September 30, 2003, we incurred a net loss of $4,918,166 (or $1.72 per share after accrual of dividends for preferred stockholders) as compared to a net loss of $6,112,410 (or $4.11 per share) for the nine months ended September 30, 2002. The decrease in the net loss for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 was due primarily to a decrease in deemed dividends to preferred stockholders as a result of the termination of all dividend obligations following the conversion of all our classes of preferred stock into common stock as of June 6, 2003, the absence of loss on debt extinguishment ($503,246 of such loss was included in the net loss for the 2002 period) and the $207,138 in other income for the nine months ended September 30, 2003 which consists of the write-off of royalty obligations to one of our former content providers following the expiration of the relevant statute of limitations for bringing any action to enforce the obligations.

        The following table sets forth selected financial data:

	For the Nine Months Ended September 30,
	2002		2003
Revenues	$4,636,316	100.0%	$4,691,259	100.0%
Cost of revenues	1,086,536	23.4	1,409,464	30.1
Sales and marketing	2,010,111	43.4	1,691,014	36.1
Product development	1,703,064	36.7	1,897,228	40.4
General and administrative	1,219,252	26.3	1,332,786	28.4
Depreciation and amortization	1,095,019	23.6	713,641	15.2
Reorganization and other non-recurring charges	192,000	4.1	172,729	3.7
Stock-based compensation	64,194	1.4	95,564	2.0

Loss from operations	(2,733,860)	(58.9)	(2,621,167)	(55.9)
Other expense	—	0.0	207,138	4.4
Interest income	(192,140)	(4.1)	(85,105)	(1.8)
Loss on debt extinguishment	(503,246)	(10.9)	—	0.0

Net loss	(3,429,246)	(73.9)	(2,499,134)	(53.3)
Dividends to preferred stockholders	(2,683,164)	(57.9)	(2,419,032)	(51.5)

Net loss to common stockholders	$(6,112,410)	(131.8)%	$(4,918,166)	(104.8)%

        Net Revenues

	For the Nine Months Ended September 30,
	2002		2003
Online tuition revenues	$4,179,421	90.2%	$4,191,006	89.3%
Online development and other revenues	381,331	8.2	411,956	8.8
Other service revenues	75,564	1.6	88,297	1.9

Total net revenues	$4,636,316	100.0%	$4,691,259	100.0%

        Online tuition revenues increased 0.3% to $4,191,006 for the nine months ended September 30, 2003, compared to $4,179,421 for the same period in 2002. The increase is primarily due to an increase in revenue from higher education customers ($362,000), which was partially offset by a decrease in revenue from government and corporate customers ($115,000 and $235,000, respectively).

        Online development and other revenues increased 8% to $411,956 for the nine months ended September 30, 2003, compared to $381,331 for the same period in 2002. The increase is primarily due to an increase in course development and professional services orders.

Cost of Revenues

        Cost of revenues increased 29.7% to $1,409,464 for the nine months ended September 30, 2003 as compared to $1,086,536 for the same period in 2002. The increase was primarily due an increase in the sale of courses with relatively high associated content costs under one of our large customer contracts.

Operating Expenses

        Sales and Marketing.    Sales and marketing expenses decreased 15.9% to $1,691,014 for the nine months ended September 30, 2003 compared to $2,010,111 for the nine months ended September 30, 2002. The decrease was primarily due to a reduction in headcount in the sales and marketing department and related costs. During the nine months ended September 30, 2003 and 2002, we contributed $543,179 and $396,800, respectively, to a marketing and development fund (the

"Development Fund") jointly administered by VCampus and one of our larger customers as required pursuant to the terms of our contract with that customer. The Development Fund's primary goal is to fund marketing and development to grow online revenues for both that customer and derivatively for us in the form of course registration fees. Amounts required to be contributed by VCampus to the Development Fund are determined under the contract based on meeting or exceeding certain thresholds in course registrations on that customer's virtual campus, which is hosted by VCampus. Currently, we record 50% of these contributions as a marketing expense in the same period as we recognize revenue from such registrations and we record the remaining 50% of the contributions as a reduction to revenue. Contributions to the Development Fund that we account for as a marketing expense represented 16.6% and 16.8% of the recognized revenues attributable to that customer in the nine months ended September 30, 2003 and 2002, respectively.

        Product Development and Operations.    Product development and operations expenses increased 11.4% to $1,897,228 for the nine months ended September 30, 2003 compared to $1,703,064 for the same period in 2002. The increase was primarily due to an increase in headcount devoted to product development and operations and related costs.

        General and Administrative.    General and administrative expenses increased 9.3% to $1,332,786 for the nine months ended September 30, 2003 as compared to $1,219,252 for the same period in 2002. The increase was primarily due to ongoing costs associated with the hiring of our Chief Executive Officer beginning in December 2002.

        Depreciation and Amortization.    Depreciation and amortization expense decreased 34.8% to $713,641 for the nine months ended September 30, 2003 as compared to $1,095,019 for the same period in 2002. The decrease was due primarily to the fact that a significant portion of our fixed, as well as intangible assets, have been fully depreciated and amortized, respectively.

        Reorganization and Other Charges.    Reorganization and other charges of $172,729 for the nine months ended September 30, 2003 consist of amounts paid in excess of prior accruals to satisfy in full all liabilities in connection with the termination of the Rockville, Maryland facility lease and our recent legal settlements.

        Stock-based Compensation.    Stock-based compensation expense for the nine months ended September 30, 2003 and 2002 consists of the fair value of stock options (using the Black-Scholes valuation method) issued to consultants and the fair value of stock issued as customary payment to our non-employee directors for their participation in Board of Directors and Board Committee meetings.

        Interest Expense.    Interest expense for the nine months ended September 30, 2003 and 2002 primarily consists of debt discount and amortization of deferred debt offering costs related to the remaining balance of the $925,000 of convertible promissory notes we issued in December 2001.

        Other Income.    Other income for the nine months ended September 30, 2003 consists of the write-off of royalty obligations to one of our former content providers following the expiration of the relevant statute of limitations for bringing any action to enforce the obligations.

2002 Compared to 2001

Summary

        We incurred a net loss attributable to common stockholders of $7,147,305 (or $4.79 per share) in 2002 as compared to a net loss attributable to common stockholders of $6,582,040 (or $5.23 per share) in 2001. Excluding certain non-recurring items in both years, we incurred a net loss attributable to common stockholders of $6,955,305 (or $4.66 per share) in 2002 as compared to a net loss attributable to common stockholders of $6,394,278 (or $5.08 per share) in 2001. Non-recurring items for 2002 amounted to $192,000 (or $0.13 per share) incurred in connection with the closure of our training facility in Rockville, Maryland. Non-recurring items for 2001 amounted to $187,762 (or $0.15 per share) incurred in connection with the termination of the employment agreement between us and our founder.

        Total revenues in 2002 were $5,926,146 as compared to $6,809,752 for 2001. The decrease in revenues was primarily due to decreases in online tuition revenues and development and other revenues. Online tuition revenues decreased primarily due to a decrease in revenues from customers within the telecommunications industry. Development and other revenues decreased primarily due to a decrease in course development orders. Excluding the non-recurring items described above, total costs and expenses were $9,811,508 in 2002 as compared to costs of $12,559,446 for 2001. The decrease was due primarily to decreases in sales and marketing, general and administrative and depreciation and amortization expenses, partially offset by an increase in the cost of online tuition revenues.

Net Revenues

        Total net revenues decreased 13.0% from $6,809,752 in 2001 to $5,926,146 in 2002. Online tuition revenues decreased from $5,781,285 (84.9% of net revenues) in 2001 to $5,330,686 (90.0% of net revenues) in 2002. The decrease in online tuition revenues was primarily due to a decrease in revenues from customers primarily within the telecommunications and other industries (approximately $900,000 and $800,000, respectively). This decrease was partially offset by an increase in revenues due to increased course usage by some of our older higher education and government customers (approximately $200,000 and $475,000, respectively) and the addition of a new government customer (approximately $600,000). Online development and other revenues decreased from $687,232 (10.1% of net revenues) in 2001 to $495,425 (8.3% of net revenues) in 2002. Development revenues were primarily related to developing online courseware for customers in both years. We recognized no virtual campus software revenues, product sales revenues, or instructor-led training revenues in 2002 and only $100,000 in other service revenues due to our continued move to an exclusive online business focus.

Cost of Revenues

        Total cost of revenues increased 33.7% from $1,093,285 (16.1% of net revenues) in 2001 to $1,461,663 (24.7% of net revenues) in 2002. The increase was primarily due to the sale of courses with relatively high associated royalties under one of our large customer contracts, which was renewed in June 2003.

Operating Expenses

        Sales and Marketing.    Sales and marketing expenses decreased 40.9% from $4,553,250 (66.9% of net revenues) in 2001 to $2,689,136 (45.4% of net revenues) in 2002. Although we increased our sales headcount during the third quarter of 2002, compared to headcount in that area earlier in 2002, sales and marketing expenses for 2002, nonetheless, decreased as compared to 2001 primarily due a comparatively lower headcount throughout the year and lower direct marketing costs. During 2002 and 2001, we contributed $551,056 and $326,959, respectively, to a marketing and development fund (the "Development Fund") jointly administered by us and one of our larger customers as required pursuant to the terms of the Company's contract with that customer. The Development Fund's primary goal is to fund marketing and development to grow online revenues for both that customer and derivatively for us in the form of course registration fees. Amounts required to be contributed by us to the Development Fund are determined under the contract based on meeting or exceeding certain thresholds in course registrations on that customer's virtual campus, which is hosted by VCampus. Based upon our accounting reclassifications as described above, 50% of these contributions are recorded as a marketing expense in the same period as we recognize revenue from such registrations and the remaining 50% of the contributions are recorded as a reduction to revenue. Contributions to the Development Fund that we account for as a marketing expense represented 16.7% and 14.4% of the recognized revenues attributable to that customer for 2002 and 2001, respectively.

        Product Development and Operations.    Product development and operations expenses increased 11.6% from $2,273,145 (33.4% of net revenues) in 2001 to $2,535,849 (42.8% of net revenues) in 2002. Product development and operations expenses consist primarily of certain costs associated with the design, programming, testing, documenting and support of our new and existing courseware and software. The increase was primarily due to the write off of $276,535 (which has been included in product development costs in the 2002 statements of operations) in capitalized software and courseware development costs for courses within the telecommunications industry segment determined to have no future value.

        General and Administrative.    General and administrative expenses decreased 17.2% from $2,044,716 (30.0% of net revenues) in 2001 to $1,692,851 (28.6% of net revenues) in 2002. General and administrative expenses consist primarily of personnel costs, facilities and related costs, as well as legal, accounting and other costs. The decrease was due to our cost cutting initiatives primarily in headcount and associated overhead.

        Depreciation and Amortization.    Depreciation and amortization expense decreased 37.1% from $2,154,152 (31.6% of net revenues) in 2001 to $1,355,837 (22.9% of net revenues) in 2002. The decrease was due primarily to the fact that certain of our fixed, as well as intangible, assets have been fully depreciated and amortized, respectively. In addition, upon the adoption of FAS 142 on January 1, 2002, we ceased amortization of goodwill. We recognized $128,447 of amortization expense related to goodwill in 2001.

        Reorganization and Other Non-Recurring Charges.    Reorganization and other non-recurring charges were $192,000 in 2002 and represent the minimum amount due under a lease for office space we are no longer using. In December 2001, the employment agreement between us and Mr. Kannan was terminated and Mr. Kannan became a consultant, resulting in $187,762 of severance related expense, most of which was paid out in 2002. During 2002, Mr. Kannan subsequently reassumed his employment with us.

        Stock Based Compensation.    Stock-based compensation expense was $76,172 in 2002 and consists primarily of the fair value of stock issued as a sign-on bonus to our newly appointed CFO and as customary payment to certain of our non-employee directors for their participation in Board of Directors meetings. Stock based compensation was $440,898 in 2001 and included the final vesting of warrants issued to Qwest Investment Company (approximately $166,000) related to their equity investment in VCampus in the second quarter of 2000 and compensatory stock options and stock warrants issued in connection with the issuance of debt to two of our directors and the subsequent extinguishment of that debt. The fair value of the warrants and options was estimated at $212,750 and $47,150, respectively, using the Black-Scholes option pricing model and has been included in stock-based compensation in the consolidated statements of operations.

        Other income.    Other income was $421,842 in 2002 and consists of the extinguishment of liabilities comprised of customer deposits and prepayments. These prepayments and deposits were received prior to December 31, 2000 and were for classroom training to be delivered by HTR and per the terms of the arrangement with customers, they were non refundable. Our HTR subsidiary ceased operations in December 2000.

        Interest expense.    Interest expense in 2002 consists primarily of debt discount and deferred debt offering costs amortization related to remaining balance of the $825,000 and $100,000 convertible promissory notes issued in December 2001 and January 2002, respectively. Interest income in 2001 was primarily derived from income earned on divestiture related notes receivable.

        Loss on debt extinguishment.    During 2002, we issued 1,458,413 and 5,878 shares of Series F-1 and F-2 Preferred Stock, respectively, plus five-year fully vested warrants to purchase 20,462 shares of common stock at $4.00 per share in exchange for the cancellation of two convertible promissory notes in the aggregate principal and accrued interest amount of $716,175. The excess of the fair value of the Preferred Stock and warrants over the carrying value of the notes plus the write-off of deferred debt issuance costs amounted to $503,246 and was recorded as loss on debt extinguishments in 2002.

2001 Compared to 2000

Summary

        We incurred a net loss attributable to common stockholders of $6,582,040 (or $5.23 per share) in 2001 as compared to a net loss attributable to common stockholders of $14,037,564 (or $17.65 per share) in 2000. Excluding certain non-recurring items in both years, we incurred a net loss attributable to common stockholders of $6,394,278 (or $5.08 per share) in 2001 as compared to a net loss attributable to common stockholders of $11,315,229 (or $14.23 per share) in 2000. Non-recurring items for 2001 amounted to $187,762 (or $0.15 per share) incurred in connection with the termination of the employment agreement between us and our founder. Non-recurring items for 2000 amounted to $2,722,335 (or $3.42 per share) and included $1,226,335 of adjustment to goodwill related to our restructuring of HTR, $700,000 of adjustment to our note receivable related to the sale of Knowledgeworks, $335,000 of costs related to our restructuring of operations in December 2000, and $461,000 recorded in connection with the cumulative effect of change in accounting principle.

        Total revenues in 2001 were $6,809,752 as compared to $9,318,921 for 2000. The decrease in revenues was primarily due to the exit from the classroom-based training business, culminating in the closing of the two remaining HTR training facilities in December 2000. The decrease was partially offset by increases in online tuition revenues. Online tuition revenues increased from $4,927,727 in 2000 to $5,781,285 in 2001, primarily due to increased course usage by some of our older customers and the addition of new customers. Excluding the non-recurring items described above, total costs and expenses were $12,118,548 in 2001 as compared to costs of $18,631,445 for 2000. The decrease was due primarily to decreases in product development and operations and sales and marketing expenses, and cost of revenues as our lower margin instructor-led training revenues decreased.

Net Revenues

        Total net revenues decreased 26.9% from $9,318,921 in 2000 to $6,809,752 in 2001. Online tuition revenues increased from $4,927,727 (52.9% of net revenues) in 2000 to $5,781,285 (84.9% of net revenues) in 2001. The increase in online tuition revenues was primarily due to increased course usage by some of our older customers (approximately $477,000) and the addition of new customers (approximately $376,000). Online development and other revenues decreased from $1,021,811 (11.0% of net revenues) in 2000 to $687,232 (10.1% of net revenues) in 2001. Development revenues were primarily related to developing online courseware for customers in both years. The decrease was primarily due to a decline in the number of courses developed for one of our larger customers. Product sales revenues decreased from $413,999 (4.4% of net revenues) in 2000 to $45,038 (0.7% of net revenues) in 2001. The decrease in product sales revenues was primarily due to the transition of some Teletutor customers from CD-ROM to online usage. Other service revenues decreased from $175,399 (1.9% of net revenues) in 2000 to $121,750 (1.8% of net revenues) in 2001. Both virtual campus software revenues and other service revenues decreased due to the change in our business focus. We anticipate that these revenues will continue to represent only a small portion of our total revenues in the foreseeable future. Instructor-led training revenues decreased from $2,664,892 (28.6% of net revenues) in 2000 to $102,584 (1.5% of net revenues) in 2001. This decrease was due primarily to the closing of the remaining two HTR training facilities in December 2000.

Cost of Revenues

        Total cost of revenues decreased 66.8% from $3,296,284 (35.4% of net revenues) in 2000 to $1,093,285 (16.1% of net revenues) in 2001. The decrease was due primarily to the closing of the remaining two lower margin instructor-led training facilities in December 2000 (representing a decrease of approximately $2,075,000) and the decrease in online development and other revenues (representing a decrease of approximately $241,000) partially offset by the increase in cost of online revenues (approximately $240,000) as a result of the increase in online tuition revenues.

Operating Expenses

        Sales and Marketing.    Sales and marketing expenses decreased 25.4% from $6,104,235 (65.5% of net revenues) in 2000 to $4,553,250 (66.9% of net revenues) in 2001. Sales and marketing expenses consist primarily of costs related to personnel, sales commissions, travel, market research, advertising and marketing materials. The decrease was due primarily to our cost control measures implemented in the fourth quarter of 2000 as a result of management reorganization plans. During 2001 and 2000, we contributed $326,959 and $274,325, respectively, to a marketing and Development Fund jointly administered by us and one of our larger customers as required pursuant to the terms of our contract with that customer. The Development Fund's primary goal is to fund marketing and development to grow online revenues for both that customer and derivatively for us in the form of course registration fees. Amounts required to be contributed by us to the Development Fund are determined under the contract based on meeting or exceeding certain thresholds in course registrations on that customer's virtual campus, which is hosted by VCampus. Based upon our accounting reclassifications as described above, 50% of these contributions are recorded as a marketing expense in the same period as we recognize revenue from such registrations and the remaining 50% of the contributions are recorded as a reduction to revenue. Contributions to the Development Fund that we account for as a marketing expense represented 14.4% and 17.8% of the recognized revenues attributable to that customer for 2001 and 2000, respectively.

        Product Development and Operations.    Product development and operations expenses decreased 36.1% to from $3,555,093 (38.1% of net revenues) in 2000 to $2,273,145 (33.4% of net revenues) in 2001. Product development and operations expenses consist primarily of certain costs associated with the design, programming, testing, documenting and support of our new and existing courseware and software. The decrease was primarily due to cost control measures implemented beginning in the fourth quarter of 2000 as a result of management reorganization plans.

        General and Administrative.    General and administrative expenses decreased 25.9% from $2,759,682 (29.6% of net revenues) in 2000 to $2,044,716 (30.0% of net revenues) in 2001. General and administrative expenses consist primarily of personnel costs, facilities and related costs, as well as legal, accounting and other costs. The decrease was primarily due to cost control measures.

        Depreciation and Amortization.    Depreciation and amortization expense decreased 26.1% from $2,916,152 (31.3% of net revenues) in 2000 to $2,154,152 (31.6% of net revenues) in 2001. The decrease was due primarily to the write-off of $1.2 million in goodwill in December 2000 related to the acquisition of HTR.

        Compensation expense in connection with the acquisition of HTR, Inc.    During 2000, we recognized the final portion of compensation expense of $654,294 related to compensation paid to the HTR executives pursuant to their employment agreements.

        Reorganization and Other Non-Recurring Charges.    In December 2001, the employment agreement between us and Nat Kannan was terminated, resulting in $187,762 of severance related expense. In December 2000, we implemented a reorganization plan to reduce its workforce and close certain office facilities. The plan called for and resulted in (i) the termination of approximately 37 employees primarily from the product development and instructor-led training areas and (ii) the closure of our training facilities located in Washington, DC and Rockville, MD. As a result, we recorded a restructuring charge of approximately $1,561,000. The restructuring charge included approximately $1,226,000 for the write off of goodwill related to HTR and $335,000 primarily for expenses related to facilities lease cancellations. The operating activities of the closed facilities were not tracked separately by us. Reorganization and other non-recurring charges in 2000 also included an increase of $700,000 to our reserve for the notes receivable we issued in connection with the sale of Knowledgeworks, which note was restructured in 2000.

        Stock Based Compensation.    Stock based compensation was $440,898 in 2001 and included the final vesting of warrants issued to Qwest Investment Company (approximately $166,000) related to their equity investment in VCampus in the second quarter of 2000 and compensatory stock options and stock warrants issued in connection with the issuance of debt to two of our directors and the subsequent extinguishment of that debt. The fair value of the warrants and options was estimated at $212,750 and $47,150, respectively, using the Black-Scholes option pricing model and has been included in stock-based compensation in the consolidated statements of operations. Stock-based compensation was $361,391 in 2000 and consisted of expense related to the issuance of compensatory stock and stock options to our newly appointed President and Chief Executive Officer, and compensatory stock and stock warrants issued to several service providers.

        Interest and Other Income (Expense).    Interest income in 2001 and 2000 was primarily derived from income earned on divestiture-related notes receivable and cash raised in our private placements. The decline in interest income during 2001 was primarily related to the smaller amount of financing raised in 2001, as compared to 2000.

Liquidity and Capital Resources

        At September 30, 2003, we had $2,535,849 in cash and cash equivalents. Since our inception, we have financed our operating cash flow needs primarily through offerings of equity and debt securities and, to a lesser extent, borrowings. Cash utilized in operating activities was $523,734 for the nine months ended September 30, 2003, $2,661,629 for the year ended December 31, 2002 and $3,253,893 for the year ended December 31, 2001. Use of cash was primarily attributable to the net loss recorded.

        Cash utilized in investing activities was $994,861 for the nine months ended September 30, 2003, $422,438 for the year ended December 31, 2002 and $441,053 for the year ended December 31, 2001. The use of cash for investing activities was primarily attributable to purchases of equipment and investments in software and courseware development.

        In connection with our Rockville lease settlement (see "Legal Proceedings" in the Business section of this prospectus), we were required to hold in escrow a total of $601,784 pending the outcome of the litigation. This restricted cash was released and made available to VCampus in July 2003.

        Cash provided by financing activities was $3,326,978 for the nine months ended September 30, 2003, $1,783,762 for the year ended December 31, 2002 and $5,479,513 provided by financing activities for the year ended December 31, 2001.

        In March 2002, we issued 1,458,413 shares of Series F-1 Preferred Stock and five-year fully vested warrants to purchase 14,584 shares of common stock at $4.00 per share in exchange for the cancellation of a note in the original principal amount of $500,000 plus $10,445 in accrued interest. Each share of Series F-1 Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder.

In May and June 2002, we completed the following equity financing transactions:

  1.
  The sale of 242,859 shares of Series F Preferred Stock for $85,000 in cash at $0.35 per share and warrants to purchase 6,071 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder.

  2.
  The sale of 17,859 shares of Series F-2 Preferred Stock for approximately $625,000 in cash at $35.00 per share, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock, and warrants to purchase a total of 160,365 shares of common stock at $4.00 per share.

  3.
  The issuance of 5,878 shares of Series F-2 Preferred Stock plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  4.
  The issuance of 3,841 shares of Series F-2 Preferred Stock in exchange for the cancellation of $126,970 of accounts payable, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  5.
  The sale of 114,305 shares of Series F Preferred Stock for $40,007 in cash at $0.35 per share and warrants to purchase 2,858 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder.

        The conversion price applicable to the Series F, F-1 and F-2 Preferred Stock adjusted automatically from $3.50 to $2.196 as a result of antidilution rights triggered by the Series G financing in September 2002.

        In September 2002, we raised approximately $1,000,000 through the issuance of 46,400 shares of Series G Preferred Stock at a purchase price of $21.96 per share to accredited investors. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share. Each share of Series G Preferred Stock was then convertible into 10 shares of common stock at any time at the election of the holder.

        In November 2002, we raised approximately $70,000 though the issuance of 2,800 and 120 shares of Series G Preferred Stock at a purchase price of $24.90 per share to accredited investors and a placement agent, respectively. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 7,000 and 300 shares of common stock at $2.74 per share. Each share of Series G Preferred Stock was initially convertible into 10 shares of common stock at any time at the election of the holder.

        In February 2003, we raised $400,000 through the issuance of 10,125 and 226 shares of Series G Preferred Stock at a purchase price of $39.50 per share to accredited investors and a placement agent, respectively. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 25,313 and 564 shares of common stock at $4.35 per share to the same accredited investors and placement agent, respectively. In March 2003, we raised $500,000 through the issuance of 18,370 shares of Series G Preferred Stock at a purchase price of $27.22 per share to accredited investors. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 45,925 shares of common stock at $2.99 per share to the same accredited investors.

        In May 2003, we raised approximately $1,800,000 through the issuance of 7,503 shares of Series H Preferred Stock at a purchase price of $240.00 per share to accredited investors. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 187,575 shares of common stock at $5.00 per share to the same accredited investors.

        In September 2003, we raised $825,330 through the private placement of 318,660 units, at a purchase price of $2.59 per unit. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock with an exercise price of $2.59 per share. In October 2003, we raised an additional $200,000 through the sale of an additional 77,220 units at $2.59 per unit. In connection with this financing, we paid a placement agent a fee equivalent to 7% of the amount raised, paid in units. Under the terms of the financing, because we did not raise an additional $2,000,000 in equity financing by November 15, 2003, on that date the unit holders became entitled to receive additional shares of common stock as if the purchase price per share of common stock equaled $2.00 when the units were purchased, and the exercise price of the warrants decreased to $2.00 per share.

        We have sustained continuing operating losses in 2003 and had an accumulated deficit of $89.1 million as of September 30, 2003. We expect negative cash flow from operations to continue until the online revenue stream matures. We believe we have access to adequate resources to fund operations until operations reach cash flow positive. However, in the event revenues do not meet anticipated levels or we are unable to raise additional funding to meet working capital requirements, we may need to further reduce operating expenses. If we are unable to raise additional funding to meet working capital requirements, we may be unable to maintain compliance with Nasdaq Small Cap Market listing requirements and we might not be able to achieve our business objectives. In addition to anticipated capital from operations, VCampus believes it has available sources for debt or equity capital in amounts necessary to meet its cash needs through 2003 and into 2004. However, such capital, if available, may not have terms favorable to us or our current stockholders.

        If we do not address our capital and funding needs, we will be materially adversely affected. Our future capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for our products and services, maintenance and renewal of customer contracts, customer demands for technology upgrades, the types of arrangements that we may enter into with customers and resellers, and the extent to which we invest in new technology and research and development projects.

        As of December 31, 2002, we had net operating loss carryforwards of approximately $56 million for federal income tax purposes, which will expire at various dates through 2022. Our ability to utilize all of our net operating loss and credit carryforwards may be limited by changes in ownership. We have recognized a full valuation allowance against these deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carryforward period available under the tax law to utilize the deferred tax assets.

Contractual Obligations

        Our future liquidity and capital resources will be affected by our contractual obligations. Our significant contractual obligations as of December 31, 2002 are for debt, operating and capital leases and purchase obligations. These obligations are summarized as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than one year	1-3 years	4-5 years	After 5 years
Notes payable(1)	$225,000	$225,000	$—	$—	$—
Operating leases	4,052,238	656,096	1,034,762	1,097,779	1,263,601
Capital lease obligations	23,529	23,529	—	—	—
Purchase obligation(2)	362,303	362,303	—	—	—

Total contractual obligations	$4,663,070	$1,266,928	$1,034,762	$1,097,779	$1,263,601

(1)
In December 2001 and January 2002, we raised $825,000 and $100,000 through the issuance of 8% debentures together with five-year, fully vested warrants to purchase 132,143 shares of common stock at $4.00 per share. We allocated the proceeds of the offering to the debentures and the warrants based on their relative fair values. The amount allocated to the warrants was recorded as a debt discount and is being amortized to interest expense over the period the debentures are expected to be outstanding. In March 2002, we issued 1,458,413 shares of Series F-1 Preferred Stock and five-year fully vested warrants to purchase 14,584 shares of common stock at $4.00 per share in exchange for the cancellation of a note in the original principal amount of $500,000 plus $10,445 in accrued interest. In May 2002, we issued of 5,878 shares of Series F-2 Preferred Stock plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730. The unamortized debt discount at December 31, 2002 was $84,841. The remaining $225,000 of principal and accrued interest under the debentures is due and payable at December 31, 2003.

(2)
In December 2000, we entered into a three-year reseller agreement with a vendor to resell certain software. The agreement, as amended, requires us to generate sales of the vendor's software of $650,000 over the three-year period. As of December 31, 2002, we were required to generate sales sufficient to generate royalties of $362,303 prior to December 31, 2003.

        We have not engaged in off-balance sheet financing or commodity contract trading.

BUSINESS

        VCampus Corporation is a provider of outsourced e-learning services. We manage and host Internet-based learning environments for corporations, government agencies, institutions of higher education, and associations. Our services cover a broad range of e-learning programs, from enrollment and payment to course development and delivery, as well as tracking of students' progress and reporting of results.

        Through our proprietary software we provide customers with comprehensive services on an outsourced, or hosted, basis. We believe that our outsourced hosting approach to web-based e-learning services provides significant business advantages to our customers. We charge customers a relatively low upfront fee to establish a customized virtual campus, or "vcampus", and then charge customers on either a subscription or usage basis for the service on an ongoing basis. We believe this model creates a consistent revenue stream, as well as a "backlog" of revenue for VCampus related to online tuition arrangements. VCampus recognizes online tuition revenue that is guaranteed by commitments on a straight-line basis over the life of a contract. Thus, a "backlog" of revenue is created through contracts that include committed revenues (or subscription basis contracts) that are worked off as the contract is fulfilled. We believe that these factors, particularly when combined with the relatively high switching costs customers incur to change e-Learning service providers, provide a solid revenue base for VCampus. We believe our market strengths to be:

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  a rapid, non-time-consuming implementation, achieved in a matter of days;

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  minimal upfront investment required for the service;

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  ready-to-go library of approximately 3,600 online courses;

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  consistent delivery of high-quality courseware;

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  proven system performance and scalability;

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  delivery of content from virtually any source; and

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  system compliance with industry standards (SCORM (Shareable Content Object Reference Model), Section 508 (of the Federal Rehabilitation Act), AICC (Aviation Industry Computer-based Training Committee—established standards of interoperability) and SOAP (Simple Object Access Protocol).

        We believe that we hold several key advantages in the e-learning marketplace:

        Diverse customer list.    We have a diverse set of customers, including relationships with VCampus that have extended for as many as six years. Our customer base is noteworthy for representing a wide range of sectors, including corporations, government agencies, institutes of higher education, professional associations and retail-oriented training sites.

        Diversified business base.    We serve customers from a wide variety of market sectors—including corporations, associations, government agencies, and institutes of higher education. As such, we are able to provide our customers with a unique ability to participate in communities of learning. The VCampus platform enables our customers to share content, thereby creating cross-sale opportunities from customer to customer. Several of our customers successfully sell their content to other VCampus customers simply by offering their content on the advanced VCampus platform.

        Open technology.    Our technology affords customers a number of advantages in terms of its ability to rapidly and cost-effectively implement a comprehensive and secure e-learning and training environment. Our content-neutral, open architecture platform allows for access to a wide range of aggregated content, the ability to quickly add new functionality, leverage new technology and to support a vast number of users. Our recently introduced web services capabilities enable customers to easily integrate our technology with other existing systems (including enterprise resource planning systems and human resource information systems).

        Expansive library of content aggregated from leading sources.    Using our proprietary course development technology, known as its Course Construction Set, a customer's own training materials may be combined with our off-the-shelf, third-party content library consisting of thousands of courses, on subjects including management skills, information technology, telecommunications and personal development, to design a comprehensive training curriculum. Our existing content library, marketed as ContentMatters™, includes approximately 3,400 publicly-available online courses from more than 40 publishers, including SkillSoft, NETg, Element K, American Media, Dearborn Financial Publishing, NIIT and Crisp Learning. We also have agreements to distribute some courseware that has been developed by our customers, such as the New York Institute of Finance, to other VCampus customers. Our wholly-owned library of telecommunications and desktop publishing courses are marketed under the Teletutor and VCampus brand names.

        Extensive experience.    We have delivered over 2.7 million courses over the past seven years to more than 740,000 desktops/users. We have operated in the e-learning space for more than seven years. We maintain solid, long-term relationships with established customers and benefit from a highly experienced and knowledgeable management team.

        Flexibility.    Our technology and implementation process is flexible to respond to diverse customer needs. We offer rapid implementation on a content-neutral platform that allows access to both off-the-shelf and proprietary courseware. We offer customization of our products and services for each customer, as well as rapid incorporation of new technologies. Our technology and services are designed to be scaleable on demand to meet customer needs.

        Comprehensive Services.    We offer a completely hosted system, accessible by virtually any web browser. Our offerings include a leading edge Learning Management System, Course Construction Set ™ and Courseware Delivery Engine. The technology and service have been proven and tested through successful implementations for scores of customers, where thousands of students have experienced VCampus-based e-Learning for up to seven years.

Industry Background

        We believe the market for e-learning, with a 2002 market size of approximately $10.3 billion in the U.S. according to Brandon-Hall, is continuing to grow, in spite of the "dot com" crash and the recent downturn in the economy. Both the research firm International Data Corporation, or IDC, and Brandon-Hall expect an increase in corporate and government e-learning spending in 2003 and beyond, with IDC predicting a compound average growth rate (CAGR) of 36.7 percent between 2001 and 2006. We believe this steady increase provides us with significant opportunity for growth. Additionally, we expect significant industry growth in content revenues.

        IDC updated its projections for the corporate e-learning market worldwide in January 2003 in its study entitled "Market Analysis: Begin Act II: Worldwide and U.S Corporate e-learning Forecast 2002-2006." This study predicts the market will grow from $6.6 billion in 2002 to $23.7 billion in 2006. The US market represents the largest national e-learning market for vendors and IDC predicts it will grow 36.5% over the next five years. IDC reports that corporate e-learning remains one of the fastest growing markets it tracks and presents vendors with the opportunity for financial success.

        Overall findings by multiple organizations show an increase in the e-learning market in 2002, with an increase again in 2003 and beyond. A study by Brandon-Hall, entitled "The Growth of e-learning in 2002: Profile of Industries and Departments," found that of the 112 responses from corporate users, 89 percent said at least one department within their organization had started using or expanded its use of e-learning since the beginning of the year. Additionally, 94 percent of the respondents said they plan to expand the use of e-learning in at least one area of their company in 2003.

        In spite of the economic downturn and the slow recovery of corporate training budgets, e-learning continues to gain share against its mainstay education and training counterparts. Buyers in 2001 and 2002 became more educated about e-learning as a solution and a process. Purchasers in this dynamic market are more educated than the earliest adopters of e-learning. We believe corporate buyers will drive longer sales cycles, rigorous sets of requirements in requests for proposals (RFPs), and will be focused on addressing business needs. Additionally, we have observed that sales cycles have lengthened in both the government and commercial markets, averaging between 8 and 12 months.

Company Strategy

        Our goal is to be the leading service provider of integrated e-learning services by helping customers improve their performance and achieve their goals. Our strategies to achieve this objective include continuing to: focus on high-revenue opportunities, develop strategic relationships, develop strategic content, provide superior customer service, and develop new and upgrade existing technologies. Our strategy also includes increasing revenue from each customer by converting more of each customer's proprietary content to online distribution through the VCampus platform. We also intend to grow the cross-selling of content between various customers. The intended result is increased penetration and enhanced customer loyalty.

Focus on High-Revenue Opportunities

        We are focused on finding and developing new opportunities for significant revenue based on three factors. We seek sales opportunities in which: 1. training is for a large audience (e.g., employee base of government institution or corporation or students of distance education school); 2. training is required (e.g., mandatory for employees, required certification, academic degree); and 3. training is paid for by a third party, not by the student (e.g., paid directly by employer or through tuition assistance programs).

        We believe that the highest-growth segment of the e-learning market is the service of online distance education programs for institutions of higher education. Although we maintain customers in this segment, management believes our technology needs to become more competitive for this segment. Consequently, we are currently developing upgraded technology designed to attract and maintain higher education customers. Additionally, we are working to develop significant new customer relationships with institutions of higher education offering significant distance learning programs online.

Develop Strategic Relationships

        Based on success with past and current relationships with several customers, we target organizations that provide the opportunity for mutual benefit from a multi-faceted relationship. Typically, target partners provide classroom-based training to a wide audience but have not yet incorporated online training into their training model. We enable organizations to add online learning quickly, efficiently and inexpensively. Collaboration opportunities include online delivery of content the customer converts, conversion and online delivery of courses by VCampus and development of courses for online delivery, which would be owned, at least partially, by us.

Develop Strategic Content

        We invest in the development of courses deemed strategic in nature to attract customers with strong revenue prospects. Typically, these courses are developed in collaboration with a recognized subject matter expert. Content considered for co-development must lend itself a large, reachable audience and offer the audience a powerful reason to attend the course (e.g., compliance with laws, certification, Continuing Professional Education credits (CPEs) or Continuing Education Units

(CEUs)). Examples of strategically-developed courses at VCampus include Information Security and several HIPAA (Health Insurance Portability and Accountability Act) courses. Courses so developed may be owned, at least partially, by us.

Provide Superior Customer Service

        Our core customer service principle is to deliver uniquely superior service through creative, committed and well-trained employees who work as a team. We utilize TeamCareSM, a service methodology grounded upon developing relationships between key players from both VCampus and each customer. The partnership includes an executive member, a project manager, an account manager and the customer care center. Each member of the team has a defined series of roles and responsibilities for monitoring and supporting the health and growth of the customer relationship. Furthermore, the team is responsible for continuous review of the customer's content needs, introduction of existing and new VCampus services, recommendation of suitable additional content, identification of the potential need for custom courseware development, pedagogy and instructional design and the recommendation of platform configurations for customer-specific business processes.

Develop and Upgrade Proprietary Technology

        We intend to maintain our position as a leader in online courseware delivery technology by continuing to develop and enhance the features and functionality of our proprietary technology. Our system is designed to accommodate users on both low and high bandwidth connections, enabling us to serve a wide range of end users without requiring a large investment on their part. Additionally, our system is a completely outsourced system; no investment in software or hardware is required of customers or students (other than access to the Internet via a web browser).

        During 2002, we announced the Launch of VNexus™, a next generation platform making us the first e-learning company to launch a fully SOAP-compliant Learning Management platform with superior web services capabilities. By standardizing on the SOAP protocol, VNexus employs XML, a recognized universal standard, to communicate with an organization's information technology infrastructure. XML provides inherent flexibility because it can operate across any operating system or platform, thereby reducing possible barriers to integration. Recognizing that some organizations have not standardized on XML, we also offer other communication formats with VNexus.

        We plan to release major upgrades of its technology during 2003 as well. We believe these upgrades will lower the cost of course delivery, increase the scalability and reliability of the system and improve the ease of use for both learners and content courseware authors. We plan major platform upgrades designed to dramatically increase the technology's applicability to the higher education distance learning market.

Products and Services

        We offer a wide range of products and services, the majority of which center around a virtual campus or "vcampus." The vcampus mimics the functions of a university campus on the Internet—handling student admissions, registrations, course delivery, grading and tracking. Customers are able to choose from our extensive off-the-shelf library, convert existing courses to an online format, or use courses provided by another vendor, all for use within their vcampus.

        Our technology allows customers to use a variety of content on an open, internet-based architecture, on an outsourced hosting basis. The system displays each customer's graphical "look and feel." We believe this open architecture makes our hosted technology more flexible than that of many of our competitors.

        Our vcampus is a centrally-hosted e-Learning delivery and tracking system accessible by virtually any Internet-ready PC. Students generally enroll in our courses online through a vcampus, but have the option to enroll in person, by telephone or through the mail. Customers also have the ability to register students in bulk. Once registered, students can access the courseware online, typically through a PC connected to the Internet or through a corporate intranet or extranet. When a student has completed the course, he or she will receive credit or certification, if appropriate. Our technology is a proven system, having served approximately 2.7 million courses since introduction.

        The VCampus environment is customizable and designed for ease of administration and access to students, instructors and training administrators. In addition, by using any combination of courses from our courseware library and the customer's own internal training libraries, customers can offer a variety of distance learning options.

        The vcampus supports a wide variety of tools and utilities supplied by third parties, such as Netscape Navigator/Communicator, Microsoft Internet Explorer, Macromedia Shockwave and Flash, Real Networks Streaming, and other browser-based plug-ins. In addition, we have developed the following proprietary software tools that facilitate the functionality of the vcampus:

  The Courseware Delivery Engine—a proven system for presenting the total e-learning experience. This product was designed and built to serve as an integrated, Web-based courseware construction and delivery tool. First delivered in August 1997, the product has been used to build and deliver our courseware library of more than 3,600 online courses as of June 30, 2003. The VCampus Courseware Delivery Engine provides a simple, easy-to-use environment for instructors and students capable of assessing, tracking and testing students as they complete a course.

  The Course Construction Set—is designed to be simple to use yet rich in possibilities and performance. The courseware developer has access to a complete suite of Web-based tools necessary to construct and deliver highly interactive, online courses. The "PointPage" functionality of the product provides a choice of methods for displaying content. The "Activity Studio" enables non-programmers to construct and include multimedia-rich (animation, sound and student interactivity) activities by answering a few simple questions. Courseware developers can also take advantage of the testing system, which includes many advanced features such as question randomization and pooling. Additionally, courseware developers can choose to link selected test questions and PointPages to learning objectives, which allows a courseware developer to group content and assess a student's progress based on performance.

  The Curriculum Group Manager—allows training managers to create an enterprise-wide individualized training program by facilitating the grouping of students with similar education needs and abilities to appropriate groups of courses within a VCampus. The result is a specific student "Training Plan" designed to guide students to courses that match the student's ability. Additionally, the Training Plan can evaluate a student's performance in each course against standards established for test scores and attendance.

  Batch/Mass Enrollment Tools—facilitate the enrollment of large groups into the vcampus and/or courses. Organizations with a large population of students can use this tool to import demographic data from legacy enterprise resource planning or human resources systems, thus streamlining the implementation process.

  To provide a complete learning experience for customers, we also provide threaded discussions (VDiscussion), live virtual meetings (VMeeting), online surveys (VSurvey), platform administrator training, Course Construction Set training, e-Learning consulting on strategy and overall programs, custom courseware development and integration with other systems through VNexus.

Existing Courseware Library

        We currently offer approximately 3,600 courses real-time on our e-learning system. Our 3,400 publicly-available courses are marketed under the name ContentMatters™. Our courseware strategy involves the provision of the following three components: (1) strategically-developed courses from VCampus; (2) COTS, or commercial off-the-shelf, courses from a variety of leading third-party course vendors; and (3) custom courseware development for the proprietary training needs of our customers.

Strategically Developed Courses

        We invest in the development of courses, which we deem strategic in nature to attract customers with strong revenue prospects. Typically, this type of course is developed in partnership with a leading expert in the field. Content considered for co-development must target a large, reachable audience and offer the audience some compelling reason to attend the course (e.g., compliance with laws, certification, CPEs or CEUs). Examples of strategically-developed courses include Information Security and several HIPPA courses. Courses so developed may be owned, at least partially, by us.

COTS Library

        From our COTS library, we currently offer approximately 3,400 online courses real-time on our e-learning system. The current library was built from a combination of acquisitions, our own development efforts and relationships with leading content providers such as SmartForce, NETg, NIIT, Infosource, Vital Learning, Crisp Publications Inc., Marcom, Aztec Software and American Media Inc. Although we do not provide accreditation or certification itself, a number of our current courses provide either accreditation or certification through our content providers.

Custom Library

        Our existing custom courseware library includes more than 200 online courses built by our corporate, higher education and government customers for their own proprietary use. We believe these courses provide more long-term revenue potential than commercial off-the-shelf courses, which are beginning to become commoditized and might continue to become so over time. We believe the growth of this custom library is evidence of customer satisfaction with our authoring and delivery products.

Customers

        Our primary target markets are the government, corporate training and higher education distance learning markets. As a result of the significant reduction in revenues and market capitalizations of many companies in the telecommunications market over the past few years (i.e., the Dow Jones U.S. Telecommunications Market Index lost 64% of its value between February 2000 and December 2002), we experienced high customer turnover due to heavy exposure to telecommunications customers who either went out of business or eliminated or seriously curtailed their e-learning spending. Since 2001, we have intentionally broadened our customer base to reduce the vulnerability to a downturn in any one particular market. In 2002, our online tuition revenues were balanced fairly equally among the government, corporate training and higher education distance learning segments. In 2002, two customers, Park University and the U.S. Department of Veterans Affairs accounted for approximately 28% and 12% of our revenues, respectively. We currently anticipate that future revenues may be derived from sales to a limited number of customers. Accordingly, the cancellation, non-renewal or deferral of a small number of contracts could have a material adverse effect on us.

Sales and Marketing

        Our primary marketing goals are to identify and attract organizations that offer large potential relationships with us. We are targeting industries and organizations that require mandatory training, reach a large potential audience and are well served by our e-Learning services. Primary markets include the federal government, the healthcare, insurance, financial services/banking, pharmaceuticals and manufacturing industries, and institutes of higher education offering extensive adult distance learning.

        In addition to direct sales efforts, we market our products and services through a variety of means, including the Web, public relations, trade shows, direct mail, trade publications, customers, resellers and strategic partners. We believe that forming strategic marketing alliances with parties who will sell, promote and market our products and services will be important for growth.

Competition

        The market for online educational and training products and services is highly competitive and will likely intensify. Although we believe we were the first company to offer Web-based, interactive, on-demand content, there are no substantial barriers to entry in the online education and training market. Competition in the developing market for online training and education is based upon various factors, including quality, breadth and depth of content, marketing and third party relationships, quality, flexibility, reliability of delivery system and pricing.

        A number of companies, including SkillSoft, Click21earn, DigitalThink, Saba and Docent compete in this market, as well as many others. In addition to traditional classroom and distance learning providers, other institutions such as Apollo Group (through University of Phoenix Online) offer their own accredited courses online or in an e-mail-based format. They, and many other education providers, use some of our methods, including e-mail, bulletin boards, threaded discussion and electronic conferencing, as well as other delivery methods such as satellite communications and audio and videotapes.

        We believe that it is becoming increasingly apparent that e-learning providers must not only remain technologically advanced, but also, more importantly, offer "complete" service offerings. This "complete service offering" approach includes offering customers access to a large library of high quality, off-the-shelf courses; the ability to produce customized courses quickly and effectively; and value-added features that allow flexibility and scalability, thereby maintaining the learner as the number one proponent. Additionally, successful e-learning services must be affordable, convenient and easy to use and administer.

        Although there is a broad range of approaches to the e-learning marketplace, most can be generally categorized as follows, though several companies are active in more than one segment:

  ASP Hosted Services:    Provide consolidated access to learning and training from multiple sources by aggregating, hosting and distributing content.

    Examples: VCampus, GeoLearning, Docent, Saba, Click21earn and KnowledgePlanet.

  Technology, Software, Learning Management System (LMS):    Provide specific software tools and infrastructure to companies that typically implement technology and applications behind a corporate firewall. These are usually sold under a one-time, non-annuity license/maintenance model.

    Examples: Saba, Docent, WBT Systems, Pathlore and Plateau Systems.

  Content:    Create the e-learning courses used to train corporate employees. Content typically falls into one of the three generic categories: information technology, soft skills and customized content. Leading content providers often provide support services in conjunction with their content.

    Examples: SkillSoft, DigitalThink, Element K, ExecuTrain, Learning Tree International and New Horizons.

  Professional Services and Consulting:    Provide consulting, implementation and support services, contract content development and distribution.

    Examples: Intellinex, DigitalThink and Collegis.

Most of our competitors have significantly greater financial, technical and marketing resources than we do. We will require additional financing to compete effectively in this rapidly evolving market. In addition, any of these competitors may be able to respond more quickly than us to new or emerging technologies and to devote greater resources to the development, promotion and sale of their services. A number of our current customers and partners have also established relationships with some of our competitors, and future customers and partners may establish similar relationships. In addition, our partners could use information obtained from us to gain an additional competitive advantage over us. Our competitors may develop products and services that are superior to those of VCampus or that achieve greater market acceptance than our products and services.

Government Regulation and Legal Uncertainties

        We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses, and there are currently few laws or regulations directly applicable to access or to commerce on online networks. Due to the increasing popularity and use of online networks, it is possible that a number of laws and regulations may be adopted with respect to online networks, covering issues such as user privacy, pricing, taxation and/or the characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of online networks, which could in turn decrease the demand for our products and increase our cost of doing business or otherwise have an adverse effect on us. Moreover, the applicability to online networks of existing laws governing issues such as intellectual property ownership, sales taxes, libel and personal privacy is uncertain. Furthermore, as a publisher of educational materials, we could be subject to accreditation or other governmental regulations. Any new legislation or regulation applicable to online networks, us or our products or services could have a material adverse effect on us.

        Because materials may be downloaded by the online or Internet services operated or facilitated by us or the Internet access providers with which it has a relationship and be subsequently distributed to others, there is a potential that claims will be made against us for copyright or trademark infringement or based on other legal theories. Such claims have been brought against online services in the past. Although we carry general liability insurance, our insurance may not cover claims of this type, or may not be adequate to cover all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Trademarks and Proprietary Rights

        We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon federal statutory as well as common law copyright and trademark law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We own registered trademarks in the United States for The e-Learning Solution Provider, Teletutor, The Chalkboard, VCampus, the VCampus logo, VCampus.com, Take It Online, Point Page, and Course Construction Set. Additionally, we have applied for registration in the United States for certain of our other trademarks, including ContentMatters.

Employees

        As of December 1, 2003, we had 44 employees, consisting of 12 full-time employees and one part-time employee in general business operations, 10 full-time employees in sales and marketing, 13 full-time employees in product development, and seven full-time employees and one part-time employee in general and administrative. None of our employees is represented by a union and there have been no work stoppages. We believe that our employee relations are good.

Properties

        Our executive offices and principal administration, technical, marketing and sales operations are located in approximately 16,700 square feet of lease space in Reston, Virginia pursuant to a lease that expires in February 2010. The aggregate annual monthly rent for this facility is $40,235, subject to 3%

annual increases. We believe that our existing office space is sufficient to accommodate our current needs and that suitable additional space will be available on commercially reasonable terms to accommodate any expansion needs through 2004 should the need arise.

Legal Proceedings

        In June 2002, a former employee (separated in June 1998) filed suit against us in Dallas County, Texas. To avoid further litigation expenses and the risk of an adverse ruling, in June 2003 we agreed to pay the employee $99,999 in full settlement of all the claims, including the plaintiff's attorneys' fees. We had previously accrued a liability on our balance sheet of $60,000 in connection with this dispute. During the quarter ended June 30, 2003, we accrued an additional $39,999 related to the settlement.

        In June 2003, we and the landlord at our Rockville, Maryland facility agreed to a settlement regarding the leased space that we had vacated in December 2000 as part of our announced transition to an exclusive online business model. We agreed to pay the landlord a total of $300,000 immediately (plus a $24,000 security deposit retained by the landlord) to terminate the lease agreement. In connection with the settlement, the entire balance required to be held in escrow based on a court order issued in May 2003, totaling approximately $601,000, pending the outcome of the litigation was released and made available to us in July 2003. We had already accrued $253,051 for this potential liability on our balance sheet. During the quarter ended June 30, 2003, we accrued an additional amount of approximately $71,000 related to the settlement.

        The Virginia Department of Taxation recently completed an audit of our sales and use tax payments from August 1998 through October 2001. In July 2002, we received a draft assessment which contemplated a payment of taxes, penalties and interest by us of $212,719, primarily associated with our alleged failure to assess use tax on third-party royalties paid by us to content providers for courses we delivered online. We paid the sales and use tax, and interest on non-contested items, which amounted to $18,928 out of the $212,719. We have formally contested the remaining items covered by the draft assessment, including the assessment of use tax on the royalties paid by us to content providers for courses we delivered online as well as the methodology used by the Virginia Department of Taxation to estimate the royalties. In July 2003, the assessment was reduced by the Virginia Department of Taxation to $86,678 including interest of $17,278. In October 2003, we appealed the assessment. We do not have a firm estimate of the probability of liability for this issue or the amount of anticipated legal costs, but have reason to believe that the potential liability will be reduced to the point where it will not be considered material. Accordingly, we cannot estimate at this time the amount of liability to be incurred, if any. No amounts have been accrued in the financial statements for this potential liability.

MANAGEMENT

Directors and Executive Officers

        Our executive officers and directors and their ages as of August 1, 2003 are as follows:

Name	Age	Positions
Nat Kannan	55	Chief Executive Officer and Chairman
Daniel J. Neal	45	Executive Vice Chairman
Christopher L. Nelson	41	Chief Financial Officer, Chief Information Officer and Secretary
Ronald E. Freedman	54	Senior Vice President, Worldwide Sales and Marketing
Edson D. deCastro	64	Director
Dennis J. Fischer	63	Director
William E. Kimberly	70	Director
Martin E. Maleska	59	Director
John D. Sears	48	Director

        Narasimhan"Nat" Kannan has served as VCampus' Chairman of the Board of Directors since he founded VCampus in 1994 and he resumed the Chief Executive Officer position in December 2002, a position he formerly held from 1984 to 2000. Prior to founding VCampus, he founded IMSATT Corporation in 1984 and co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. He also served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy and Control Data Corporation. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

        Daniel J. Neal has served as a director of VCampus since joining VCampus in September 2000. From September 2000 until December 2002, Mr. Neal also served as our CEO. Mr. Neal now serves as the Chief of Strategic Partnerships and Vice Chairman of the Board of Directors. From July 1998 until joining the Company, Mr. Neal served in various positions with USinternetworking, Inc., including Vice President/General Manager, Senior Director, E-Commerce Partnering and Senior Director, Acquisition Integration. From April 1996 until July 1998, he was the Director of National Partnering for Global One Communications, LLC, a subsidiary of Sprint. Prior to that, Mr. Neal served as a Senior Staff Member with the Office of the Vice President of the United States. Mr. Neal received his A.B. from the University of California, Berkeley, and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

        Christopher L. Nelson joined VCampus as Chief Financial Officer and Chief Information Officer in June of 2002. Mr. Nelson oversees the entire technology, operations and customer service areas of the business in addition to his finance and accounting department responsibilities. Prior to his appointment as our CFO, Mr. Nelson was a Principal of Monticello Capital LLC, where he advised high-growth technology businesses and their corporate boards on corporate finance, capitalization transactions, and mergers and acquisitions. Mr. Nelson has held positions as CEO, COO and CFO of niche, high tech companies in the Internet space over the past several years (including Kignet, Inc., Monumental Network Systems, and IMA Software, Inc.) during which he has developed particular expertise in bringing companies to cash flow positive positions. Mr. Nelson has also held executive positions at NTT/Verio, as well as sales and marketing and manufacturing positions at IBM Corporation. Mr. Nelson holds a Master of Business Administration from The Wharton School at the University of Pennsylvania, and a Bachelor of Science degree in Chemical Engineering from the University of

Delaware. Mr. Nelson also previously served as a George Mason Fellow, acting as an advisor to start-up and early stage technology companies on a volunteer basis through the TechVenture Partnership at George Mason University.

        Ronald E. Freedman is responsible for all sales and marketing programs at VCampus. Mr. Freedman has more than 20 years of hands-on experience in sales management, strategic planning, business development, and execution of profit and loss responsibility. Mr. Freedman joined VCampus in 2001 from USinternetworking, Inc. (USi) where he was Vice President of Information Assurance and Chief Security Officer. While at USi, he was responsible for the design, implementation, and management of the USi Total Security Architecture, a best-of-breed security portfolio. Prior to joining USi, Freedman was Vice President of one of the business divisions at The Netplex Group, Inc. There, he was responsible for sales, marketing and fulfillment of a wide range of technology-based products and services. Previously, Mr. Freedman was Vice President, Systems and Services for COMSIS Corporation, where he managed the division of the professional services company providing contingency planning and information security services to commercial and government customers. He also served as Executive Vice President of Advanced Information Management, Inc., where he was responsible for marketing and delivering information security and contingency planning services to Fortune 500 customers. Mr. Freedman worked for General Electric Company for fifteen years, most recently as General Manager, Disaster Recovery Services and Manager, Strategic Planning and Business Development. He also served as a Presidential appointee, on loan to The White House from General Electric, responsible for developing contingency plans as part of the Continuity of Government Program. He received a Presidential Commendation for outstanding service during that assignment. Mr. Freedman holds a BA in Economics from Northeastern University in Boston and an MBA in Management from Babson College in Wellesley, MA.

        Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Avax Technologies, Inc. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

        Dennis J. Fischer has been a director since March of 2002. He is a Vice President in Visa U.S.A.'s Sales and Integrated Solutions division, with responsibility for Visa's commercial card programs for the Federal Government. Mr. Fischer served 30 years in the Federal government, most recently as Commissioner of the General Services Administration's (GSA) Federal Technology Service from 1997 to 2000. Mr. Fischer also was the first Chief Financial Officer of the GSA from 1992 to 1997. His other government posts have included Deputy Assistant Secretary, Finance, and Deputy CFO, for the U.S. Department of Health and Human Services; and Associate Director for Policy and Management, United States Mint, U.S. Treasury Department. Mr. Fischer held various financial management positions at the U.S. Department of Health, Education and Welfare, including Financial Management Officer and Executive Officer for the Health Care Financing Administration of the Department of Health and Human Services. Mr. Fischer holds a B. A. in Mathematics from Vanderbilt University and a Masters in Financial Management from George Washington University.

        William E. Kimberly has been a director since 1995. Mr. Kimberly has served since 2002 as the President and is the sole owner of NAZTEC, LLC, an investment banking and consulting firm. He has also served since 2002 on the Board of Advisors and is a founding investor of New Vantage Group, LLC, a firm focused on forming and managing angel investment clubs. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, from 1992 to 2002. Prior thereto,

Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Sytel Inc. He is a member of the Board of Trustees of The Asheville School and the Board of Advisors of the Pan American Development Foundation.

        Martin E. Maleska has been a director since February 2001. He has served as Managing Director of Veronis Suhler & Associates since January 1999. Prior thereto, Mr. Maleska worked at Simon & Schuster's International and Business and Professional Group, where he was president from 1995-1998. A managing director at Veronis Suhler & Associates from 1991-1995, Mr. Maleska concentrated on magazine, newspaper and book publishing transactions. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

        John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

Executive Compensation

  Summary Compensation

        The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2000, 2001 and 2002 to the two persons who served as chief executive officer in 2002, our only two other highest-paid executive officers who earned at least $100,000 in 2002 and one additional executive officer who otherwise would have been included in such table on the basis of her 2002 compensation but for the fact that she was no longer an executive officer at the end of 2002 (collectively, the "Named Executive Officers").

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year					Restricted Stock Awards			Stock Options (Shares)	All Other Compensation
		Salary		Bonus
Narasimhan P. Kannan Chief Executive Officer(1)	2002 2001 2000	$ $ $	39,960 220,000 193,333	$	— — 90,000		— — —		— 41,250 22,651	$ $ $	162,109 — —	(2)
Daniel J. Neal Chief Executive Officer(3)	2002 2001 2000		$160,000 215,000 73,333	$	— — 50,000	$ $	— — 154,800	(4)	— 80,000 45,078	$ $ $	— — 15,313	(5)
Ronald E. Freedman Senior Vice President of Worldwide Sales & Marketing	2002 2001		$140,250 140,459	$ $	1,000 15,000	$	— —		5,000 8,000		$25,414 88,751	(6) (7)
Christopher L. Nelson Chief Financial Officer(8)	2002		$94,592		$38,000		$39,000	(9)	37,750		$—
Deborah A. Colella(10) Chief Financial Officer	2002 2001	$ $	90,833 100,000	$ $	— —		— —		19,500	$ $	13,824	(11)

(1)
Mr. Kannan was re-appointed as Chief Executive Officer in December 2002, a position he had resigned from in September 2000.

(2)
Consists of $151,250 of severance payments following his termination as Executive Chairman in December 2001 and $10,859 of accrued vacation pay.

(3)
Mr. Neal resigned as Chief Executive Officer in December 2002 and now serves as Chief of Strategic Partnerships and Vice Chairman of the Board of Directors.

(4)
Represents the fair market value of 2,000 shares of restricted common stock purchased by Mr. Neal for $0.10 per share on August 8, 2000, the date of his employment agreement, based on the closing sale price of our common stock of $77.50 per share on that date, less the aggregate exercise price of $200. As of December 31, 2002, these shares were valued at $7,420 in the aggregate based on the closing sale price of our common stock on the last trading day of 2002 ($3.81 per share), less the aggregate exercise price of $200. The restrictions applicable to all of these shares have lapsed.

(5)
Represents the fair market value of 500 shares of common stock purchased by Mr. Neal upon exercise of his nonstatutory stock option for $38.80 per share based on the closing sale price of our common stock on that date of $69.375 per share.

(6)
Consists of commissions.

(7)
Consists of $24,991 in commissions and $63,760 in relocation expenses.

(8)
Mr. Nelson was appointed as Chief Financial Officer in June 2002.

(9)
Represents the fair market value of 10,000 shares of restricted common stock purchased by Mr. Nelson on June 3, 2002, the date of his employment agreement, based on the closing sale price of our common stock of $4.00 per share on that date, less the aggregate exercise price of $1,000. As of December 31, 2002, these 10,000 shares of common stock were valued at $37,100 in the aggregate based on the closing sale price of our common stock on the last trading day of 2002 ($3.81 per share), less the aggregate exercise price of $1,000. The restrictions on all of these shares lapsed in September 2002.

(10)
Ms. Colella's employment as Chief Financial Officer terminated in June 2002. She now serves as a consultant to VCampus.

(11)
Consists of $10,833 of severance payments and $2,990 of accrued vacation pay.

  Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

        The following table summarizes all option grants during the year ended December 31, 2002 to the Named Executive Officers:

Option Grants during the Year Ended December 31, 2002

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees		Exercise or Base Price per Share
Name						Expiration Date
							5%		10%
Christopher L. Nelson	37,500 250	33.7 0.2	% %	$ $	3.90 4.10	06/10/12 03/19/12	$ $	91,976 645	$ $	233,085 1,634
Ronald E. Freedman	5,000	4.5%			$3.90	06/10/12		$12,263		$31,078

(1)
The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

        No stock options were exercised by the Named Executive Officers during 2002 The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2002:

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name
	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
Narasimhan P. Kannan	51,603	—	$45,788	$—
Daniel J. Neal	68,954	25,626	$74,231	$14,569
Christopher L. Nelson	7,750	30,000	$0	$0
Deborah A. Colella	12,937	6,563	$10,545	$0
Ronald E. Freedman	4,625	8,375	$1,665	$0

(1)
Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. The values in the table are calculated by subtracting the exercise price of each option from $3.81 (the closing sale price of our common stock as represented on the Nasdaq SmallCap Market on December 31, 2002) and multiplying the difference by the number of shares underlying each option.

(2)
The first number represents the number or value as called for by the appropriate column of exercisable (vested) options; the second number represents the number or value as appropriate of unexercisable (unvested) options.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002 on all our equity compensation plans currently in effect.

	(a)		(c)
		(b)
	Number of securities to be issued upon exercise of outstanding options or warrants		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category		Weighted-average exercise price of outstanding options or warrants
Equity compensation plans approved by shareholders:
Amended and Restated Stock Option Plan and 1996 Stock Plan	416,662	$11.73	20,697
Equity compensation plans not approved by shareholders:
Compensatory warrants issued to service providers	139,364	$49.44	0

Total	556,026	$21.18	20,697

        The compensatory warrants identified in the above table consists of approximately 25 grants made to placement agents and financial advisors in exchange for their services in connection with a variety of financings completed since 1998. These warrants expire on various dates beginning in September 2003 and ending in April 2009 and have exercise prices ranging from $4.35 to $70.00 per share. The forms of warrants granted under these arrangements are consistent with the forms of warrants granted to investors in the corresponding financings and generally include a net exercise provision.

Employment Agreements

        In December 2001, Mr. Kannan's employment agreement was terminated upon his resignation from his position as executive Chairman of VCampus. From that time until he was reappointed as our Chief Executive Officer in December 2002, he served as the non-executive Chairman of our Board of Directors. Consistent with the terms of his terminated employment agreement, Mr. Kannan received nine months of severance (or $151,250) in 2002. In addition, Mr. Kannan entered into a consulting arrangement with us through the end of 2002, pursuant to which he provided full time consulting services to us in exchange for retaining full health insurance benefits during the term of the consulting relationship. Following his reappointment as our Chief Executive Officer in December 2002, Mr. Kannan and VCampus entered into a new employment agreement, effective on January 1, 2003, providing for a monthly base salary of $23,333. The term of the agreement expired in June 2003, but Mr. Kannan's employment was extended by the parties on substantially the same terms for another 12 months through June 2004. In December 2002, Mr. Kannan was granted a performance-based option to purchase 35,000 shares of common stock at market price on the date of grant ($3.72 per share) and is eligible for performance bonuses in the discretion of the Board. In the event Mr. Kannan is terminated without cause, he would become entitled to continue to receive his salary for up to 30 days.

        In connection with the resignation of Mr. Neal as Chief Executive Officer and his appointment as Executive Vice Chairman and Chief of Strategic Partnerships in December 2002, we entered into an amended and restated employment agreement with him. Mr. Neal's new employment agreement provides for an annual base salary of $160,000. Mr. Neal is eligible for performance bonuses in the discretion of the Board. The term of the agreement expires in December 2003 and is not subject to automatic renewal. Consistent with our policies, in the event that Mr. Neal is terminated without cause or resigns for good cause (including a change of control transaction), we are required under his new employment agreement to continue paying salary to him for any remaining term of his employment agreement through the end of 2003.

        Mr. Nelson's employment agreement provides for an annual base salary of $200,000, although he voluntarily agreed to forego $23,100 of salary in 2002. The term of the agreement expires in May 2004, but the agreement is subject to automatic one-year renewal terms unless sooner terminated. Mr. Nelson received a signing bonus of 10,000 shares of restricted common stock and received stock options to purchase a total of 37,500 shares of common stock at $3.90 per share. Mr. Nelson is eligible for annual performance bonuses of up to 50% of his annual base salary based on achievement of specified performance criteria set forth in his employment agreement. He received a performance bonus of $38,000 in 2002. Consistent with our policies, in the event Mr. Nelson is terminated for cause or resigns for good reason (including a change of control), we are required under his employment agreement to continue paying him his annual base salary for six months as severance.

Compensation of Directors

        Beginning in April 2002, we agreed to pay our non-employee directors $3,000 for each in-person Board meeting attended and $1,500 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we agreed to pay non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors can elect to be paid these fees in cash or common stock valued at fair market value on the date of grant. We reimburse directors for expenses incurred in connection with each board or committee meeting attended.

        The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to non-employee directors of an option to purchase 1,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 250 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 250 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully- vested option to purchase an additional 250 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

        Under the 1996 Plan's automatic grant program, during 2002 the non-employee directors received options as follows: Mr. Kimberly—2,500; Mr. Sears—1,000; Mr. deCastro—1,000; Mr. Maleska—1,500; and Mr. Fischer—750.

Compensation Committee Interlocks and Insider Participation

        As of December 31, 2002 and December 1, 2003, the Compensation Committee of the Board of Directors consisted of Messrs. deCastro and Fischer, neither of whom was at any time during the fiscal year ended December 31, 2002, or at any other time, an officer or employee of VCampus. Mr. Kannan resigned form the Compensation Committee prior to his reappointment as Chief Executive Officer in December 2002. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In January 2000, we raised approximately $4.0 million through a strategic private placement to Mastech Corporation (now iGate Capital Corporation) of 113,625 shares of common stock, representing approximately 19.9% of our outstanding common stock at that time, at $36.20 per share. As part of this strategic investment, Ashok Trivedi, then iGate's Chairman, President and significant shareholder, was subsequently appointed to our Board. In December 2001, Mr. Trivedi purchased one-half of the VCampus shares of common stock held by iGate, or 56,813 shares, at $2.00 per share, and another officer of iGate purchased the remaining one-half of the shares held by iGate. Mr. Trivedi resigned from our Board in February 2002. iGate no longer has a right to nominate a person for election to our Board.

        In March 2001, we raised approximately $1.15 million through a private placement of 118,378 shares of common stock at a price of $9.78 per share (the closing price of our common stock on the date of issuance). Barry K. Fingerhut, a director and our largest beneficial stockholder, purchased an aggregate of 102,978 of such shares for an aggregate consideration of approximately $1,000,000 and received a 3-year warrant to purchase 25,000 shares at an exercise price of $10.76 per share. John D. Sears, a director, purchased an aggregate of 15,400 of such shares for an aggregate consideration of approximately $150,000 and received a 3-year warrant to purchase 3,750 shares at $10.76 per share. We registered for resale the shares issued in this financing.

        In May and June 2001, we completed a $3.2 million private equity placement of 303,892 shares of common stock at a price of $10.60 per share, together with warrants to purchase 75,973 shares of common stock at $17.90 per share. Some of our officers and directors, as listed below, participated as minority investors in this financing. The terms of this financing were negotiated at arms' length with a placement agent. While officers and directors participated in the financing, they did so only as investors, and on the exact same terms as outside investors. The $335,500 invested by officers and directors represents approximately 10% of the aggregate amount raised in the financing. The directors and officers who participated in the financing, their positions at that time and the amount of their investment are set forth below:

Name	Title	Amount Invested	Shares	Warrants
Daniel J. Neal	Chief Executive Officer	$10,600	1,000	250
Deborah A. Colella	Vice President	$15,900	1,500	375
Barry K. Fingerhut	Director	$159,000	15,000	3,750
John D. Sears	Director	$150,000	14,151	3,538

Mr. Fingerhut resigned from our Board of Directors in October 2001.

        In December 2001, we raised $1.85 million through a private placement to existing investors of 2,642,836 shares of Series F preferred stock at a price of $0.35 per share and $925,000 in principal amount of 8% convertible notes due December 31, 2003. We also issued five-year warrants to purchase a total of 198,213 shares of common stock at $4.00 per share. Barry Fingerhut, a former director of VCampus and our largest beneficial stockholder, invested $1.0 million of the $1.85 million raised in the financing. Dolphin Offshore Partners, L.P., Comvest Venture Partners, LLC and Hambrecht & Quist Guaranty Finance, LLC, three of our largest beneficial stockholders, invested the remaining $400,000, $250,000 and $200,000, respectively, and received a pro rata share of the securities issued in connection therewith.

        In August 2001, we entered into a one-year engagement letter agreement with Veronis, Suhler & Associates LLC ("VS&A") for them to provide us with investment advisory and acquisition related services. Martin Maleska, one of our directors, is a managing director of VS&A. At the time of engagement, we paid VS&A a nonrefundable retainer of 100,000 shares of common stock. We and VS&A mutually agreed to terminate their engagement in December 2001 and we have not conducted any significant business with them since that time.

        In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan's income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2002 was approximately $145,000. The loan bears interest at the prime rate, as announced from time to time by Wachovia Bank, minus one percent with principal and accrued interest payable in full upon demand. Mr. Kannan repaid an aggregate of $23,097 in accrued interest to us under this loan obligation in 2002. As of July 31, 2003, the outstanding principal amount under the loan, together with interest accrued thereon was approximately $98,000.

        In March 2002, Barry Fingerhut, our largest beneficial stockholder, agreed to cancel the entire balance of principal and interest of $510,445 outstanding under the convertible notes issued to him in our December 2001 financing in exchange for an aggregate of 1,458,413 shares of Series F-1 preferred stock at $0.35 per share. Each share of Series F-1 preferred stock was convertible into 1/10th of a share of common stock. As an inducement to effect this exchange of debt for equity, we issued to the Mr. Fingerhut warrants to purchase an aggregate of 14,584 shares of common stock at an exercise price of $4.00 per share.

        In May and June 2002, we completed the following equity financing transactions:

  1.
  The sale of 242,859 shares of Series F Preferred Stock for $85,000 in cash at $0.35 per share and warrants to purchase 6,071 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. Dolphin Offshore Partners, L.P., one of our largest stockholders, invested $45,000 in this financing.

  2.
  The sale of 17,859 shares of Series F-2 Preferred Stock for approximately $625,000 in cash at $35.00 per share, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock, and warrants to purchase a total of 160,365 shares of common stock at $4.00 per share. Mr. Fingerhut and Dolphin Offshore Partners invested $235,025 and $205,030, respectively, in this financing.

  3.
  The issuance of 5,878 shares of Series F-2 Preferred Stock, plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, to Dolphin Offshore Partners in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  4.
  The issuance of 3,841 shares of Series F-2 Preferred Stock to Hambrecht & Quist Guaranty Finance, LLC, one of our largest stockholders, in exchange for the cancellation of $126,970 of accounts payable, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  5.
  The sale of 114,305 shares of Series F Preferred Stock for $40,007 in cash at $0.35 per share and warrants to purchase 2,858 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder.

        The conversion price applicable to the Series F, F-1 and F-2 Preferred Stock adjusted automatically from $3.50 to $2.196 as a result of antidilution adjustments triggered by the Series G financing in September 2002.

        In September 2002, we raised approximately $1,000,000 through the issuance of 46,400 shares of Series G Preferred Stock at a purchase price of $21.96 per share. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share. Each share of Series G Preferred Stock is convertible into 10 shares of common stock at any time at the election of the holder. Mr. Fingerhut and Dolphin Offshore Partners invested $592,920 and $219,600, respectively, in the financing. Mr. Fingerhut also purchased $19,920 of shares of Series G preferred stock in November 2002 at $24.90 per share and received warrants to purchase 200 shares of common stock at $2.74 per share. Mr. Fingerhut also beneficially purchased $149,931 and $400,000 of shares of Series G preferred stock in February and March 2003, respectively, at $39.50 and $27.22 per share, respectively, and received warrants to purchase 9,493 and 36,740 shares of common stock. In May 2003, Mr. Fingerhut purchased $110,000 of shares of Series H preferred stock at $240.00 per share and received warrants to purchase 11,475 shares of common stock at $5.00 per share. Each share of Series H is convertible into 100 shares of common stock.

        As an incentive to effect the voluntary conversion of all of our outstanding shares of preferred stock into common stock in June 2003, we issued warrants to all of our holders of preferred stock to purchase a number of shares of common stock equal to 20% of the number of shares of common stock that such holders would receive upon conversion of their preferred stock pursuant to the conversion terms applicable thereto. The exercise price of the incentive warrants is $3.85 per share. As holders of our preferred stock, Barry Fingerhut, Hambrecht & Quist Guaranty Finance, LLC and Dolphin Offshore Partners received their respective allocable shares of those incentive warrants.

        In September 2003, we raised $825,330 through the private placement of 318,660 units, at a purchase price of $2.59 per unit. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock with an exercise price of $2.59 per share. Under the terms of the financing, because we did not raise an additional $2,000,000 in equity financing by November 15, 2003, on that date the unit holders became entitled to receive additional shares of common stock as if the purchase price per share of common stock equaled $2.00 when the units were purchased, and the exercise price of the warrants decreased to $2.00 per share. Barry Fingerhut, our largest stockholder, invested $200,000 in this financing.

        Prior to Mr. Nelson joining VCampus as Chief Financial Officer in June 2002, his wholly owned company provided us with contract employees in our financial and technical operations departments. In 2002, we paid Mr. Nelson's company a total of $99,191 for these services. The contract employee arrangement ceased upon Mr. Nelson's employment by us in June 2002.

        We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.

        All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the ownership of shares of our common stock and preferred stock as of November 15, 2003 by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of any class of our capital stock;

  •
  each of our directors and director nominees;

  •
  each of the Named Executive Officers, as listed under "—Executive Compensation—Summary Compensation" above; and

  •
  all of our directors and executive officers as a group.

        As of November 15, 2003, we had outstanding 5,158,412 shares of common stock. Share ownership in the case of common stock includes shares issuable upon conversion of convertible notes into common stock, and exercise of warrants and options that may be exercised in each case within 60 days after November 15, 2003 for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Beneficially Owned	Percentage Owned
Barry K. Fingerhut(1) 80 Cuttermill Road Suite 311, Great Neck, NY 11021	2,211,333	38.4%
Dolphin Offshore Partners, L.P.(2) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10003	665,823	12.4%
Barry Rubenstein(3) 68 Wheatley Road Brookville, NY 11545	429,710	8.2%
Hambrecht & Quist Guaranty Finance, LLC(4) One Bush Street San Francisco, CA 94101	414,442	7.7%
Hermes Investment Group, Inc.(5) 4835 E. Exeter Boulevard Phoenix, AZ 85018	363,025	7.0%
Bedford Oak Partners L.P.(6) 100 South Bedford Road Mt. Kisco, NY 10549	288,200	5.5%
Marilyn Rubinstein(7)	271,558	5.2%
Nat P. Kannan(8)	70,354	1.4%
Daniel J. Neal(9)	84,032	1.6%
Christopher L. Nelson(10)	39,350	*
Deborah A. Colella(11)	19,937	*
John D. Sears(12)	45,615	1.0%
William E. Kimberly(13)	27,047	*
Ronald E. Freedman(14)	8,500	*
Martin E. Maleska(15)	13,066	*
Edson D. deCastro(16)	5,530	*
Dennis J. Fischer(17)	5,105	*
All directors and executive officers as a group (9 persons)(18)	317,111	5.9%

*
Less than one percent

(1)
Consists of: (i) 1,422,056 shares of common stock and 564,968 shares of common stock issuable upon exercise of warrants and options, all held by Mr. Fingerhut directly; (ii) 135,374 and 10,921 shares of common stock and 10,928 and 929 shares of common stock issuable upon exercise of warrants, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 42,226 shares of common stock and 17,591 shares of common stock issuable upon exercise of warrants, all held in a joint account with respect to which Mr. Fingerhut has investment and voting power; and (iv) 6,340 shares of common stock held by Mr. Fingerhut's spouse. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

(2)
Includes 232,207 shares of common stock issuable upon the exercise of warrants.

(3)
Includes 65,039 shares of common stock issuable upon the exercise of warrants.

(4)
Includes 220,632 shares of common stock issuable upon the exercise of warrants and 28,571 shares issuable upon the exercise of a convertible note.

(5)
Includes 59,373 shares of common stock issuable upon the exercise of warrants.

(6)
Includes 72,200 shares of common stock issuable upon the exercise of warrants.

(7)
Includes 53,182 shares of common stock issuable upon the exercise of warrants.

(8)
Includes 51,603 shares of common stock issuable upon the exercise of options.

(9)
Includes 76,454 shares of common stock issuable upon the exercise of warrants and options.

(10)
Includes 25,000 shares of common stock issuable upon the exercise of warrants and options.

(11)
Includes 17,937 shares of common stock issuable upon the exercise of options.

(12)
Includes 11,038 shares of common stock issuable upon the exercise of warrants and options.

(13)
Includes 11,905 shares of common stock issuable upon the exercise of options, as well as 835 shares held by Mr. Kimberly's wife.

(14)
Includes 8,000 shares of common stock issuable upon the exercise of options.

(15)
Includes 2,500 shares of common stock issuable upon the exercise of options.

(16)
Consists of shares of common stock issuable upon the exercise of options.

(17)
Includes 1,500 shares of common stock issuable upon the exercise of options.

(18)
Includes the shares (including the shares underlying options and warrants) discussed in footnotes (8)-(10) and (12)-(17).

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        As of the date of this prospectus, our authorized capital stock consists of 36,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of our common stock and preferred stock.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding. As of November 15, 2003, 5,158,412 shares of common stock were issued and outstanding, 2,375,118 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and approximately 411,868 shares of common stock were reserved for issuance pursuant to our stock plans.

        Our Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of delaying, deferring, or preventing our change of control. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of our preferred stock. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

Preferred Stock

        Pursuant to our Certificate of Incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by our Board of Directors. The Board of Directors may, without further action by our stockholders, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by us in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us.

        As of November 15, 2003, we had no shares of outstanding preferred stock of any class. However, as of that date, we had designated 1,000,000 shares of Series C Convertible Preferred Stock, 1,200,000 shares of Series D Convertible Preferred Stock, 3,000,000 shares of Series E Convertible Preferred Stock, 3,000,000 shares of Series F Convertible Preferred Stock; 1,458,413 shares of Series F-1 Convertible Preferred Stock; 60,000 shares of Series F-2 Convertible Preferred Stock; 80,000 shares of Series G Convertible Preferred Stock; and 30,000 shares of Series H Preferred Stock. We do not expect to issue any additional shares from these previously created classes of preferred stock.

Convertible Debt

        As of November 15, 2003, we had a total of 64,285 shares of common stock issuable upon conversion of outstanding debt.

Section 203 of the Delaware Corporation Law

        Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") prevents an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

  •
  before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The statute could prohibit or delay a merger, takeover or other change in control of VCampus and therefore could discourage attempts to acquire VCampus.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Wachovia.

PLAN OF DISTRIBUTION

        The selling stockholders may offer the shares at various times in one or more of the following transactions:

  •
  on the Nasdaq SmallCap Market;

  •
  in the over-the-counter market;

  •
  in transactions other than market transactions;

  •
  in connection with short sales of Company shares;

  •
  by pledge to secure debts or other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

  •
  in a combination of any of the above.

        The selling stockholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

        The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

        The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        We have been advised that Cabernet Partners, L.P., and Brean Murray & Co., Inc. Profit Sharing Trust, each a selling shareholder who is an affiliate of a broker-dealer, purchased its securities offered for resale hereunder in the ordinary course of its business and that at the time of the purchase of such securities it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        We have been advised that Hambrecht & Quist Guaranty Finance, LLC, a selling shareholder who is an affiliate of a number of broker-dealers, purchased its securities offered for resale hereunder in the ordinary course of its business and that at the time of the purchase of such securities it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. As of the date of hereof, partners of that firm beneficially owned approximately 284 shares of our common stock.

EXPERTS

        The consolidated financial statements of VCampus Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Ernst & Young LLP, independent auditors and have been so included in reliance upon the report of Ernst & Young LLP, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov." Our Commission filing number is 0-21421

        You may request, and we will provide, a copy of our filings, at no cost to you, by writing or telephoning us at the following address:

VCampus Corporation
Investor Relations
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(703) 893-7800

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
VCampus Corporation

        We have audited the accompanying consolidated balance sheets of VCampus Corporation as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VCampus Corporation at December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 and Note 6 to the consolidated financial statements, effective January 1, 2002, VCampus Corporation adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." As discussed in Note 2, effective April 1, 2002, VCampus Corporation adopted Statement of Financial Accounting Standards, No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections."

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 14, 2003, except for Note 17, as to which the date is March 28, 2003

VCAMPUS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31 2001	December 31 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,027,771	$727,466
Accounts receivable, less allowance of $99,000 and $31,000 at December 31, 2001 and 2002, respectively	668,180	354,340
Loans receivable from related party	140,183	116,753
Loans receivable—current	159,736	38,689
Prepaid expenses and other current assets	287,393	659,587

Total current assets	3,283,263	1,896,835
Property and equipment, net	944,795	328,296
Capitalized software costs and courseware development costs, net	1,146,230	814,730
Acquired online publishing rights, net	6,230	—
Loans receivable—less current portion	95,441	65,502
Other assets	242,886	190,446
Other intangible assets, net	964,347	748,492
Goodwill, net	328,317	328,317

Total assets	$7,011,509	$4,372,618

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,261,799	$950,262
Accrued expenses	1,203,103	827,860
Capital lease obligation—current portion	206,924	23,529
Notes payable—current portion	492,351	140,159
Deferred revenues	1,003,892	783,003

Total current liabilities	4,168,069	2,724,813
Long-term liabilities:
Capital lease obligation—less current portion	29,707	—

Total liabilities	4,197,776	2,724,813
Stockholders' equity:
Series C convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $7,910,172 at December 31, 2001 and 2002; 1,000,000 shares authorized; 623,339 shares issued and outstanding at December 31, 2001 and 2002	6,233	6,233
Series D convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $8,363,924 at December 31, 2001 and 2002; 1,200,000 shares authorized; 1,013,809 shares issued and outstanding at December 31, 2001 and 2002	10,138	10,138
Series E convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $1,940,467 and $1,816,668 at December 31, 2001 and 2002, respectively; 3,000,000 shares authorized; 545,075 and 574,895 shares issued and outstanding at December 31, 2001 and 2002, respectively	5,451	5,749
Series F convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $924,993 and $1,050,000 at December 31, 2001 and 2002, respectively; 3,000,000 shares authorized; 2,642,836 and 3,000,000 shares issued and outstanding at December 31, 2001 and 2002, respectively	26,428	30,000
Series F-1 convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $0 and $510,445 at December 31, 2001 and 2002, respectively; 1,458,413 shares authorized; 0 and 1,458,413 shares issued and outstanding at December 31, 2001 and, 2002, respectively	—	14,584
Series F-2 convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $0 and $965,230 at December 31, 2001 and 2002, respectively; 60,000 shares authorized; 0 and 27,578 shares issued and outstanding at December 31, 2001 and 2002, respectively	—	276
Series G convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $0 and $1,091,652 at December 31, 2001 and December 31, 2002, respectively; 80,000 shares authorized; 0, and 49,320 shares issued and outstanding at December 31, 2001 and 2002, respectively	—	492
Common Stock, $0.01 par value per share; 36,000,000 shares authorized; 1,469,868 and 1,573,904 shares issued and outstanding at December 31, 2001 and 2002, respectively	14,699	15,739
Additional paid-in capital	79,910,507	85,771,622
Series F convertible Preferred Stock subscribed	(100,000)	—
Accumulated deficit	(77,059,723)	(84,207,028)

Total stockholders' equity	2,813,733	1,647,805

Total liabilities and stockholders' equity	$7,011,509	$4,372,618

The accompanying notes are an integral part of the financial statements.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2000	2001	2002
Revenues:
Online tuition revenues	$4,927,727	$5,781,285	$5,330,686
Virtual campus software revenues	115,093	71,863	—
Online development and other revenues	1,021,811	687,232	495,425
Product sales revenues	413,999	45,038	—
Other service revenues	175,399	121,750	100,035
Instructor-led training revenues	2,664,892	102,584	—

Net revenues	9,318,921	6,809,752	5,926,146
Costs and expenses:
Cost of revenues	3,296,284	1,093,285	1,461,663
Sales and marketing	6,104,235	4,553,250	2,689,136
Product development and operations	3,555,093	2,273,145	2,535,849
General and administrative	2,759,682	2,044,716	1,692,851
Depreciation and amortization	2,916,152	2,154,152	1,355,837
Compensation expense in connection with the acquisition of HTR, Inc	654,294	—	—
Reorganization and other non-recurring charges	2,261,335	187,762	192,000
Stock-based compensation	361,391	440,898	76,172

Total costs and expenses	21,908,466	12,747,208	10,003,508

Loss from operations	(12,589,545)	(5,937,456)	(4,077,362)
Other income	—	—	421,842
Interest (expense) income	165,800	4,563	(220,145)
Loss on debt extinguishment	—	—	(503,246)

Loss before cumulative effect of change in accounting principle	(12,423,745)	(5,932,893)	(4,378,911)
Cumulative effect of change in accounting principle	(461,000)	—	—

Net loss	(12,884,745)	(5,932,893)	(4,378,911)
Dividends to preferred stockholders	(1,152,819)	(649,147)	(2,768,394)

Net loss attributable to common stockholders	$(14,037,564)	$(6,582,040)	$(7,147,305)

Net loss per share before cumulative effect of change in accounting principle	$(17.07)	$(5.23)	$(4.79)
Cumulative effect of change in accounting principle	(0.58)	—	—

Basic and diluted net loss per share	$(17.65)	$(5.23)	$(4.79)

Pro forma amounts assuming the accounting change is applied retroactively:
Net loss attributable to common stockholders	$(13,576,564)

Net loss per share, basic and diluted	$(17.00)

The accompanying notes are an integral part of the financial statements.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 1999	623,339	$6,233	1,073,370	$10,734	214,928	$2,149
Issuance of Series E convertible Preferred Stock	—	—	—	—	963,092	9,631
Issuance of Series E convertible Preferred Stock for payment of Series E dividends	—	—	—	—	18,040	181
Issuance of Common Stock	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	—	—	(2,727)	(28)	(621,503)	(6,215)
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	—	—	—	—
Issuance of Common Stock for payment of Series D Convertible Preferred Stock dividends	—	—	—	—	—	—
Issuance of Common Stock in connection with exercise of options and exercise of warrants	—	—	—	—	—	—
Cumulative effect of change in accounting principle.	—	—	—	—	—	—
Compensatory stock, stock options and warrants	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—
Balance at December 31, 2000	623,339	$6,233	1,070,643	$10,706	574,557	$5,746

Issuance of Series E convertible Preferred Stock	—	—	—	—	187,500	1,875
Issuance of Preferred Stock-Series E dividends	—	—	—	—	89,472	895
Issuance of Series F convertible Preferred Stock	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	—	—	(56,834)	(568)	(306,454)	(3,065)
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	—	—	—	—
Issuance of common stock-Series D dividends	—	—	—	—	—	—
Exercise of options and warrants	—	—	—	—	—	—
Stock, stock options and warrants issued for services and in connection with debt and equity offerings	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—

Balance at December 31, 2001	623,339	$6,233	1,013,809	$10,138	545,075	$5,451

Issuance of Preferred Stock for payment of Series E Dividends	—	—	—	—	29,820	298
Issuance of Series F convertible Preferred Stock	—	—	—	—	—	—
Issuance of Series F-1 convertible Preferred Stock	—	—	—	—	—	—
Issuance of Series F-2 convertible Preferred Stock	—	—	—	—	—	—
Issuance of Series F-2 convertible Preferred Stock-primarily in connection with cancellation of debt	—	—	—	—	—	—
Issuance of Series G convertible Preferred Stock	—	—	—	—	—	—
Series F convertible Preferred Stock subscribed	—	—	—	—	—	—
Issuance of Common Stock in connection with reverse stock split	—	—	—	—	—	—
Issuance of common stock—for payment of Series D dividends	—	—	—	—	—	—
Exercise of options & warrants	—	—	—	—	—	—
Compensatory stock, stock options and warrants	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—

Balance at December 31, 2002	623,339	$6,233	1,013,809	$10,138	574,895	$5,749

	Series F Convertible Preferred Stock		Series F-1 Convertible Preferred Stock		Series F-2 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 1999	—	$—	—	$—	—	$—
Issuance of Series E convertible Preferred Stock	—	—	—	—	—	—
Issuance of Series E convertible Preferred Stock for payment of Series E dividends	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	—	—	—	—	—	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	—	—	—	—
Issuance of Common Stock for payment of Series D Convertible Preferred Stock dividends	—	—	—	—	—	—
Issuance of Common Stock in connection with exercise of options and exercise of warrants	—	—	—	—	—	—
Cumulative effect of change in accounting principle.	—	—	—	—	—	—
Compensatory stock, stock options and warrants	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—
Balance at December 31, 2000	—	$—	—	$—	—	$—

Issuance of Series E convertible Preferred Stock	—	—	—	—	—	—
Issuance of Preferred Stock-Series E dividends	—	—	—	—	—	—
Issuance of Series F convertible Preferred Stock	2,642,836	26,428	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	—	—	—	—	—	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	—	—	—	—
Issuance of common stock-Series D dividends	—	—	—	—	—	—
Exercise of options and warrants	—	—	—	—	—	—
Stock, stock options and warrants issued for services and in connection with debt and equity offerings	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—

Balance at December 31, 2001	2,642,836	$26,428	—	$—	—	$—

Issuance of Preferred Stock for payment of Series E Dividends	—	—	—	—	—	—
Issuance of Series F convertible Preferred Stock	357,164	3,572	—	—	—	—
Issuance of Series F-1 convertible Preferred Stock	—	—	1,458,413	14,584	—	—
Issuance of Series F-2 convertible Preferred Stock	—	—	—	—	17,859	179
Issuance of Series F-2 convertible Preferred Stock-primarily in connection with cancellation of debt	—	—	—	—	9,719	97
Issuance of Series G convertible Preferred Stock	—	—	—	—	—	—
Series F convertible Preferred Stock subscribed	—	—	—	—	—	—
Issuance of Common Stock in connection with reverse stock split	—	—	—	—	—	—
Issuance of common stock—for payment of Series D dividends	—	—	—	—	—	—
Exercise of options & warrants	—	—	—	—	—	—
Compensatory stock, stock options and warrants	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—

Balance at December 31, 2002	3,000,000	$30,000	1,458,413	$14,584	27,578	$276

	Series G Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Preferred Stock Subscribed
Balance at December 31, 1999	—	$—	568,519	$5,685	$58,629,233	$—
Issuance of Series E convertible Preferred Stock	—	—	—	—	4,315,006	—
Issuance of Series E convertible Preferred Stock for payment of Series E dividends	—	—	—	—	(181)	—
Issuance of Common Stock	—	—	205,335	2,053	6,682,890	—
Conversion of Preferred Stock to Common Stock	—	—	62,423	624	5,619	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	48,257	483	1,184,755	—
Issuance of Common Stock for payment of Series D Convertible Preferred Stock dividends	—	—	24,507	245	295,327	—
Issuance of Common Stock in connection with exercise of options and exercise of warrants	—	—	41,965	420	876,334	—
Cumulative effect of change in accounting principle.	—	—	—	—	461,000	—
Compensatory stock, stock options and warrants	—	—	—	—	361,391	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	773,228	—
Balance at December 31, 2000	—	$—	951,006	$9,510	$73,584,602	$—

Issuance of Series E convertible Preferred Stock	—	—	—	—	186,453	—
Issuance of Preferred Stock-Series E dividends	—	—	—	—	(895)	—
Issuance of Series F convertible Preferred Stock	—	—	—	—	750,214	(100,000)
Issuance of Common Stock	—	—	313,738	3,137	2,912,565	—
Conversion of Preferred Stock to Common Stock	—	—	36,328	363	3,270	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	—	118,378	1,184	1,156,554	—
Issuance of common stock-Series D dividends	—	—	49,461	495	278,298	—
Exercise of options and warrants	—	—	85	1	101	—
Stock, stock options and warrants issued for services and in connection with debt and equity offerings	—	—	872	9	1,001,730	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	37,615	—

Balance at December 31, 2001	—	$—	1,469,868	$14,699	$79,910,507	$(100,000)

Issuance of Preferred Stock for payment of Series E Dividends	—	—	—	—	10,655	—
Issuance of Series F convertible Preferred Stock	—	—	—	—	121,435	—
Issuance of Series F-1 convertible Preferred Stock	—	—	—	—	583,894	—
Issuance of Series F-2 convertible Preferred Stock	—	—	—	—	604,886	—
Issuance of Series F-2 convertible Preferred Stock-primarily in connection with cancellation of debt	—	—	—	—	594,198	—
Issuance of Series G convertible Preferred Stock	49,320	492	—	—	1,256,337	—
Series F convertible Preferred Stock subscribed	—	—	—	—	—	100,000
Issuance of Common Stock in connection with reverse stock split	—	—	73	—	—	—
Issuance of common stock—for payment of Series D dividends	—	—	81,325	813	277,952	—
Exercise of options & warrants	—	—	1,844	19	1,078	—
Compensatory stock, stock options and warrants	—	—	20,794	208	2,410,679	—
Net loss	—	—	—	—	—	—
Dividends on convertible preferred stock	—	—	—	—	—	—

Balance at December 31, 2002	49,320	$492	1,573,904	$15,739	$85,771,622	$—

	Accumulated Defecit	Total Stockholder's Equity
Balance at December 31, 1999	$(56,631,829)	$2,022,205
Issuance of Series E convertible Preferred Stock	—	4,324,637
Issuance of Series E convertible Preferred Stock for payment of Series E dividends	—	—
Issuance of Common Stock	—	6,684,943
Conversion of Preferred Stock to Common Stock	—	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	1,185,238
Issuance of Common Stock for payment of Series D Convertible Preferred Stock dividends	—	295,572
Issuance of Common Stock in connection with exercise of options and exercise of warrants	—	876,754
Cumulative effect of change in accounting principle.	—	461,000
Compensatory stock, stock options and warrants	—	361,391
Net loss	(12,884,745)	(12,884,745)
Dividends on convertible preferred stock	(1,068,842)	(295,614)
Balance at December 31, 2000	$(70,585,416)	$3,031,381

Issuance of Series E convertible Preferred Stock	—	188,328
Issuance of Preferred Stock-Series E dividends	—	—
Issuance of Series F convertible Preferred Stock	—	676,642
Issuance of Common Stock	—	2,915,702
Conversion of Preferred Stock to Common Stock	—	—
Issuance of Common Stock primarily in connection with conversion of debt to equity	—	1,157,738
Issuance of common stock-Series D dividends	—	278,793
Exercise of options and warrants	—	102
Stock, stock options and warrants issued for services and in connection with debt and equity offerings	(225,000)	776,739
Net loss	(5,932,893)	(5,932,893)
Dividends on convertible preferred stock	(316,414)	(278,799)

Balance at December 31, 2001	$(77,059,723)	$2,813,733

Issuance of Preferred Stock for payment of Series E Dividends	(10,954)	(1)
Issuance of Series F convertible Preferred Stock	—	125,007
Issuance of Series F-1 convertible Preferred Stock	(44,282)	554,196
Issuance of Series F-2 convertible Preferred Stock	—	605,065
Issuance of Series F-2 convertible Preferred Stock-primarily in connection with cancellation of debt	(81,894)	512,401
Issuance of Series G convertible Preferred Stock	(198,166)	1,058,663
Series F convertible Preferred Stock subscribed	—	100,000
Issuance of Common Stock in connection with reverse stock split	—	—
Issuance of common stock—for payment of Series D dividends	—	278,765
Exercise of options & warrants	—	1,097
Compensatory stock, stock options and warrants	(2,154,298)	256,590
Net loss	(4,378,911)	(4,378,911)
Dividends on convertible preferred stock	(278,800)	(278,800)

Balance at December 31, 2002	$(84,207,028)	$1,647,805

The accompanying notes are an integral part of the financial statements.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2000	2001	2002
Operating Activities
Net loss	$(12,884,745)	$(5,932,893)	$(4,378,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,186,190	1,095,703	694,998
Amortization	1,729,962	1,058,449	660,839
Bad debt expense	—	—	6,833
Loss on debt extinguishment	—	—	503,246
Impairment of capitalized software and courseware development costs	—	—	276,535
Non-cash stock option and stock warrant expense	361,391	444,090	76,172
Write-off of intangible assets	1,226,335	—	—
Write-off of other assets	700,918	—	—
Write-off of note receivable	—	—	120,693
Debt discount amortization	—	—	214,574
Cumulative effect of change in accounting principle	461,000	—	—
Increase (decrease) in allowance for doubtful accounts	76,239	(118,471)	(68,386)
Changes in operating assets and liabilities:
Accounts receivable	567,118	156,266	382,225
Prepaid expenses and other current assets	134,313	93,746	(438,353)
Other assets	(69,696)	7,798	52,440
Accounts payable and accrued expenses	(2,529,207)	(296,903)	(543,645)
Deferred revenues	(425,713)	238,322	(220,889)

Net cash used in operating activities	(9,465,895)	(3,253,893)	(2,661,629)
Investing Activities
Purchases of property and equipment	(1,417,720)	(32,863)	(85,539)
Capitalized courseware development costs	(625,528)	(453,257)	(383,789)
Proceeds from loans receivable from related party	—	—	23,097
Interest on loans receivable from related party	(8,000)	(8,001)	(6,500)
Proceeds from sale of subsidiaries	300,334	—	—
Proceeds from loans receivable	—	63,267	37,085
Advances under loans receivable	(81,506)	(10,199)	(6,792)

Net cash used in investing activities	(1,832,420)	(441,053)	(422,438)
Financing Activities
Proceeds from issuance of Common Stock	7,548,061	2,763,701	1,096
Proceeds from the issuance of Series E convertible Preferred Stock	4,324,637	188,328	—
Proceeds from the issuance of Series F convertible Preferred Stock, net of offering costs	—	752,642	225,007
Proceeds from the issuance of Series F-2 convertible Preferred Stock, net of offering costs	—	—	605,065
Proceeds from the issuance of Series G convertible Preferred Stock, net of offering costs	—	—	1,058,663
Payments on capital lease obligations	—	(127,799)	(206,069)
Proceeds from notes payable	—	1,902,641	100,000
Repayments of notes payable	(535,634)	—	—

Net cash provided by financing activities	11,337,064	5,479,513	1,783,762
Net (decrease) increase in cash and cash equivalents	38,749	1,784,567	(1,300,305)
Cash and cash equivalents at the beginning of the year	204,455	243,204	2,027,771

Cash and cash equivalents at the end of the year	$243,204	$2,027,771	$727,466

Supplemental cash flow information:
Interest paid	$26,600	$—	$—

The accompanying notes are an integral part of the financial statements.

VCAMPUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Nature of Operations

        VCampus Corporation (the "Company") was incorporated in Virginia in 1984 and reincorporated in Delaware in 1985. The Company is a leading e-learning Application Services Provider, or ASP, that manages and hosts turnkey, Internet-based learning environments for corporations, government agencies, institutions of higher education, and associations. The Company has developed proprietary software for the creation and hosting of a virtual campus, or "vcampus," that enables its customers to offer Internet-based training to their customers, sales channel partners, employees and students. The Company's services cover a broad range of e-learning programs, from enrollment and payment to course development and delivery, as well as tracking of students' progress and reporting of the results.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

        Cash equivalents, which are stated at cost, consist of highly liquid investments with original maturities of three months or less.

Non-Cash Financing Activities

        In August 2001, the Company issued 10,000 shares of its common stock with a value of $152,000 to a third party who assisted the Company with its financing activities. Upon completion of the December 2001 debt and equity financing, $76,000 of the total value of the shares was allocated to the Series F Preferred Stock offering as an equity issuance cost. The remaining amount was allocated to the 8% debentures as deferred debt issuance costs and will be recognized as interest expense over the period the debentures are expected to be outstanding.

Loans Receivable

        The Company periodically assesses the collectibility of its loans receivable and records balances due at the amount it believes it will be able to collect during the term of the loan. At December 31, 2001, the Company had a loan receivable resulting from the 1999 sale of HTR's Knowledgeworks business totaling approximately $123,000. During 2002, the Company determined that the loan receivable was impaired and wrote off the remaining balance totaling approximately $121,000. The Company recognized interest income related to this loan receivable as earned. The Company recognized interest income related to this loan receivable of approximately $64,171 for the year ended

December 31, 2000. No interest income was recognized for the years ended December 31, 2001 and 2002.

Capitalized Software and Courseware Development Costs

        During 2000, 2001 and 2002, the Company capitalized certain software and courseware development costs. The Company capitalizes costs incurred during the development process, including payroll costs for employees who are directly associated with the development process and services performed by consultants. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the VCampus or courseware, typically two to three years. It is possible that those anticipated gross revenues, the remaining economic life of the products, or both, may be reduced as a result of future events. During 2000, 2001 and 2002, the Company recognized amortization of capitalized software and courseware development costs of $942,144, $533,931 and $438,754, respectively. During 2002, the Company wrote off $276,535 in capitalized software and courseware development costs for courses within the telecommunications industry segment determined to have no future value. The write-off, which represents the carrying value of the courses, has been included in product development costs in the 2002 statements of operations.

Web Site Development Costs

        The Company accounts for web site development costs in accordance with Emerging Issues Task Force Issue No. 00-2, Accounting for Web Site Development Costs ("EITF 00-2"). The implementation of EITF 00-2 did not have a material impact on the Company's financial position or results of operations. In 2000, 2001 and 2002 all web site development costs were incurred in the operating stage, including maintenance and minor enhancements and upgrades, and were expensed as incurred.

Goodwill and Other Intangible Assets

        Goodwill and other intangibles represent the unamortized excess of the cost of acquiring subsidiary companies over the fair values of such companies' net tangible assets at the dates of acquisition.

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). In accordance with the provisions of SFAS 142, the Company reclassified the net carrying value of its workforce intangible asset recognized in connection with the acquisition of HTR, Inc. ($57,818) into goodwill on January 1, 2002. The workforce asset was comprised of at-will employees and no longer met the criteria for recognition apart from goodwill. Amortization of goodwill, including goodwill previously identified as a workforce intangible, ceased on January 1, 2002. The Company does not have any indefinite-lived intangibles. In accordance with SFAS 142, the Company reviewed the useful lives of its intangible assets and determined that they remained appropriate.

        In connection with the adoption of SFAS 142, the Company performed an assessment of whether there were indicators that goodwill was impaired at the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit. The Company then determined the fair value of the reporting unit and compared it to the reporting unit's carrying amount. To the extent the reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141, to its carrying amount, both of which would be measured as of the date of adoption.

        The Company performed the initial goodwill impairment test required by SFAS 142 during the second quarter of fiscal 2002. The Company considers itself to be a single reporting unit. Accordingly, all of the Company's goodwill is associated with the entire Company. The Company performed its initial impairment test and as of June 30, 2002, based on the Company's market capitalization, there was no impairment of goodwill recorded upon implementation of SFAS 142. The Company will continue to test for impairment on an annual basis, coinciding with its fiscal year end, or on an interim basis if circumstances change that would more likely than not reduce the fair value of the Company's reporting unit below its carrying amount.

Impairment of Long-Lived Assets

        The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

        During 2000, the Company wrote off the remaining goodwill, $1,226,000, recorded in connection with the acquisition of HTR as a result of its decision to discontinue the majority of HTR's non- online businesses as described in Note 7.

        During 2002, the Company wrote off $276,535 in capitalized software and courseware development costs for courses within the telecommunications industry segment, as a result of an impairment analysis. The write-off has been included in product development costs in the 2002 statement of operations.

Revenue Recognition

        The Company currently derives its revenues from the following sources—online tuition revenues, development and other revenues and other service revenues.

        Online tuition revenues are generated primarily through three types of contracts: (i) higher education partners, (ii) corporate subscriptions, and (iii) corporate usage. For higher education partners and corporate subscriptions, revenue is recognized ratably (on a straight-line basis) over the semester term and subscription period, respectively. For corporate usage contracts, revenue is recognized upon enrollment in a course. Once a student has enrolled in a course, he cannot cancel delivery of a course or receive a refund. Initial set-up fees related to all online tuition services are recognized ratably (on a straight-line basis) over the respective contract term.

        Development and other revenues earned under courseware conversion contracts are recognized relative to the Company's proportionate performance based on the ratio that total costs incurred to date bear to the total estimated costs of the contract. Provisions for losses on contracts are made in the period in which they are determined.

        Revenues for other services are recognized as the services are delivered.

        In 2000, one customer represented approximately 12% of net revenues. In 2001 and 2002 two customers represented 17% and 11% and 28% and 12%, respectively, of net revenues.

Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to account for stock-based compensation using either the provisions of SFAS No. 123 or the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, but requires pro forma disclosure in the notes to the consolidated financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for its stock-based employee compensation in accordance with APB No. 25.

        Stock options and warrants granted to nonemployees are accounted for using the fair value method in accordance with the SFAS No. 123 and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

        The following table illustrates the pro forma effect on net loss attributable to common stockholders (net loss) and pro forma net loss per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

	2000	2001	2002
Pro forma net loss:
As reported	$(14,037,564)	$(6,582,040)	$(7,147,305)
Add: Non cash stock compensation included in reported net loss attributable to common stockholders	361,391	440,898	76,172
Deduct: Total employee non cash stock compensation expense determined under fair value based method for all awards	(5,502,008)	(5,501,385)	(4,996,214)

Pro forma net loss	$(19,178,181)	$(11,642,527)	$(12,067,347)

Net loss per common share:
Basic and diluted—as reported	$(17.65)	$(5.23)	$(4.79)
Basic and diluted—pro forma	$(24.11)	$(9.25)	$(8.08)

        The effect of applying SFAS No. 123 on a pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional options to be granted in the future years.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following assumptions:

	2000	2001	2002
Dividend yield	0%	0%	0%
Volatility	69%	133%	133%
Average risk-free interest rate	6.50%	4.78%	4.39%
Expected term	7 years	7 years	7 years

Concentration of Credit Risk

        The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations.

        Two customers represented 12% and 13%, respectively of accounts receivable at December 31, 2001. One customer represented 19% of accounts receivable at December 31, 2002.

Financial Instruments

        The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, loans receivable and loans payable approximates their fair values.

Royalties

        Royalties are due and payable by the Company upon the sale of certain courses for which the Company has acquired or otherwise licensed the online publishing rights. In addition, the Company may be obligated to pay certain royalties related to courses which a customer may have converted to an online format and elected to distribute to all the Company's customers. Royalties accrue at a rate of 10% to 85% of the tuition fees received with respect to certain courses.

        Royalties are classified as a cost of revenues and amounted to approximately $436,000, $675,000 and $1,325,000 during the years ended December 31, 2000, 2001 and 2002, respectively.

Advertising Costs

        The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $606,000, $49,000 and $0 for the years ended December 31, 2000, 2001, and 2002 respectively.

Income Taxes

        The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Because the realization of tax benefits related to the Company's net deferred tax asset is uncertain, a full valuation allowance has been provided against the net deferred tax asset.

Change in Accounting Principle

        During the fourth quarter of 2000, the Company implemented Emerging Issues Task Force Issue No. 00-27, Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," to Certain Convertible Instruments ("EITF 00-27"). Issue 1 of EITF 00-27 modified the calculation of beneficial conversion features for convertible securities issued with detachable instruments for all transactions subject to EITF Issue No. 98-5. Companies are required to report any changes in a beneficial conversion feature as a result of applying Issue 1 of EITF 00-27 as a cumulative effect of a change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, Accounting Changes. As a result of the implementation of EITF 00-27, in 2000 the Company recorded a charge of $461,000, or $0.58 per share, as a cumulative effect of a change in accounting principle.

Net Loss Per Share

        The Company follows the provisions of SFAS No. 128, Earnings per Share ("SFAS No. 128") which requires the Company to present basic and diluted earnings per share. Basic earnings per share is based on the weighted-average shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share increases the shares used in the basic calculation by the dilutive effect of stock options, warrants, and convertible preferred stock. For all years presented, common stock equivalents related to stock options, warrants, and convertible preferred stock have been excluded from diluted earnings per share because their effect is anti-dilutive.

Comprehensive Income

        SFAS No. 130, Reporting of Comprehensive Income ("SFAS No. 130"), establishes standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from the issuance of shares of stock and distributions to shareholders. There were no differences between net loss and comprehensive loss for any period presented.

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). Among other things, SFAS 145 generally prohibits the classification of gains or losses from the early extinguishment of debt as an extraordinary item, and therefore rescinds the previous requirement to do so. Gains and losses from prior early debt extinguishments are required to be reclassified. The Statement was not required to be implemented until 2003, though earlier application was encouraged. The Company elected to adopt the SFAS 145 in 2002 and, accordingly, no amounts related to the extinguishment of debt was classified as extraordinary in 2002.

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal of Activities (SFAS No. 146). SFAS No. 146 nullifies previous accounting guidance and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of this statement to have a material impact on its financial position, results of operations, or liquidity.

Management's Plans

        The Company has incurred significant losses in the current and prior periods. The Company expects negative cash flow from operations to continue until the online revenue stream matures. The Company believes it has access to adequate resources to fund operations until operations reach cash flow positive. However, in the event revenues do not meet anticipated levels or the Company is unable to raise additional funding to meet working capital requirements, the Company may need to further reduce operating expenses. If the Company is unable to raise additional funding to meet working capital requirements, it may be unable to maintain compliance with Nasdaq Small Cap market listing requirements. The Company believes it has available sources for debt or equity capital in amounts necessary to, in addition to operating sources, meet its cash needs through 2003. However, such capital may not have terms favorable to the Company or its current stockholders.

        If the Company does not address its funding needs, it will be materially adversely affected. The Company's future capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for its products and services, customer demands for technology upgrades, the types of arrangements that the Company may enter into with customers and resellers, and the extent to which the Company invests in new technology and research and development projects.

Reclassifications

        Certain revenues and corresponding expenses included in these financial statements have been reclassified from the presentation in prior periods. The reclassification is a result of responding to comments received from the Division of Corporation Finance of the SEC (the "Staff") in connection with the Staff's review of this registration statement.

        While this reclassification causes revenues and expenses reported herein to be lower than previously reported, it has no impact on previously reported assets, liabilities or net loss.

        The effect of this reclassification was to reduce Revenues, and Sales and Marketing Expenses by $275,528 for the year ended December 31, 2002; $163,479 for the year ended December 21, 2001; and $137,162 for the year ended December 31, 2000.

3.     Property and Equipment

        Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is calculated using the straight-line method over an estimated useful life of two to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life. Depreciation expense on equipment obtained under capital lease obligations is included with depreciation expense for similar types of equipment. Property and equipment consisted of the following:

	December 31,
	2001	2002
Equipment	$3,190,903	$3,265,065
Computer software	970,512	973,286
Leasehold improvements	152,118	152,118
Furniture and fixtures	570,650	572,218

	4,884,183	4,962,687
Less accumulated depreciation	(3,939,388)	(4,634,391)

Total	$944,795	$328,296

        Equipment recorded under capital lease obligations aggregated $394,695 and $387,662 at December 31, 2001 and 2002, respectively. Accumulated depreciation of assets under capital lease obligations totaled $162,366 and $325,932 at December 31, 2001 and 2002, respectively.

4.     Capitalized Software and Courseware Development Costs

        Capitalized software and courseware development costs consisted of the following:

	December 31,
	2001	2002
Capitalized software costs	$3,200,454	$3,584,243
Capitalized courseware development costs	1,214,259	937,724

	4,414,713	4,521,967
Less accumulated amortization	(3,268,483)	(3,707,237)

Total	$1,146,230	$814,730

5.     Acquired Online Publishing Rights

        Acquired online publishing rights consisted of the following:

December 31, 2001
Acquired online publishing rights	$410,000
Less accumulated amortization	(403,770)

Total	$6,230

        At December 31, 2002, acquired online publishing rights were fully amortized. The Company has written off the total cost and related accumulated amortization at December 31, 2002.

6.     Goodwill and Other Intangible Assets

        Goodwill and other intangible assets were comprised of:

	December 31,
	2001	2002
Goodwill	$814,509	$814,509
Less accumulated amortization	(486,192)	(486,192)

	$328,317	$328,317

	December 31,
	2001	2002
Developed content	1,223,800	523,800
Trademarks and names	904,720	904,720
Customer base	304,820	304,820

	2,433,340	1,733,340
Less accumulated amortization	(1,468,993)	(984,848)

	$964,347	$748,492

        In 2000, as a result of the restructuring of HTR, Inc. ("HTR") non-online business, the Company wrote off approximately $1,226,000, which was the remaining net unamortized goodwill balance that had resulted from the acquisition of HTR. This write-off is included in reorganization and other non-recurring charges in the 2000 statement of operations. See Note 8.

        Amortization expense for other intangible assets is expected to be as follows:

2003	210,579
2004	210,579
2005	157,536
2006	131,014
2007	38,784

$748,492

        Amortization expense related to intangible assets subject to amortization totaled $390,850, $361,693 and $215,855 at December 31, 2000, 2001 and 2002, respectively.

        With the adoption of SFAS 142, amortization of goodwill was discontinued as of January 1, 2002. The following information reconciles reported net loss attributable to common stockholders to adjusted net loss, including goodwill amortization previously recorded.

	2000	2001
Pro forma net loss:
As reported	$(14,037,564)	$(6,582,040)
Impact of SFAS 142	266,763	128,447

Pro forma net loss	$(13,770,801)	$(6,453,593)

Pro forma net loss per common share—basic and diluted	($17.31)	($5.13)

7.     Dispositions

HTR, Inc.

        In December 2000, the Company announced its decision to discontinue the majority of HTR's non-online business. The Company determined that the remaining goodwill related to HTR at the time of the decision was impaired under the guidance in SFAS 121. The Company compared the carrying value of the HTR goodwill to its fair value as determined using the present value of the projected net cash flows of the remaining HTR non-online operations. This analysis resulted in a write off of approximately $1,226,000 of goodwill related to the non-online businesses.

8.     Restructuring of Operations and Other Non-Recurring Items

        During 2000, the Company implemented a plan to close certain office facilities related to HTR's non-online business. The plan resulted in the closure of the Company's facilities located in Dallas, Texas, Rockville, Maryland and Washington, D.C. As a result, the Company recorded a restructuring charge of approximately $335,000 in 2000 included in reorganization and other non-recurring charges in the 2000 statement of operations. The restructuring charge included expenses related to facilities lease cancellations and write-down of assets no longer in use. During 2000, the Company paid no cash under the restructuring accrual. Included in accounts payable and accrued expenses at December 31, 2000 is approximately $335,000, primarily representing future lease termination payments. All termination fees were paid in the second quarter of 2001. The operating activities of the discontinued operations were not tracked separately by the Company. During 2002, the Company recorded an additional expense of $192,000 to adjust its accrual related to the minimum amount due under a lease for HTR's Rockville, Maryland facility.

        In December 2001, the employment agreement between the Company and its Chairman was terminated, resulting in $187,762 of severance related expense.

9.     Loans Receivable from Related Party

        Loans receivable from a Company officer amounted to $140,183 and $116,753 as of December 31, 2001 and 2002, respectively. The Company accrues interest on the loans receivable at a rate of prime less 1%. Interest income related to loans receivable amounted to $8,000, $8,001 and $6,384 during the years ended December 31, 2000, 2001 and 2002, respectively. Amounts repaid on loans receivable from related parties was $23,097 in 2002. No amounts were repaid on loans receivable from related parties in 2000 or 2001.

10.   Notes Payable

        In June 1999, the Company raised $2.5 million through the issuance of 9% Secured Subordinated Convertible Debentures. The debentures were due to mature on December 15, 2000 with accrued interest payable quarterly. The debentures were convertible into shares of the Company's common stock at a per share price of $55.50. The conversion price was at a discount from the market value of the Company's common stock on the date the debentures were issued. In addition, the Company issued five-year warrants to the debenture holders for the purchase of 11,260 shares of the Company's common stock at $63.80 per share. The Company recorded an aggregate debt discount of approximately $413,000 for the value of the warrants and the ability to convert at a discount from market value. Throughout 1999 and 2000 all of the debentures were converted into shares of common stock. See Note 13. In the fourth quarter of 2000, the Company recalculated the debt discount related to the debentures under the guidance provided in EITF 00-27 and recorded a cumulative effect of change in accounting principle of $461,000.

        In February 2001, the Company secured $1,150,000 of debt financing through the issuance of short-term notes bearing interest at 10% to two directors of the Company. In connection with this financing, the Company granted stock options for the purchase of 5,750 shares of common stock at $9.38 per share to the directors. The fair value of the options was estimated at $47,150 using the Black-Scholes option pricing model and has been included in stock-based compensation in the 2001 consolidated statement of operations. These notes were cancelled in March 2001 in exchange for an aggregate of 118,378 shares of common stock at a purchase price of $9.78 per share and warrants to purchase an aggregate of 28,750 shares of common stock at an exercise price of $10.76 per share. The warrants have a three year term and were fully vested upon issuance. The fair value of the warrants was estimated at $212,750 using the Black-Scholes option pricing model and has been included in stock-based compensation in the 2001 consolidated statements of operations.

        In December 2001 and January 2002, the Company raised $925,000 through the issuance of 8% debentures together with five-year, fully vested warrants to purchase 132,143 shares of common stock at $4.00 per share. The Company allocated the proceeds of the offering to the debentures and the warrants based on their relative fair values using the Black-Scholes option pricing model. The amount allocated to the warrants ($335,841 and $40,708 for the 2001 and 2002 funding, respectively), was recorded as a debt discount and is being amortized to interest expense over the period the debentures are expected to be outstanding. In March 2002, the Company issued 1,458,413 shares of Series F-1 Preferred Stock and five-year fully vested warrants to purchase 14,584 shares of common stock at $4.00 per share in exchange for the cancellation of a note in the original principal amount of $500,000 plus $10,445 in accrued interest. In May 2002, the Company issued of 5,878 shares of Series F-2 Preferred Stock plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730. Upon shareholder approval of the debt financing, the Company recorded an additional $91,563 of debt discount for the instruments' beneficial conversion feature. The unamortized debt discount at December 31, 2002 was $84,841. Principal and accrued interest under the debentures are due and payable at December 31, 2003. The debentures are convertible into shares of the Company's common stock at the election of the holders at a conversion price of $3.50 per share.

11.   Commitments and Contingencies

Leases

        The Company leases office space and office equipment under non-cancelable operating lease agreements with various renewal options. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating charges. Rent expense for the years ended December 31, 2000, 2001 and 2002 was $792,459, $486,479 and $521,953 respectively. As of December 31, 2002, the

Company is obligated under an operating lease for space vacated as part of the 2000 restructuring. The monthly payment for this space is approximately $13,000. The Company is currently negotiating a termination of the lease but has accrued the minimum amount that would be due under the lease. Subsequent to year end, the Company was ordered to pay all outstanding amounts related to this vacated space. The Company is contesting the liability for future rents beyond December 2003 per the lease terms. Further litigation is anticipated. See Note 17.

        As of December 31, 2002, payments due under non-cancelable operating leases were as follows:

2003	$656,096
2004	509,735
2005	525,027
2006	540,778
2007	557,001
Thereafter	1,263,601

$4,052,238

        The Company also leases equipment under lease agreements which are capitalized using the interest rates appropriate at the inception of the lease. The related equipment is included in property and equipment and depreciated accordingly. Future minimum lease payments under capital lease obligations at December 31, 2002 are as follows:

2003	24,800
Less amounts representing interest	(1,271)

Present value of net minimum payments	23,529

Employment Agreements

        The Company has entered into employment agreements with certain members of management and other key employees. These agreements specify minimum annual salaries as well as discretionary bonus amounts to be paid over the next two years.

Purchase Commitment

        Effective December 15, 2000 the Company entered into a three-year reseller agreement with a vendor to resell certain software. The agreement, as amended, specifies a minimum contract commitment of $650,000 over the three year period. Amounts paid under the agreement during the years ended December 31, 2001 and 2002 were $143,000 and $144,697, respectively. No amounts were paid under the agreement in 2000.

Litigation

        The Virginia Department of Taxation recently completed an audit of VCampus' sales and use tax payments from August 1998 through October 2001. In July 2002, the Company received a draft assessment which contemplated a payment of taxes, penalties and interest by VCampus of $212,719 primarily associated with the alleged failure of VCampus to assess use tax on third-party royalties paid by VCampus to content providers for courses delivered online by the Company. This preliminary assessment was not yet a formal, binding assessment by the Virginia Department of Taxation. The Company paid the sales and use tax, and interest on non-contested items, which amounted to $18,928 out of the $212,719, respectively. The Company has formally contested the remaining items covered by the draft assessment, including the assessment of use tax on the royalties paid by VCampus to content providers for courses delivered online by the Company. The Company is also contesting the methodology used by the Virginia Department of Taxation to estimate the royalties. The Company does not have a firm estimate of the probability of liability for this issue or the amount of anticipated legal costs, but has reason to believe that the potential liability will be reduced to the point where it will not be considered material. Accordingly, the Company cannot estimate at this time the amount of the liability to be incurred, if any. No amounts have been accrued in the financial statements for this potential liability.

        On June 26, 2002, a former employee (separated in June 1998) filed suit against the Company in Dallas County, Texas. The suit alleges damages in the following amounts: $56,250 from an allegedly earned unpaid bonus, $231,250 based on an alleged change of control in the Company and $360,000 for the company's alleged failure to allow him to exercise stock options. After thorough investigations, the Company has rejected this former employee's claims several times in the past and the Company continues to believe these claims are without merit and plans to vigorously defend against them. The case was subject to mediation in December 2002, which failed to produce a settlement. The case is scheduled for trial in September 2003. The plaintiff filed a motion for summary judgment on the issue of the unpaid bonus, which is expected to be heard shortly. The Company at this time cannot provide a definitive estimate of legal fees required for the case; however they may become material as the case progresses. The Company cannot estimate at this time the amount or probability of the liability to be incurred, if any. Accordingly, no amounts have been accrued in the financial statements.

12.   Accrued Expenses

        Accrued expenses consisted of the following:

	December 31,
	2001	2002
Accrued royalties	$226,577	$230,679
Accrued payroll and payroll taxes	91,413	62,333
Accrued reorganization and non recurring costs	187,762	276,103
Accrued vacation	55,477	41,063
Other	641,874	217,682

	$1,203,103	$827,860

        Accrued payroll as of December 31, 2001 and 2002 primarily consists of earned but unpaid commissions and bonuses.

        Accrued reorganization and non recurring costs as of December 31, 2001 primarily consist of severance related expense in connection with the termination of the employment agreement between the Company and its chairman.

        Accrued reorganization and non recurring costs as of December 31, 2002 primarily consist of an accrual in connection with the minimum payment due under a lease for HTR's Rockville, Maryland lease. See Notes 7, 8 and 17.

13.   Stockholders' Equity

Stock Split

        On June 18, 2002, the Company's Board of Directors approved a one-for-ten reverse stock split of the Company's common stock. The reverse stock split became effective as of the opening of business on July 8, 2002. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying the excess par value resulting from the reduced aggregate number of shares from common stock to paid-in capital. All references to common shares and per share amounts for all periods presented have been retroactively restated to reflect the stock split.

Series C Preferred Stock

        In March 1998, the Company raised net proceeds of approximately $5,300,000 in a private placement of Series C Preferred Stock and warrants (the "Series C Preferred Stock"). In this transaction, the Company issued approximately 626,300 shares of the Series C Preferred Stock, which are convertible into approximately 75,910 shares of common stock. The Company also issued five-year warrants, which were fully vested, to purchase approximately 62,630 shares of common stock at an exercise price of $84.60 per share. The Series C Preferred stockholders are entitled to receive dividends if and when declared by the Board of Directors. The Series C Preferred Stock has a liquidation preference of $12.69 per share plus all declared but unpaid dividends upon sale or liquidation of the Company. The common stock underlying both the Preferred Stock and the warrants has certain registration rights. The holders of the Series C Preferred Stock are entitled to one vote for each 10 shares of Series C Preferred Stock held. The Company recorded deemed dividends of approximately $207,000 due to the Series C Preferred Stock being convertible to common stock at a discount from fair value on the date of issuance. In 1999, 2,954 shares of Series C Preferred Stock were converted into 358 shares of common stock.

Series D Preferred Stock

        In June 1998, the Company raised approximately $5,200,000 in net proceeds through its private placement of Series D Preferred Stock (the "Series D Preferred Stock"). In this transaction, the Company issued 1,082,625 shares of the Series D Preferred Stock, which are convertible to 108,263 common shares. The holders of Series D Preferred Stock are entitled to receive a 5% annual dividend compounded and paid semi-annually. Such dividends are payable, at the option of the Company, either in cash or in common stock. The Series D Preferred Stock has a liquidation preference of $8.25 per share plus all declared but unpaid dividends upon sale or liquidation of the Company. The holders of the Series D Preferred Stock are entitled to one vote for each 10 shares of Series D Preferred Stock held.

        In 2000 and 2001, 2,727 and 56,834 shares of Series D Preferred Stock were converted into 273 and 5,683 shares of common stock, respectively. No shares were converted during 2002.

        In 2000, 2001 and 2002, the Company issued 24,507, 49,461 and 81,325 shares of common stock, respectively, to the Series D Preferred Stock holders as payment for accrued dividends. The number of shares issued as payment of the dividends was determined based on the fair market value of the Company's common stock on the date of issuance. The value of such shares amounted to, $295,607, $278,798 and $278,765 for 2000, 2001 and 2002, respectively.

Series E Preferred Stock

        The Company entered into a Private Equity Line of Credit Agreement (the "Equity Line Agreement"), as amended, with Hambrecht & Quist Guaranty Finance, LLC ("H&QGF") effective May 4, 1999. Under the Equity Line Agreement, the Company had the right, subject to certain conditions, to issue and sell to H&QGF, from time to time, shares of its Series E Convertible Preferred Stock ("Series E Preferred Stock"), for cash consideration of up to an aggregate of $7.0 million, subject to availability. The Company had the right to sell to H&QGF shares of its Series E Preferred Stock at a price equal to 85% of the lower of (1) the closing market price of the Company's common stock on the date of issuance and (2) the average of the lowest intra-day prices of the Company's common stock over the five-day period ending on the date of issuance. Each ten shares of Series E Preferred Stock are convertible into one share of common stock. The holders of the Series E Preferred Stock are entitled to one vote for each ten shares of Series E Preferred Stock held. The holders of Series E Preferred Stock are entitled to monthly dividends paid in Series E Preferred Stock, equal to 0.5% of the number of shares of Series E Preferred Stock held. The value of Series E Preferred Stock issued as dividends amounted to $83,977, $107,733 and $10,954 for 2000, 2001 and 2002, respectively.

        In connection with the Equity Line Agreement, the Company issued seven-year warrants, which were fully vested, to purchase 100,000 shares of its Series E Preferred Stock to H&QGF at $2.50 per share (subsequently adjusted to 1,138,440 shares at $0.2196 per share pursuant to anti-dilution rights), and ten-year warrants, which were fully vested, to purchase 10,000 shares of its common stock at $40.00 per share to a third party. In March 2000, the Company granted H&QGF fully vested warrants to purchase 43,632 shares of Series E Preferred Stock at an exercise price of $8.50 per share (subsequently adjusted to 384,960 shares at $0.2196 per share pursuant to anti-dilution rights) in exchange for an increase in capacity and extension of the equity line. These warrants expire in November 2006. In October 2000, the Company granted H&QGF fully vested, seven-year warrants to purchase 15,000 shares of Series E Preferred Stock at an exercise price of $1.94 per share (subsequently adjusted to 132,350 shares at $0.2196 per share pursuant to anti-dilution rights) in exchange for a further increase and extension of the equity line.

        During 1999, the Company drew down $859,000 under the Equity Line Agreement and issued 379,437 shares of Series E Preferred Stock at an average price of $2.26. During 2000, the Company drew down $4,382,000 under the Equity Line Agreement and issued 963,092 shares of Series E Preferred Stock at an average price of $4.55 per share. During 2001, the Company drew down $213,150 under the Equity Line Agreement and issued 187,500 shares of Series E Preferred Stock at an average price of $1.14 per share. During 2000 and 2001, 621,503 and 306,454 shares of Series E Preferred Stock were converted into 62,150 and 30,645 common shares, respectively. No shares of Series E Preferred Stock were converted into common stock in 2002.

        During 2000 and 2001, the Company recorded deemed dividends of approximately $773,000 and $38,000, respectively, due to the Series E Preferred Stock being issued at a discount from fair value on the date of issuance. No deemed dividends were recorded in 2002.

        In February 2001, the Equity Line Agreement was terminated. During 2001, the Company issued 60,000 shares of Series E Preferred Stock to H&QGF as consideration for the Company's failure to keep an active registration statement effective in accordance with H&QGF's registration rights. In April 2001, the Company regained compliance with H&QGF's registration rights through the filing and effectiveness of a new registration statement.

Series F, F-1 and F-2 Preferred Stock

        In December 2001, the Company issued 2,642,836 shares of Series F Preferred Stock at a price of $0.35 per share. Under the terms of this financing, the Company issued five-year fully vested warrants to purchase 66,071 shares of common stock at $4.00 per share. As of December 31, 2001, 285,712 shares of Series F Preferred Stock were subscribed for but not issued until January 2002. Each share of Series F-1 Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. The Series F preferred stockholders are entitled to receive dividends if and when declared by the Board of Directors. The Series F Preferred Stock has a liquidation preference of $0.35 per share plus all declared but unpaid dividends upon sale or liquidation of the Company. The holders of the Series F Preferred Stock are entitled to one vote for each ten shares of Series F Preferred Stock held.

        The Company allocated the proceeds from the Series F Preferred Stock offering between the preferred stock and warrants on a relative fair value basis. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The proceeds allocated to the preferred stock were $700,000. The excess of the value of the common stock into which the Series F Preferred Stock was convertible on the date of issuance over the proceeds allocated to the preferred stock amounted to $225,000. This amount represents the beneficial conversion feature discount on the Series F Preferred Stock and has been reflected as a deemed dividend in the 2001 statement of operations. This discount was recognized entirely in 2001 as the Series F Preferred Stock is immediately convertible.

        In March 2002, the Company issued 1,458,413 shares of Series F-1 Preferred Stock and five-year fully vested warrants to purchase 14,584 shares of common stock at $4.00 per share in exchange for the cancellation of a note in the original principal amount of $500,000 plus $10,445 in accrued interest. Each share of Series F-1 Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. The holders of the Series F-1 Preferred Stock are entitled to one vote for each ten shares of Series F-1 Preferred Stock held. The excess of the fair value of the Preferred Stock and warrants over the carrying value of the note amounted to $267,488 and was recognized as a loss on debt extinguishment in March 2002. The carrying value of the debt at the time of its conversion was $324,392, excluding accrued interest of $10,445. The extinguishment of the debt resulted in the write-off of $50,121 in deferred debt issuance costs. The excess of the value of common stock into which the Series F Preferred Stock is convertible over the amount allocated to the Preferred Stock amounted to $44,282. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to the preferred stockholder upon stockholder approval of the transaction in May 2002. The fair value of the preferred stock issued in the exchange was estimated at the closing price of VCampus' common stock on the trading date prior to the exchange and the fair value of the warrants was estimated at $48,128 based on the Black-Scholes option-pricing model.

        In May 2002, the Company issued 242,859 shares of Series F Preferred Stock for $85,000 in cash at $0.35 per share and warrants to purchase 6,071 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. The proceeds were allocated to the Preferred Stock and the warrants based on their relative fair values. The excess of the value of common stock into which the Series F Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $57,104. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to preferred stockholders upon stockholder approval of the offering in May 2002.

        In May 2002, the Company issued 17,859 shares of Series F-2 Preferred Stock for approximately $625,000 in cash at $35.00 per share (each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock) and warrants to purchase a total of 160,365 shares of common stock at $4.00 per share. The holders of Series F-2 Preferred Stock are entitled to one vote for each share of common stock that such holder could have purchased at the fair market value of the Common Stock on the date the Series F-2 Preferred Stock was originally purchased from the Company for the aggregate purchase price paid for the Series F-2 Preferred Stock The proceeds were allocated to the Preferred Stock and the warrants based on their relative fair values. The excess of the value of common stock into which the Series F-2 Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $579,746. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to preferred stockholders upon stockholder approval of the offering in May 2002.

        In May 2002, the Company issued 5,878 shares of Series F-2 Preferred Stock plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock. The excess of the fair value of the Preferred Stock and warrants over the net carrying value of the debt was $170,677 and was recognized as a loss on debt extinguishment. The carrying value of the debt at the time of its conversion was $143,944, excluding accrued interest of $5,730. The extinguishment of the debt resulted in the write-off of $16,038 in deferred debt issuance costs. The excess of the value of common stock into which the Series F Preferred Stock is convertible over the amount allocated to the Preferred Stock amounted to $24,267. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to the preferred stockholder upon stockholder approval of the transaction in May 2002. The fair value of the preferred stock issued in the exchange was estimated at the closing price of VCampus' common stock on the trading date prior to the exchange and the fair value of the warrants was estimated at $26,451 based on the Black-Scholes option-pricing model.

        In May 2002, the Company issued 3,841 shares of Series F-2 Preferred Stock in exchange for the cancellation of $126,970 of accounts payable, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock. The excess of the fair value of the Preferred Stock over the carrying value of the accounts payable amounting to $65,081 was recognized as a loss on the exchange. The excess of the value of common stock into which the Series F Preferred Stock is convertible over the amount allocated to the Preferred Stock amounted to $57,627. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to the preferred stockholder upon stockholder approval of the transaction in May 2002.

        In June 2002, the Company issued 114,305 shares of Series F Preferred Stock for $40,007 in cash at $0.35 per share and warrants to purchase 2,858 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. The proceeds were allocated to the Preferred Stock and the warrants based on their relative fair values. The excess of the value of common stock into which the Series F Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $17,685. Such amount represented a beneficial conversion feature discount and was recognized as a deemed dividend to preferred stockholders upon stockholder approval of the offering in May 2002.

Series G Preferred Stock

        In September 2002, the Company issued 46,400 shares of Series G Preferred Stock at a purchase price of $21.96 per share (10 times the trailing five-day average closing price of its common stock) to accredited investors. Under the terms of the financing agreement, the Company also issued five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share. Each share of Series G Preferred Stock is initially convertible into 10 shares of common stock at any time at the election of the holder. The holders of the Series G Preferred Stock are entitled to ten votes for share of Series of Preferred Stock held. The excess of the value of common stock into which the Series G Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $185,883. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. The fair value of the preferred stock was estimated at the closing price of VCampus' common stock on the trading date prior to the issuance date and the fair value of the warrants was estimated at $227,360 based on the Black-Scholes option-pricing model. The issuance of the Series G Preferred Stock triggered an antidilution adjustment in the conversion price of the Series F, F-1 and F-2 Preferred Stock from $3.50 to $2.196. As result, the number of common shares potentially issuable upon conversion of the Series F, F-1 and F-2 Preferred

Stock has increased from 721,620 to 1,150,124. The Company recorded a deemed dividend of $1,499,762 in connection with this adjustment.

        In November 2002, the Company issued 2,800 and 120 shares of Series G Preferred Stock at a purchase price of $24.90 per share (10 times the trailing five-day average closing price of its common stock) to accredited investors and a placement agent, respectively. Under the terms of this financing, the Company also issued five-year fully vested warrants to purchase 7,000 and 300 shares of common stock at $2.74 per share to the same accredited investors and placement agent, respectively. Each share of Series G Preferred Stock is initially convertible into 10 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series G Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $12,283. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. The fair value of the preferred stock was estimated at the closing price of VCampus' common stock on the trading date prior to the issuance date and the fair value of the warrants was estimated at $14,910 based on the Black-Scholes option-pricing model.

Common Stock

        In January 2000, the Company completed a private placement of its Common Stock to iGate Capital Corporation (formerly Mastech Corporation). The Company issued 113,625 shares of Common Stock at $36.20 per share, a 20% premium over the average closing price for a 15-day trailing period, resulting in gross proceeds to VCampus of approximately $4,000,000. No obligations with respect to the delivery of goods or the performance of services were involved in determining this purchase price. The Company also issued warrants, which were fully vested, to purchase 45,000 shares of its common stock at exercise prices between $43.40 and $61.25 per share. The warrants expired in January 2001.

        During 2000, the Company issued 48,257 shares of its common stock to its convertible debenture holders, at an average price of $33.00 per share, in exchange for the conversion of the remaining balance of approximately $1,590,000 in principal and accrued interest under the Secured Subordinated Convertible Debentures.

        In April 2000, the Company raised $2,500,000 through a private placement of its common stock to US West Internet Ventures, Inc, now Qwest Investment Company. The Company issued 35,714 shares of common stock at $70.00 per share and five-year warrants to purchase 71,429 shares of the Company's common stock at $70.00 per share. One-half of the warrants vested immediately with the second half vesting on the first anniversary of the issuance of the warrants. Also in April 2000, the Company entered into a one-year Application Hosting Contract with US West Interprise America, Inc. (US West) under which US West may resell certain VCampus services. The Company has valued the second tranche of the warrants using the Black-Scholes option pricing model at each reporting date prior to the commitment date. The fair value of the warrants at December 31, 2000 was $207,142. Of that amount, $144,716 was recognized as stock based compensation for the year ended December 31, 2000. The fair value of the warrant at the commitment date in April 2001 was $310,714. Of that amount, $165,998 was recognized as stock based compensation for the year ended December 31, 2001.

        In September 2000, the Company granted 2,000 shares of restricted stock with a purchase price of $0.10 per share to an employee it hired as an officer and a director. An additional 500 options were granted with an exercise price equal to 50% of the fair market value at the date of grant to the same employee. The Company recorded compensation expense, under APB 25, related to these stock issuances of approximately $184,000.

        In December 2000, the Company sold 51,948 shares of its common stock at $9.625 per share to accredited investors. The purchase price of $9.625 equaled 110% of the fair market value of the stock on the date of the transaction. In connection with this transaction, the Company also issued fully vested 5-year warrants to purchase 51,948 shares of the Company's common stock at $9.625 per share. No obligations with respect to the delivery of goods or the performance of services were involved in determining this purchase price.

        In December 2000, the Company issued 16,706 shares of its common stock at $9.625 per share to certain employees, executive officers, and directors. The purchase price of $9.625 equaled 110% of the fair market value of the stock on the date of the transaction. In connection with this transaction, the Company also issued fully vested 5-year stock options to purchase 16,706 shares of the Company's common stock at $9.625 per share.

        In December 2000, the Company issued 4,000 shares of its common stock to a financial advisor as a retainer fee. The stock was valued at the then fair market value of $8.125 per share. The Company recorded an expense related to the stock issuance of $32,500.

        In May and June 2001, the Company issued 303,892 shares of common stock at a purchase price of $10.60 per share in a private placement. Under the terms of this financing, the Company also issued five-year, fully vested warrants to purchase 93,848 shares of common stock at $17.90 per share.

        During 2002, the Company issued 10,794 shares of its common stock, at an average price of $3.15 (equal to the fair market value of the stock on date of each transaction) per share, to certain of its directors in lieu of cash compensation for their services. The Company recorded $33,972 of compensation expense in connection with these issuances.

Stock Option Plans

        The Company adopted a stock option plan (the "Original Plan") which permitted the Company to grant options to purchase up to 28,892 shares of Common Stock to employees, board members and others who contribute materially to the success of the Company. In November 1996, the Company's Board of Directors decided not to grant any further options under the Original Plan.

        During 1996, the Company's Board of Directors approved a new stock plan (the "1996 Plan"), for the grant of stock awards to employees, directors and consultants. Stock options under the Original Plan and 1996 Plan are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. Individual grants generally become exercisable ratably over a period of four to five years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.

        Common stock option activity was as follows:

	Years Ended December 31,
	2000		2001		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the Year	140,814	$97.90	245,964	$71.40	325,637	$18.95
Granted	229,324	62.80	302,741	6.50	111,222	3.71
Exercised	(35,770)	20.40	(85)	0.10	(25,576)	3.36
Canceled or expired	(88,404)	112.10	(222,983)	60.00	(111,418)	17.87

Outstanding at the end of the Year	245,964	71.40	325,637	18.95	299,865	15.03

Options exercisable at year-end	59,724	$69.40	140,739	$19.50	198,829	$13.06

        As of December 31, 2002, 143,453 shares were available for issuance under the 1996 Plan.

        The following table summarizes information about fixed-price stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2002	Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2002	Weighted- Average Exercise Price
Less than $10.00	226,030	8.7	$3.54	154,342	$3.52
$ 10.00 - $ 30.00	24,027	7.9	13.55	14,394	13.51
$ 30.01 - $ 60.00	22,120	6.5	40.76	19,120	40.16
$ 60.01 - $ 90.00	20,241	7.5	76.64	5,154	76.67
$ 90.01 - $120.00	4,745	5.1	110.73	3,695	110.22
$120.01 - $150.00	2,452	5.7	138.21	1,874	135.52
$150.01 - $180.00	250	4.7	176.20	250	176.20

	299,865	8.3	$15.03	198,829	13.06

        The weighted average fair values of the options granted in 2000 with a stock price equal to the exercise price, and with a stock price greater than the exercise price, and with a stock price less than the exercise price are $7.80, $72.70 and $9.60, respectively. The weighted average fair values of the options granted in 2001 with a stock price equal to the exercise price was $6.50. The weighted average fair values of the options granted in 2002 with a stock price equal to the exercise price was $3.71.

        On June 15, 2001, the Company cancelled options to purchase 81,038 shares of common stock and agreed to issue an equal number of new options on December 17, 2001 with an exercise price equal to the then-current fair market value. The employees whose options were cancelled had not received options in the six months prior to the cancellation date. On December 17, 2001, the Company issued 73,803 replacement options to employees who participated in the exchange program, with an exercise price equal to the fair market value on that date.

Warrants

        The Company has also granted warrants to purchase Common Stock to various investors, employees and outside vendors. Warrant activity was as follows:

	Years Ended December 31,
	2000	2001	2002
Outstanding at the beginning of the year	197,149	377,414	635,388
Granted	197,729	389,630	551,492
Exercised	(11,649)	—	—
Canceled or expired	(5,815)	(131,656)	(77,969)

Outstanding at the end of the year	377,414	635,388	1,108,911

        Exercise prices on the outstanding warrants range from $2.20 to $120.00 per share. The weighted average grant date fair value of warrants issued in 2002 was $4.80. The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following ranges of assumptions: dividend yield of 0%; expected volatility of 69% to 133%; risk-free interest rate of 4.39% to 6.50%; and expected life of the warrant term of three to seven years. During 2000, 2001 and 2002, the number of shares and exercise prices of certain warrants were adjusted to satisfy certain anti-dilution rights previously granted.

Reserve for Issuance

        As of December 31, 2001, the Company had reserved 1,408,776 shares of Common Stock for issuance upon the exercise of outstanding options and warrants.

14.   Retirement Plans

        The VCampus Corporation 401(k) plan (adopted in 1997) allows employees to elect an amount between 1% and 15% of their total compensation to contribute to the plan. All full-time employees are eligible to make participation elections at any time while employed by the Company. There is a graduated vesting schedule for employer contributions in which contributions fully vest over a period of four years. The plan allows discretionary Company contributions. In 2000, 2001 and 2002, there were no discretionary Company contributions made to the plan.

15.   Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company has recognized a full valuation allowance against the deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carryforward period available under the tax law to utilize the deferred tax assets. Significant components of the Company's net deferred tax assets were as follows:

	December 31,
	2001	2002
Net operating loss carryforwards	$21,314,000	$22,647,000
Accrued payroll	53,000	16,000
Other accruals	70,000	285,000
Other assets and liabilities, net	1,662,000	1,722,000

Total deferred tax assets	23,099,000	24,670,000
Valuation allowance	(23,099,000)	(24,670,000)

Net deferred tax assets	$—	$—

        As of December 31, 2001and 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $53,278,000 and $56,610,000, respectively, which will expire at various dates through 2022. The Company may have had changes in ownership, which may impose limitations on its ability to utilize net operating loss carryforwards under Section 382 of the Internal Revenue Code.

        The Company's effective rate reconciling items relate to non-deductible expenses, state income taxes, and changes to the valuation allowance.

16.   Net Loss Per Share

        The following table sets forth the computation of basic and diluted net loss per share:

	Years Ended December 31,
	2000	2001	2002
Numerator:
Loss before cumulative effect of change in accounting principle	$(12,423,745)	$(5,932,893)	$(4,378,911)
Less: Dividends accruing to preferred stockholders	(1,152,819)	(649,147)	(2,768,394)

Net loss before cumulative effect of change in accounting principle	(13,576,564)	(6,582,040)	(7,147,305)
Cumulative effect of change in accounting principle	(461,000)	—	—

Net loss available to common stockholders	$(14,037,564)	$(6,582,040)	$(7,147,305)

Denominator:
Denominator for basic earnings per share—weighted-average shares	795,348	1,258,610	1,493,643

Denominator for diluted earnings per share—adjusted weighted-average shares	795,348	1,258,610	1,493,643

Basic and diluted loss per share:
Net loss per share before cumulative effect of change in accounting principle	$(17.07)	$(5.23)	$(4.79)
Cumulative effect of change in accounting principle per share	(0.58)	—	—

Net loss per share available to common stockholders	$(17.65)	$(5.23)	$(4.79)

        The following equity instruments (with underlying common share numbers show in the table) were not included in the diluted net loss per share calculation because their effect would have been anti-dilutive:

	Year ended December 31,
	2000	2001	2002
Convertible notes payable:	4,813	49,235	64,285
Convertible preferred stock:
Series C	75,554	75,554	75,554
Series D	107,337	101,380	101,380
Series E	28,646	54,508	57,490
Series F	—	264,284	478,142
Series F-1	—	—	232,443
Series F-2	—	—	439,540
Series G	—	—	493,200
Stock options	245,964	325,637	299,865
Warrants	377,714	635,388	1,108,911

17.   Subsequent Events

Financing

        In February 2003, the Company issued 10,125 and 226 shares of Series G Preferred Stock at a purchase price of $39.50 per share to accredited investors and a placement agent, respectively. Under the terms of this financing, the Company also issued five-year fully vested warrants to purchase 25,313 and 564 shares of common stock at $4.35 per share to the same accredited investors and placement agent, respectively. Each share of Series G Preferred Stock is initially convertible into 10 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series G Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $48,995. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. These transactions are reflected in the pro forma balance sheet as if such transactions had occurred on December 31, 2002.

        In March 2003, the Company issued 18,370 shares of Series G Preferred Stock at a purchase price of $27.22 per share to accredited investors. Under the terms of this financing, the Company also issued five-year fully vested warrants to purchase 45,925 shares of common stock at $2.99 per share to the same accredited investors. Each share of Series G Preferred Stock is initially convertible into 10 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series G Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $103,186. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. These transactions are reflected in the pro forma balance sheet as if such transactions had occurred on December 31, 2002.

        The following table sets forth selected balance sheet data as of December 31, 2002, on a pro forma basis, after giving effect to the February 2003 and March 2003 financings. This table is disclosed to demonstrate the Company's compliance, on a pro forma basis, with the minimum $2.5 million of stockholders' equity required for continued listing on the Nasdaq Small Cap Market.

	December 31, 2002	Pro forma Adjustments	Pro forma as of December 31, 2002
			(Unaudited)
Cash	$727,466	$899,937	$1,627,403
Total assets	4,372,618	899,937	5,272,555
Total liabilities	2,724,813	25,000	2,749,813
Accumulated deficit	(84,207,028)	(323,567)	(84,530,595)
Total stockholders' equity	$1,647,805	$874,937	$2,522,742

Legal Matters

        In March 2003, the Montgomery County, Maryland Circuit Court issued an order for VCampus to pay its landlord in Rockville, Maryland $93,453 of back rent due and all future rents ($499,535) less any rents received by the landlord from any re-leasing of the premises. The order calls for the future rent amount to be paid monthly through the end of the lease term in 2005. The Company plans to contest the liability for future rents beyond December 2003 ($323,231) per the lease terms. The liability for back rents and rents through December 2003 and attorney's fees is reflected on the Company's balance sheet. The Company cannot estimate the probability of the liability to be incurred, if any, for rent beyond December 2003. Accordingly, no amounts have been accrued in the financial statements for this.

18.   Quarterly Sales and Earnings Data—Unaudited

        The following table presents the quarterly results for VCampus Corporation and its subsidiaries for the years ended December 31, 2001 and 2002:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Revenue	$1,409,187	$1,566,493	$1,660,636	$1,289,830
Loss from operations	(959,751)	(672,138)	(1,101,971)	(1,343,502)
Net loss attributable to common stockholders	(1,511,052)	(1,806,500)	(2,794,858)	(1,034,895)
Net loss per share, basic and diluted	$(1.03)	$(1.23)	$(1.83)	$(0.68)
2001
Revenue	$1,768,902	$1,916,722	$1,640,894	$1,483,234
Loss from operations	(2,016,802)	(1,422,166)	(1,191,617)	(1,306,871)
Net loss attributable to common stockholders	(2,146,180)	(1,508,617)	(1,272,999)	(1,654,244)
Net loss per share, basic and diluted	$(2.20)	$(1.26)	$(0.89)	$(1.16)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNT AND RESERVE
(in thousands)

VCampus Corporation

Classification	Balance at Beginning of Period	Additions	Deductions		Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2000	142	76	—		218
Year ended December 31, 2001	218	52	(171)	(1)	99
Year ended December 31, 2002	99	12	(80)	(1)	31

(1)
Uncollectible amounts written off. Net of recoveries.

VCAMPUS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	September 30, 2003
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$727,466	$2,535,849
Restricted cash	—
Accounts receivable, less allowance of $31,000 at December 31, 2002 and September 30, 2003	354,340	286,318
Loans receivable from related parties	116,753	92,097
Loans receivable—current	38,689	40,057
Prepaid expenses and other current assets	659,587	1,051,959

Total current assets	1,896,835	4,006,280
Property and equipment, net	328,296	456,699
Capitalized software costs and courseware development costs, net	814,730	1,176,979
Loans receivable—less current portion	65,502	41,849
Other assets	190,446	165,490
Other intangible assets, net	748,492	586,600
Goodwill, net	328,317	328,317

Total assets	$4,372,618	$6,762,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$950,262	$2,052,925
Accrued expenses	827,860	435,791
Capital lease obligation—current portion	23,529	—
Notes payable—current portion	140,159	203,790
Deferred revenues	783,003	1,474,966

Total current liabilities	2,724,813	4,167,472
Stockholders' equity:
Series C convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $7,910,172 and $0 at December 31, 2002 and September 30, 2003, respectively; 1,000,000 shares authorized; 623,339 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	6,233	—
Series D convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $8,363,924 and $0 at December 31, 2002 and September 30, 2003, respectively; 1,200,000 shares authorized; 1,013,809 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	10,138	—
Series E convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $1,816,557 and $0 at December 31, 2002 and September 30, 2003, respectively; 3,000,000 shares authorized; 574,895 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	5,749	—
Series F convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $1,050,000 and $0 at December 31, 2002 and September 30, 2003, respectively; 3,000,000 shares authorized; 3,000,000 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	30,000	—
Series F-1 convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $510,445 and $0 at December 31, 2002 and September 30, 2003, respectively; 1,458,413 shares authorized; 1,458,413 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	14,584	—
Series F-2 convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $965,230 and $0 at December 31, 2002 and September 30, 2003, respectively; 60,000 shares authorized; 27,578 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	276	—
Series G convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $1,091,652 and $0 at December 31, 2002 and September 30, 2003, respectively; 80,000 shares authorized; 49,320 and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	492	—
Common Stock, $0.01 par value per share; 36,000,000 shares authorized 1,573,904 and 4,593,531 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	15,739	49,434
Additional paid-in capital	85,771,622	91,670,501
Accumulated deficit	(84,207,028)	(89,125,193)

Total stockholders' equity	1,647,805	2,594,742

Total liabilities and stockholders' equity	$4,372,618	$6,762,214

See accompanying notes.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,
	2002	2003
Revenues:
Online tuition revenues	$4,179,421	$4,191,006
Development and other revenues	381,331	411,956
Other service revenues	75,564	88,297

Net revenues	4,636,316	4,691,259
Costs and expenses:
Cost of revenues	1,086,536	1,409,464
Sales and marketing	2,010,111	1,691,014
Product development and operations	1,703,064	1,897,228
General and administrative	1,219,252	1,332,786
Depreciation and amortization	1,095,019	713,641
Reorganization and other charges	192,000	172,729
Stock-based compensation	64,194	95,564

Total costs and expenses	7,370,176	7,312,426

Loss from operations	(2,733,860)	(2,621,167)
Other income	—	207,138
Interest expense	(192,140)	(85,105)
Loss on debt extinguishment	(503,246)	—

Net loss	$(3,429,246)	$(2,499,134)

Dividends to preferred stockholders	(2,683,164)	(2,419,032)

Net loss attributable to common stockholders	$(6,112,410)	$(4,918,166)

Net loss per share, basic	$(4.11)	$(1.72)

Net loss per share—assuming dilution	$(4.11)	$(1.72)

See accompanying notes.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2002	2003
Operating activities
Net loss	$(3,429,246)	$(2,499,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	605,517	218,310
Amortization	489,502	495,331
Bad debt expense	68,832	—
Loss on debt extinguishment	503,246	—
Debt discount amortization	193,363	63,631
Compensatory stock, stock options and stock warrants	64,194	95,564
Decrease in allowance for doubtful accounts	(43,265)	(28,019)
Changes in operating assets and liabilities:
Decrease in accounts receivable	438,621	96,041
Increase (decrease) in prepaid expenses and other current assets	(170,472)	(392,372)
Decrease in other assets	48,037	24,956
Increase (decrease) in accounts payable and accrued expenses	(233,569)	709,995
Increase in deferred revenues	185,755	691,963

Net cash used in operating activities	(1,279,485)	(523,734)
Investing activities
Purchases of property and equipment	(43,024)	(346,713)
Capitalized software and courseware development costs	(294,134)	(695,089)
Proceeds from loans receivable	28,334	26,250
Advances under loans (interest) receivable	(5,252)	(3,965)
Proceeds from loans receivable from related party	5,503	27,000
Advances under loans receivable from related parties	(5,616)	(2,344)

Net cash used in investing activities	(314,189)	(994,861)
Financing activities
Proceeds from issuance of common stock	—	735,330
Proceeds from issuance of Series F convertible Preferred Stock	225,007	—
Proceeds from issuance of Series F-2 convertible Preferred Stock	605,064	—
Proceeds from the issuance of Series G convertible Preferred Stock	988,944	874,937
Proceeds from the issuance of Series H convertible Preferred Stock	—	1,740,240
Proceeds from notes payable	100,000	—
Payments on capital lease obligations	(160,695)	(23,529)

Net cash provided by financing activities	1,758,320	3,326,978

Net increase (decrease) in cash and cash equivalents	164,646	1,808,383
Cash and cash equivalents at the beginning of the period	2,027,771	727,466

Cash and cash equivalents at the end of the period	$2,192,417	$2,535,849

See accompanying notes.

VCAMPUS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A—Basis of Presentation

        The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for any future period, including the year ending December 31, 2003. For further information, refer to the audited financial statements and footnotes thereto included in the VCampus Corporation ("VCampus") Annual Report on Form 10-K for the year ended December 31, 2002.

Note B—Significant Accounting Policies

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions in SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim consolidated financial statements. The adoption of the disclosure only requirements of SFAS No. 148 did not have a significant impact on the VCampus' consolidated financial statements.

        VCampus uses the intrinsic value method for stock option grants to individuals defined as employees under which no compensation is recognized for options granted at or above the fair market value of the underlying stock on the grant date. VCampus uses the fair value method for stock options granted for services rendered by non-employees in accordance with the SFAS No. 123 "Accounting for Stock Based Compensation".

        The following table illustrates the effect on net income and earnings per share if VCampus had applied the fair value recognition provisions of FASB Statement No. 123, to stock-based employee compensation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Pro forma net loss:
As reported	$(2,794,858)	$(718,174)	$(6,112,410)	$(4,918,166)
Add: Non cash stock compensation included in reported net loss attributable to common stockholders	10,995	28,750	64,194	95,564
Deduct: Total employee non cash stock compensation expense determined under fair value based method for all awards	(1,249,053)	(1,344,195)	(3,747,160)	(4,032,586)

Pro forma net loss	$(4,032,916)	$(2,033,619)	$(9,795,376)	$(8,855,188)
Net loss per common share:
Basic and diluted—as reported	$(1.83)	$(0.16)	$(4.11)	$(1.72)

Basic and diluted—pro forma	$(2.65)	$(0.44)	$(6.59)	$(3.09)

Note C—Equity Transactions

        In February 2003, VCampus issued 10,125 and 226 shares of Series G Preferred Stock at a purchase price of $39.50 per share to accredited investors and a placement agent, respectively. Under the terms of this financing, VCampus also issued five-year fully vested warrants to purchase 25,313 and 564 shares of common stock at $4.35 per share to the same accredited investors and placement agent, respectively. Each share of Series G Preferred Stock was initially convertible into 10 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series G Preferred Stock is convertible over the proceeds allocated to the Preferred Stock amounted to $48,995. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. The fair value of the preferred stock was estimated at the closing price of VCampus' common stock on the trading date prior to the issuance date and the fair value of the warrants was estimated at $82,267 using the Black-Scholes option pricing model.

        In March 2003, VCampus issued 18,370 shares of Series G Preferred Stock at a purchase price of $27.22 per share to accredited investors. Under the terms of this financing, VCampus also issued five-year fully vested warrants to purchase 45,925 shares of common stock at $2.99 per share to the same accredited investors. Each share of Series G Preferred Stock was initially convertible into 10 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series G Preferred Stock was convertible over the proceeds allocated to the Preferred Stock amounted to $103,186. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. The fair value of the preferred stock was estimated at the closing price of VCampus' common stock on the trading date prior to the issuance date and the fair value of the warrants was estimated at $129,967 using the Black-Scholes option pricing model. The issuance of the Series G Preferred Stock in March 2003 triggered an antidilution adjustment in the conversion price of the Series G Preferred Stock issued in February 2003 from $3.95 to $2.72. As a result, the number of common shares potentially issuable upon conversion of the Series G Preferred Stock issued in February 2003 increased from 103,527 to 150,229. VCampus recorded a deemed dividend of $184,481 in connection with this adjustment.

        In May 2003, VCampus issued 7,503 shares of Series H Preferred Stock at a purchase price of $240.00 per share to accredited investors. Under the terms of this financing, VCampus also issued five-year fully vested warrants to purchase 187,575 shares of common stock at $5.00 per share to the same accredited investors. Each share of Series H Preferred Stock was initially convertible into 100 shares of common stock at any time at the election of the holder. The excess of the value of common stock into which the Series H Preferred Stock was convertible over the proceeds allocated to the Preferred Stock amounted to $364,197. Such amount represented a beneficial conversion feature discount and was immediately recognized as a deemed dividend to preferred stockholders. The fair value of the preferred stock was estimated at the closing price of VCampus' common stock on the trading date prior to the issuance date and the fair value of the warrants was estimated at $455,807 using the Black-Scholes option pricing model. The issuance of the Series H Preferred Stock in May 2003 triggered an antidilution adjustment in the conversion price of the Series G Preferred Stock issued in November 2002 and in February and March 2003 from $2.49, $2.72 and $2.72, respectively, to $2.40. As a result, the number of common shares potentially issuable upon conversion of the Series G Preferred Stock issued in those periods increased from 363,114 to 409,020. VCampus recorded a deemed dividend of $124,676 in connection with this adjustment.

        On June 6, 2003, pursuant to approvals obtained at its annual meeting of stockholders, together with agreements signed by holders of its preferred stock, VCampus effected a conversion of all of the outstanding shares of each of its eight classes of preferred stock into a total of 3,007,453 shares of common stock. The conversions were effective on June 6, 2003 at conversion prices ranging from $2.196 to $69.82 per share. This recapitalization removed a total of approximately $24.3 million of preferred stock liquidation preference that was formerly senior to the outstanding common stock and released VCampus from the obligation to pay future dividends on the converted shares. As an incentive to induce the conversions, VCampus issued warrants to the preferred stockholders to purchase a total of 451,445 shares of common stock at $3.85 per share. The Company valued the warrants using the Black-Scholes option pricing model and recognized a deemed dividend of $1,042,838, which represents the excess of the fair value of the warrants issued over the fair value of the stock issuable pursuant to the original conversion terms of the securities. As part of the recapitalization, VCampus also issued a warrant to a preferred shareholder to purchase 166,155 shares of common stock at $2.20 per share in exchange for the cancellation of that shareholder's warrant to purchase an equivalent number of shares of Series E preferred stock at the equivalent exercise price. The Company valued the warrants using the Black-Scholes option pricing model and recognized a deemed dividend of $12,211 upon the cancellation of the warrants to purchase shares of Series E preferred stock.

        On September 30, 2003, VCampus raised $825,330 through the private placement of 318,660 units, at a purchase price of $2.59 per unit. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock with an exercise price of $2.59 per share. In connection with this financing, VCampus paid a placement agent a fee equivalent to 7% of the amount raised, paid in units. Under the terms of the financing, because VCampus did not raise an additional $2,000,000 in equity financing by November 15, 2003, on that date the unit holders became entitled to receive additional shares of common stock as if the purchase price per share of common stock equaled $2.00 when the units were purchased, and the exercise price of the warrants decreased to $2.00 per share.

        As this was a placement of common stock, the fair value of the warrants issued was accounted for as cost of capital.

Note D—Net Loss Per Share

        The following table sets forth the computation of basic and diluted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Numerator:
Net loss	$(1,037,046)	$(718,174)	$(3,429,246)	$(2,499,134)
Accrued dividends to preferred stockholders	(1,757,812)	—	(2,683,164)	(2,419,032)

Net loss available to common stockholders	$(2,794,858)	$(718,174)	$(6,112,410)	$(4,918,166)

Denominator:
Denominator for basic earnings per share—weighted-average shares	1,523,790	4,600,251	1,485,426	2,861,748

Denominator for diluted earnings per share—adjusted weighted-average shares	1,523,790	4,600,251	1,485,426	2,861,748

Basic net loss per share	$(1.83)	$(0.16)	$(4.11)	$(1.72)

Diluted net loss per share	$(1.83)	$(0.16)	$(4.11)	$(1.72)

Note E—Intangible Assets

        Other intangible assets were comprised of:

	December 31, 2002	September 30, 2003
Developed content	$523,800	$523,800
Trademarks and names	904,720	904,720
Customer base	304,820	304,820

	1,733,340	1,733,340
Less accumulated amortization	(984,848)	(1,146,740)

	$748,492	$586,600

        VCampus expects amortization expense for other intangible assets to be as follows:

2003 (remaining three months)	$48,686
2004	210,579
2005	157,536
2006	131,014
Thereafter	38,784

$586,000

Note F—Legal Proceedings

        The Virginia Department of Taxation recently completed an audit of VCampus' sales and use tax payments from August 1998 through October 2001. In July 2002, VCampus received a draft assessment which contemplated a payment of taxes, penalties and interest of $212,719 primarily associated with the alleged failure of VCampus to assess use tax on third-party royalties paid by VCampus to content providers for courses delivered online by VCampus. VCampus paid the sales and use tax, and interest on non-contested items, which totaled $18,928 of the $212,719. VCampus has formally contested the remaining items covered by the draft assessment, including the assessment of use tax on the royalties paid by VCampus to content providers for courses delivered online by VCampus as well as the methodology used by the Virginia Department of Taxation to estimate the royalties. In July 2003, the assessment was reduced by the Virginia Department of Taxation to $86,678 including interest of $17,278. In October 2003, VCampus appealed the assessment. VCampus does not have a firm estimate of the probablility of liability for this issue or the amount of aniticpated legal costs, but has reason to believe that the potential liability will be reduced to the point where it will not be considered material. Accordingly, VCampus cannot estimate at this time the amount of liability to be incurred, if any. No amounts have been accrued in the financial statements for this potential liability.

Note G—Other Income

        In June 2003, VCampus recognized $207,138 related to the write-off of royalty obligations to one of VCampus' former content providers following the expiration of the relevant statute of limitations for bringing any action to enforce payment of the obligation.

Note H—Reclassifications

        These financial statements reflect a different classification of certain revenues and corresponding expenses from prior period classifications. Reclassification entries have been made to prior periods to reduce Revenues, with corresponding entries to Sales and Marketing Expenses, to reflect the current period classifications. The effect of this was to reduce Revenues, and Sales and Marketing Expenses, by $271,590 and $198,400 for the nine-month periods ended September 30, 2003 and 2002, respectively, and by $91,755 and $75,170 for the three-month periods ended September 30, 2003 and 2002, respectively. The effects of these entries had no effect on our current or previously reported assets, liabilities, or net loss.

        In 1996, we entered into an agreement with one of our largest higher education customers, pursuant to which we provide the technological platform and support for administering and delivering this customer's online degree program to its students. This customer pays us a fee for each student registered in the program. Upon achieving certain student registration milestones under the program, pursuant to the terms of our renewal of this customer contract in 2000, we thereafter contribute a fixed dollar amount per additional registration thereunder to a marketing and development fund jointly administered by us and our customer. The development fund's primary goal is to fund marketing and development to grow online revenues for both that customer in the form of course registration fees and us in additional online tuition fees. Our treatment for this arrangement had been to recognize as revenue the entire portion of the online tuition fees received from this customer and then deduct the entire portion of our contributions to the development fund as a marketing expense. Based in part upon a financial analysis performed by management regarding the relative benefits received by us and our customer from the development fund, and based in part on management's assessment of the market price for the services we provide to our customer, assuming such services are provided with and then without the involvement of the development fund, we have determined that we should treat 50% of the fund contributions as a reduction to revenue and the remaining 50% of the fund contributions as a sales and marketing expense. It is management's belief that the apportionment to revenues is appropriate based on our analysis.

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

4,817,230 Shares

VCAMPUS CORPORATION

Common Stock

PROSPECTUS

                        , 2003

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All accounts are estimates except the SEC registration fee.

SEC Registration fee	$119
Printing and related expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	60,000
Miscellaneous expenses	5,000
Total	$125,119

Item 14. Indemnification of Directors and Officers.

        Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

        Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

        Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

        The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

        We have issued the following unregistered securities during the time periods listed below. Share amounts and per share stock purchase prices listed have been adjusted to reflect the one-for-ten reverse stock split of our common stock that occurred in July 2002. Conversion rates for the preferred stock issued prior to July 2002 are disclosed at the initial pre-split rate.

        A.    From July 1, 2000 to September 30, 2000, we issued the following unregistered securities:

  •
  273 shares of common stock in connection with the conversion of 2,727 shares of Series D Preferred Stock.

        B.    From October 1, 2000 to December 31, 2000, we issued the following unregistered securities:

  •
  22,552 shares of common stock, valued at $6.60 per share, as a dividend to the holders of our Series D Preferred Stock.

  •
  357,577 shares of Series E Preferred Stock to Hambrecht & Quist Guaranty Finance LLC, or H&QGF, an accredited investor, at a price per share ranging from $0.52 to $1.06 pursuant to the terms of our equity line with H&QGF. The resale of the shares of common stock issued and issuable upon conversion of the Series E Preferred Stock was covered by an effective registration statement on Form S-1 (333-838850) until we voluntarily terminated such registration in February 2001. The initial conversion for the Series E Preferred Stock was on a one-for-one basis into common stock. We also issued a warrant to purchase 1,500 shares of common stock to H&QGF with an exercise price of $19.40 per share.

  •
  An aggregate of 4,000 shares of common stock to four service providers for services rendered.

  •
  51,948 shares of common stock and a warrant to purchase 51,948 shares of common stock with an exercise price of $9.60 per share to one accredited institutional investor for total cash consideration of $500,000.

        C.    From January 1, 2001 to March 31, 2001, we issued the following unregistered securities:

  •
  118,378 shares of common stock at $9.78 per share and three-year, fully-vested warrants to purchase 28,750 shares of common stock at an exercise price of $10.80 per share to two of our directors.

        D.    From April 1, 2001 to June 30, 2001, we issued the following unregistered securities:

  •
  303,892 shares of common stock at $10.60 per share and five-year warrants to purchase 75,973 shares of common stock at an exercise price of $17.90 per share to approximately 35 accredited investors.

  •
  Five-year warrants to purchase 17,875 shares of common stock at an exercise price of $17.90 per share to a placement agent.

  •
  10,027 shares of common stock as a dividend to our Series D Preferred Stockholders.

  •
  5,683 shares of common stock upon conversion of 56,834 shares of Series D Preferred Stock by one investor.

  •
  872 shares of common stock at $17.20 per share to a service provider.

        E.    From July 1, 2001 to September 30, 2001, we issued the following unregistered securities:

  •
  10,000 shares of common stock at $15.20 per share to a service provider.

        F.     From October 1, 2001 to December 31, 2001, we issued the following unregistered securities:

  •
  39,434 shares of common stock, valued at $3.60 per share, as a dividend to the holders of our Series D Preferred Stock.

  •
  2,642,836 shares of Series F Preferred Stock to four accredited investors, at $0.35 per share. The Series F Preferred Stock was initially convertible on a one-for-one basis into common stock at the election of the holder. Five-year fully vested warrants to purchase 198,219 shares of common stock with an exercise price of $4.00 per share and $925,000 in principal amount of convertible promissory notes convertible into a total of 264,286 shares of common stock at $3.50 per share were issued to the same four investors.

        G.    From January 1, 2002 to March 31, 2002, we issued the following unregistered securities:

  •
  1,458,413 shares of Series F-1 Preferred Stock to one accredited investor, at $0.35 per share, in exchange for the cancellation of $500,000 of debt plus $10,444 in accrued interest. The Series F-1 Preferred Stock was initially convertible into 1/10th of a share of common stock at the election of the holder. A five-year fully vested warrant to purchase 14,584 shares of common stock with an exercise price of $4.00 per share was issued to the same investor.

        H.    From April 1, 2002 to June 30, 2002, we issued the following unregistered securities:

  •
  242,859 shares of Series F Preferred Stock for $85,000 in cash at $0.35 per share and warrants to purchase 6,071 shares of common stock at $4.00 per share. The Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at the election of the holder.

  •
  17,859 shares of Series F-2 Preferred Stock for approximately $625,000 in cash at $35.00 per share, and warrants to purchase a total of 160,365 shares of common stock at $4.00 per share. The Series F-2 Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

  •
  5,878 shares of Series F-2 Preferred Stock plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730. The Series F-2 Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

  •
  3,841 shares of Series F-2 Preferred Stock in exchange for the cancellation of $126,970 of accounts payable. The Series F-2 Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

  •
  114,305 shares of Series F Preferred Stock for $40,007 in cash at $0.35 per share and warrants to purchase 2,858 shares of common stock at $4.00 per share. The Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at the election of the holder.

        I.     From July 1, 2002 to September 30, 2002, we issued the following unregistered securities:

  •
  46,400 shares of Series G Preferred Stock for $1,018,944 in cash at $21.96 per share and five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share.

    The Series G Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

        J.     From October 1, 2002 to December 31, 2002, we issued the following unregistered securities:

  •
  42,733 shares of common stock, valued at $3.29 per share, as a dividend to the holders of our Series D Preferred Stock.

  •
  2,800 and 120 shares of Series G Preferred Stock at a purchase price of $24.90 per share (10 times the trailing five-day average closing price of its common stock) to two accredited investors and a placement agent, respectively. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 7,000 and 300 shares of common stock at $2.74 per share to the same accredited investors and placement agent, respectively. The Series G Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

        K.    From January 1, 2003 to March 31, 2003, we issued the following unregistered securities:

  •
  10,125 and 226 shares of Series G Preferred Stock at a purchase price of $39.50 per share to accredited investors and a placement agent, respectively. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 25,313 and 564 shares of common stock at $4.35 per share to the same accredited investors and placement agent, respectively. The Series G Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

  •
  18,370 shares of Series G Preferred Stock at a purchase price of $27.22 per share to accredited investors. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 45,925 shares of common stock at $2.99 per share to the same accredited investors. The Series G Preferred Stock was initially convertible on a one-for-ten basis into common stock at the election of the holder.

        L.    From April 1, 2003 to June 30, 2003, we issued the following unregistered securities:

        7,503 shares of Series H Preferred Stock at a purchase price of $240.00 per share to accredited investors. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 187,575 shares of common stock at $5.00 per share to the same accredited investors.

        A warrant to purchase 166,155 shares of common stock at $2.20 per share to the holder of our Series E preferred stock in exchange for the cancellation of a warrant to purchase an equivalent number of shares of Series E preferred stock.

        Warrants for the purchase of a total of 451,455 shares of common stock at $3.85 per share to the holders of our outstanding shares of preferred stock as consideration for the voluntary conversion, effective on June 6, 2003, of all outstanding shares of preferred stock into common stock pursuant to the conversion terms applicable to each such class of preferred stock.

        M.   From July 1, 2003 to September 30, 2003, we issued the following unregistered securities:

        318,600 and 22,306 shares of common stock at a purchase price of $2.59 per share to accredited investors, and a placement agent, respectively. Under the terms of this financing, we also issued three-year fully vested warrants to purchase 318,660 and 22,306 shares of common stock at $2.59 per share to the same accredited investors and placement agent, respectively.

        The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about us.

Item 16. Exhibits.

Exhibit No.	Description
3.1(a)	Amended and Restated Certificate of Incorporation, as currently in effect.
3.2(a)	Amended and Restated Bylaws, as currently in effect.
4.1(a)	Form of Common Stock certificate.
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP
10.30(b)	Series C Preferred Stock and Warrant Purchase Agreement.
10.32(b)	Series D Preferred Stock Purchase Agreement dated June 29, 1998.
10.34(b)	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock dated June 26, 1998.
10.35(c)	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock dated June 25, 1998.
10.42(d)	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock.
10.47(e)	Stock Purchase Agreement dated as of January 11, 2000 by and among the Registrant and Mastech Corporation (now iGate Capital Corporation).
10.48(e)	Registration Rights Agreement dated as of January 11, 2000 by and among the Registrant and Mastech Corporation (now iGate Capital Corporation).
10.49(e)	Warrant issued to Mastech Corporation (now iGate Capital Corporation), dated as of January 11, 2000.
10.50(f)	Subscription Agreement dated as of April 20, 2000, by and between the Registrant and US West Internet Ventures, Inc, now Qwest Investment Company
10.51(f)	Registration Rights Agreement dated as of April 20, 2000 by and between the Registrant and US West Internet Ventures, Inc, now Qwest Investment Company.
10.52(f)	Warrant issued to US West Internet Ventures, Inc., now Qwest Investment Company, dated as of April 20, 2000.
10.54(g)*	Application Hosting Agreement dated April 20, 2000 between the Company and US West Interprise America, Inc.
10.57(i)*	Contract with the General Services Administration dated April 18, 2001
10.58(j)	Form of Subscription Agreement dated as of May 29, 2001 by and between the registrant and the Purchasers.
10.59(j)	Form of Registration Rights Agreement dated as of May 29, 2001 by and between the registrant and the Purchasers.
10.60(j)	Warrant issued to the purchasers dated as of May 29, 2001.
10.61(j)	Warrant issued to the placement agent for the May 29, 2001 private placement.
10.62(k)	Termination of Employment Agreement with Narasimhan P. Kannan, dated December 31, 2001
10.63(l)	Certificate of Designations for the Series F-1 Preferred Stock, as filed in Delaware on March 28, 2002
10.64(l)	Certificate of Designations for the Series F-2 Preferred Stock, as filed in Delaware on May 8, 2002
10.65(l)	Form of purchase agreement for the issuance of Series F, F-1 and F-2 preferred stock

10.66(l)	Form of registration rights agreement covering the Series F, F-1 and F-2 preferred stock
10.67(l)	Form of warrant issued in connection with the Series F, F-1 and F-2 preferred stock financings
10.68(m)	Employment Agreement, dated June 3, 2002, with Christopher L. Nelson
10.69(n)	Certificate of Correction of Series C Convertible Preferred Stock filed in Delaware on July 2, 2002,
10.70(n)	Certificate of Correction of Series D Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.71(n)	Certificate of Correction of Series E Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.72(n)	Certificate of Correction of Series F Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.73(n)	Certificate of Correction of Series F-1 Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.74(n)	Certificate of Correction of Series F-2 Convertible Preferred Stock filed in Delaware on July 10, 2002.
10.75(n)	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed in Delaware on July 3, 2002.
10.76(o)	Certificate of Designations for the Series G Preferred Stock filed with the Delaware Secretary of State on September 27, 2002.
10.77(o)	Form of Securities Purchase Agreement dated September 30, 2002 between the Registrant and the purchasers of Series G Preferred Stock.
10.78(o)	Form of Registration Rights Agreement dated September 30, 2002 between the Registrant and the purchasers of Series G Preferred Stock
10.79(o)	Form of Warrant issued on September 30, 2002 to the purchasers of Series G Preferred Stock.
10.80(p)	Amended and Restated Employment Agreement, dated December 18, 2002, with Daniel J. Neal.
10.81(p)	Employment Agreement, effective January 1, 2003, with Narasimhan P. Kannan
10.82(r)	Certificate of Designations for the Series H Preferred Stock filed in Delaware on May 12, 2003.
10.83(r)	Securities Purchase Agreement dated May 13, 2003 relating to the sale of Series H Preferred Stock and warrants.
10.84(r)	Form of warrant issued to the Series H holders on May 13, 2003.
10.85(r)	Registration Rights Agreement dated May 13, 2003 relating to the Series H financing.
10.86(s)	Amendment to the Certificate of Designations for the Series D Preferred Stock filed in Delaware on June 11, 2003.
10.87(s)	Amended employment agreement between VCampus and Narasimhan P. Kannan dated June 25, 2003.
10.88(s)	Amended employment agreement between VCampus and Christopher L. Nelson dated June 25, 2003.
10.89(s)	Form of Notice of Conversion of VCampus preferred stock.

10.90(s)	Form of warrant issued in connection with the conversion of VCampus preferred stock.
21.1(k)	List of Subsidiaries
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1)
99.1(q)	Securities Purchase Agreement dated December 28, 2001 between the Registrant and the Purchasers
99.2(q)	Form of Convertible Note issued December 28, 2001
99.3(q)	Certificate of Designations for the Series F Preferred Stock filed in Delaware on December 28, 2001
99.4(q)	Form of Warrant issued to the Series F holders on December 28, 2001
99.5(q)	Form of Warrant issued to the convertible noteholders on December 28, 2001
99.6(q)	Form of Registration Rights Agreement dated December 28, 2001
99.7(j)	Audit Committee Charter

*
Confidential treatment granted.

(a)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-12135).

(b)
Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(c)
Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(d)
Incorporated by reference to the corresponding appendix filed with the Registrant's preliminary proxy materials on Schedule 14A dated July 16, 1999 for its 1999 annual meeting of stockholders.

(e)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed January 13, 2000.

(f)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed May 1, 2000.

(g)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2000.

(h)
Not used.

(i)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2001.

(j)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed June 1, 2001.

(k)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K filed April 1, 2002.

(l)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2002.

(m)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed June 28, 2002.

(n)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed August 9, 2002.

(o)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed October 3, 2002.

(p)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed January 24, 2003.

(q)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed January 8, 2002.

(r)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2003.

(s)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement No. 333-108380 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 9th day of December 2003.

VCAMPUS CORPORATION
By:	/s/ NARASIMHAN P. KANNAN Narasimhan P. Kannan Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ NARASIMHAN P. KANNAN Narasimhan P. Kannan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 9, 2003
/s/ CHRISTOPHER L. NELSON Christopher L. Nelson	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2003
/s/ EDSON D. DECASTRO * Edson D. deCastro	Director	December 9, 2003
/s/ DENNIS J. FISCHER * Dennis J. Fischer	Director	December 9, 2003
/s/ WILLIAM E. KIMBERLY * William E. Kimberly	Director	December 9, 2003
/s/ MARTIN E. MALESKA * Martin E. Maleska	Director	December 9, 2003
/s/ DANIEL J. NEAL * Daniel J. Neal	Director	December 9, 2003
/s/ JOHN D. SEARS * John D. Sears	Director	December 9, 2003

By:	/s/ CHRISTOPHER L. NELSON Christopher L. Nelson Attorney-in-Fact	December 9, 2003